EXHIBIT 10.7

RECEIVABLES PURCHASE AGREEMENT

Dated as of October 29, 2018

by and among

SPRING FUNDING, LLC,

as Seller,

THE PERSONS FROM TIME TO TIME PARTY HERETO,

as Purchasers,

PNC BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

DIFFERENTIAL BRANDS GROUP INC.,

as initial Servicer,

and

PNC CAPITAL MARKETS LLC,

as Structuring Agent

-i-

(continued)

-ii-

(continued)

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(continued)

Page

EXHIBITS

EXHIBIT A	–	Form of Investment Request
EXHIBIT B	–	Form of Reduction Notice
EXHIBIT C	–	Form of Assignment and Acceptance Agreement
EXHIBIT D	–	Form of Assumption Agreement
EXHIBIT E	–	Credit and Collection Policy
EXHIBIT F	–	Form of Information Package
EXHIBIT G	–	Form of Compliance Certificate
EXHIBIT H	–	Closing Memorandum
EXHIBIT I-1	–	Form of Daily Report
EXHIBIT I-2	–	Form of Weekly Report

SCHEDULES

SCHEDULE I	–	Commitments
SCHEDULE II	–	Lock-Boxes, Collection Accounts and Collection Account Banks
SCHEDULE III	–	Notice Addresses

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This RECEIVABLES PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of October 29, 2018 by and among the following parties:

(i)          SPRING FUNDING, LLC, a Delaware limited liability company, as Seller (together with its successors and assigns, the “Seller”);

(ii)         the Persons from time to time party hereto as Purchasers;

(iii)        PNC BANK, NATIONAL ASSOCIATION (“PNC”), as Administrative Agent;

(iv)        DIFFERENTIAL BRANDS GROUP INC., a Delaware corporation, in its individual capacity (“DFBG”) and as initial Servicer (in such capacity, together with its successors and assigns in such capacity, the “Servicer”); and

(v)         PNC CAPITAL MARKETS LLC, a Pennsylvania limited liability company, as Structuring Agent.

PRELIMINARY STATEMENTS

The Seller has acquired, and will acquire from time to time, Receivables from the Originator(s) pursuant to the Purchase and Sale Agreement. The Seller desires to sell the Receivables to the Purchasers and, in connection therewith, has requested that the Purchasers make Investments from time to time, on the terms, and subject to the conditions, set forth herein.

In consideration of the mutual agreements, provisions and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Control Agreement” means each agreement, in form and substance satisfactory to the Administrative Agent, among the Seller, the Servicer (if applicable), the Administrative Agent and a Collection Account Bank, governing the terms of the related Collection Accounts, that (i) provides the Administrative Agent with control within the meaning of the UCC over the deposit accounts subject to such agreement and (ii) by its terms, may not be terminated or canceled by the related Collection Account Bank without the written consent of the Administrative Agent or upon no less than sixty (60) days prior written notice to the Administrative Agent.

“Adjusted LIBOR” means with respect to any Tranche Period, the interest rate per annum determined by the Administrative Agent by dividing (the resulting quotient rounded upwards, if necessary, to the nearest 1/100th of 1% per annum) (i) the rate of interest determined by the Administrative Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) to be the rate per annum for deposits in Dollars as reported by Bloomberg Finance L.P. and shown on US0001M Screen as the composite offered rate for London interbank deposits for such Tranche Period (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at or about 11:00 a.m. (London time) on the Business Day which is two (2) Business Days prior to the first day of such Tranche Period for an amount comparable to the Portion of Capital to be funded at Adjusted LIBOR during such Tranche Period, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage; provided, however, that with respect to the initial Tranche Period for the Capital of an Investment made on a date that is not a Monthly Settlement Date, Adjusted LIBOR shall be the interest rate per annum equal to LMIR for each day during such initial Tranche Period from the date that such Investment is made pursuant to Section 2.01 until the next occurring Monthly Settlement Date. The calculation of Adjusted LIBOR may also be expressed by the following formula:

Composite of London interbank offered rates shown on
Bloomberg Finance L.P. Screen US0001M
or appropriate successor
Adjusted LIBOR =

1.00 - Euro-Rate Reserve Percentage

Adjusted LIBOR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. The Administrative Agent shall give prompt notice to the Seller of Adjusted LIBOR as determined or adjusted in accordance herewith (which determination shall be conclusive absent manifest error). Notwithstanding the foregoing, if Adjusted LIBOR as determined herein would be less than zero (0.00), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Adjusted Net Receivables Pool Balance” means an amount equal to (a) the Net Receivables Pool Balance minus (b) the greater of (i) the Contractual Dilution Accrual Reduction Amount and (ii) zero.

“Administrative Agent” means PNC, in its capacity as contractual representative for the Purchaser Parties, and any successor thereto in such capacity appointed pursuant to Article X or Section 13.03(g).

“Adverse Claim” means any ownership interest or claim, mortgage, deed of trust, pledge, lien, security interest, hypothecation, charge or other encumbrance or security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including, but not limited to, any conditional sale or title retention arrangement, and any assignment, deposit arrangement or lease intended as, or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not a lien or other encumbrance is created or exists at the time of the filing); it being understood that any of the foregoing in favor of, or assigned to, the Administrative Agent (for the benefit of the Secured Parties) shall not constitute an Adverse Claim.

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“Advisors” has the meaning set forth in Section 13.06(c).

“Affected Person” means each Purchaser Party and each of their respective Affiliates.

“Affiliate” means, as to any Person: (a) any other Person that, directly or indirectly, is in control of, is controlled by or is under common control with such Person or (b) who is a director or officer: (i) of such Person or (ii) of any Person described in clause (a). For purposes of this definition, control of a Person shall mean the power, direct or indirect: (x) to vote 25% or more of the securities having ordinary voting power for the election of directors or managers of such Person or (y) to direct or cause the direction of the management and policies of such Person, in either case whether by ownership of securities, contract, proxy or otherwise.

“Aggregate Capital” means, at any time of determination, the aggregate outstanding Capital of all Purchasers at such time.

“Aggregate Yield” means, at any time of determination, the aggregate accrued and unpaid Yield on the aggregate outstanding Capital of all Purchasers at such time.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alternative Currency” means CAD.

“American Marketing” means American Marketing Enterprises, Inc., a New York corporation.

“Anti-Terrorism Laws” means any Applicable Law relating to terrorism financing, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Applicable Laws, all as amended, supplemented or replaced from time to time.

“Applicable Law” means, with respect to any Person, (x) all provisions of law, statute, treaty, constitution, ordinance, rule, regulation, ordinance, requirement, restriction, permit, executive order, certificate, decision, directive or order of any Governmental Authority applicable to such Person or any of its property and (y) all judgments, injunctions, orders, writs, decrees and awards of all courts and arbitrators in proceedings or actions in which such Person is a party or by which any of its property is bound. For the avoidance of doubt, FATCA shall constitute an “Applicable Law” for all purposes of this Agreement.

“Assignment and Acceptance Agreement” means an assignment and acceptance agreement entered into by a Purchaser, an Eligible Assignee and the Administrative Agent, and, if required, the Seller, pursuant to which such Eligible Assignee may become a party to this Agreement, in substantially the form of Exhibit C hereto.

“Assumption Agreement” means an assumption agreement in substantially the form set forth on Exhibit D.

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“Attorney Costs” means and includes all fees, costs, expenses and disbursements of any law firm or other external counsel and all disbursements of internal counsel.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978 (11 U.S.C. § 101, et seq.), as amended from time to time.

“Base Rate” means, for any day and any Purchaser, a fluctuating interest rate per annum as shall be in effect from time to time, which rate shall be at all times equal to the higher of:

(a)         the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent or its Affiliate as its “reference rate” or “prime rate”, as applicable. Such “reference rate” or “prime rate” is set by the Administrative Agent or its Affiliate based upon various factors, including such Person’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate, and is not necessarily the lowest rate charged to any customer; and

(b)         0.50% per annum above the latest Federal Funds Rate.

“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.

“Blocked Account Retitling Date” has the meaning assigned thereto in the Whitehall Funding Intercreditor Agreement.

“Breakage Fee” means (i) for any Yield Period for which Yield is computed by reference to Adjusted LIBOR and a reduction of Capital is made for any reason on any day other than the last day of the related Tranche Period or (ii) to the extent that the Seller shall for any reason, fail to borrow on the date specified by the Seller in connection with any request for funding pursuant to Article II of this Agreement, the amount, if any, by which (A) the additional Yield (calculated without taking into account any Breakage Fee or any shortened duration of such Yield Period pursuant to the definition thereof) which would have accrued during such Yield Period on the reductions of Capital relating to such Yield Period had such reductions not been made (or, in the case of clause (ii) above, the amounts so failed to be borrowed or accepted in connection with any such request for funding by the Seller), exceeds (B) the income, if any, received by the applicable Purchaser from the investment of the proceeds of such reductions of Capital (or such amounts failed to be borrowed by the Seller). A certificate as to the amount of any Breakage Fee (including the computation of such amount) shall be submitted by the affected Purchaser to the Seller and shall be conclusive and binding for all purposes, absent manifest error.

“Business Day” means any day (other than a Saturday or Sunday) on which: (a) banks are not authorized or required to close in Pittsburgh, Pennsylvania, Charlotte, North Carolina, Los Angeles, California, or New York City, New York and (b) if this definition of “Business Day” is utilized in connection with Adjusted LIBOR or LMIR, dealings are carried out in the London interbank market.

“CAD” or “Canadian Dollar” means the lawful currency of Canada.

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“CAD VaR Percentage” means 8.00%, or such other percentage designated as such by the Administrative Agent from time to time upon thirty (30) days’ written notice to the Seller.

“Capital” means, with respect to any Purchaser, the aggregate amounts paid to, or on behalf of, the Seller in connection with all Investments made by such Purchaser pursuant to Article II, as reduced from time to time by Collections distributed and applied on account of reducing, returning or repaying such Capital pursuant to Section 2.02(d) or Section 3.01; provided, that if such Capital shall have been reduced by any distribution and thereafter all or a portion of such distribution is rescinded or must otherwise be returned for any reason, such Capital shall be increased by the amount of such rescinded or returned distribution as though it had not been made.

“Capital Coverage Amount” means, at any time of determination, the amount equal to (a) the sum of (i) the Adjusted Net Receivables Pool Balance, (ii) the U.S. Dollar Equivalent of the amount on deposit in the Cash Collateral Account at such time and (iii) an amount equal to the least of least of the following (such amount, the “Maximum LC Amount”): (x) the Total Reserves at such time, (y) an amount equal to 15.0% of the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Pool Receivables at such time and (z) the aggregate face amount of all outstanding Eligible Supporting Letters of Credit at such time, minus (b) the Total Reserves at such time. For illustration purposes only, the above is expressed as set forth below:

ANRPB + CC + MLC – TR

Where:

ANRPB	=	the Adjusted Net Receivables Pool Balance at such time;

CC	=	the U.S. Dollar Equivalent of the amount on deposit in the Cash Collateral Account at such time;

MLC	=	the Maximum LC Amount at such time; and

TR	=	the Total Reserves at such time.

“Capital Coverage Deficit” means, at any time of determination, the amount, if any, by which (a) the Aggregate Capital at such time exceeds (b) the Capital Coverage Amount at such time.

“Capital Stock” means, with respect to any Person, any and all common shares, preferred shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, limited liability company interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Cash Collateral Account” means the account at any time designated as the Cash Collateral Account established and maintained by the Administrative Agent (for the benefit of the Secured Parties), or such other account as may be so designated as such by the Administrative Agent.

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“Change in Control” means the occurrence of any of the following:

(a)         DFBG ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock and all other equity interests of any Originator;

(b)         American Marketing ceases to own, directly, 100% of the issued and outstanding Capital Stock and all other equity interests of the Seller free and clear of all Adverse Claims other than any Adverse Claim in favor of the First Lien Collateral Agent or Second Lien Collateral Agent so long as the No Proceeding Letter is then in full force and effect and each of the First Lien Collateral Agent and the Second Lien Collateral Agent is a party thereto;

(c)         a “change in control” (or similar event, however defined) under any Credit Agreement;

(d)         any Adverse Claim should exist with respect to any Intercompany Loan Agreement or any Intercompany Loan other than any Adverse Claim in favor of the First Lien Collateral Agent or Second Lien Collateral Agent so long as the No Proceeding Letter is then in full force and effect and each of the First Lien Collateral Agent and the Second Lien Collateral Agent is a party thereto; or

(e)         with respect to DFBG, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act (but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan)) other than the Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% (on a fully diluted basis) of the issued and outstanding Voting Stock of DBFG’s aggregate ordinary voting power of DBFG. It is understood that, for purposes of this definition, (x) no person shall be deemed to have beneficial ownership of Equity Interests solely by virtue of a stock purchase agreement, merger agreement, or similar agreement (or voting agreement entered into in connection with a stock purchase agreement, merger agreement or similar agreement) until the consummation of the transfer of the applicable Equity Interests to such person and (y) the issuance of Equity Interests to GSO and Ares and their Affiliates in connection with the consummation of the Transactions on or about the Closing Date shall not be a Change of Control. “Voting Stock”, “Equity Interests”, “GSO”, “Ares” and “Transactions” and any components thereof shall have the meaning assigned thereto in the First Lien Credit Agreement as in effect on the Closing Date and without giving effect to any amendment or modification thereto or any termination thereof.

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“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to the agreements reached by the Basel Committee on Banking Supervision in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems” (as amended, supplemented or otherwise modified or replaced from time to time), shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“CIT” means The CIT Group.

“CIT Account” means each of the deposit accounts maintained at Citibank, N.A. (ABA # 021000089) in the name of CIT with one of the following account numbers: 30830996 or 2017317028.

“CIT Account Conditions” means, as of any date of determination, the satisfaction of each of the following: (a) no Event of Termination has occurred and is continuing, (b) all Collections on Pool Receivables received in any CIT Account are then being swept directly to a Collection Account no later than one (1) Business Day following receipt and identification thereof, (c) each CIT Account is located in the United States of America, (d) no CIT Account is subject to any account control agreement or similar agreement granting (or purporting to grant) any Person “control” (as defined in Section 9-104 of the UCC) over such CIT Account, (e) the related deposit account bank with respect to any CIT Account is not then exercising any setoff rights against any amounts on deposit in such CIT Account, (f) CIT is not then subject to any Insolvency Proceeding, (g) no CIT Account is subject to any Adverse Claim (other than the ownership of such CIT Account by CIT) and (h) CIT is party to an Intercreditor Agreement.

“CIT Account Receivable” means each Receivable for which the Obligor thereof has been instructed to remit payment with respect thereto to a CIT Account, which include (i) each Receivable subject to the Deferred Purchase Export Factoring Agreement, dated as of the Closing Date, among the Legacy Whitehall Originators and CIT and (ii) each Receivable subject to the Second Amended and Restated Deferred Purchase Factoring Agreement, dated as of the Closing Date, among the Legacy Differential Originators and CIT.

“CIT Intercreditor Agreement” means each of (a) that certain Assignment and Intercreditor Agreement, dated as of the Closing Date, among the Legacy Differential Originators, the Seller, the Administrative Agent and CIT, (b) that certain Assignment and Intercreditor Agreement, dated as of the Closing Date, among the Legacy Whitehall Originators, the Seller, the Administrative Agent and CIT and (c) that certain Intercreditor Agreement, dated as of the Closing Date, among the Legacy Whitehall Originators, the Seller, the Administrative Agent and CIT.

“CIT Receivable Holdback Reserve” means the aggregate amount of reserves then claimed or held by CIT with respect to any CIT Account Receivable pursuant to any Credit Purchase Agreement.

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“Closing Date” means October 29, 2018.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collection Account” means each account listed on Schedule II to this Agreement (as such schedule may be modified from time to time in connection with the closing or opening of any Collection Account in accordance with the terms hereof) (in each case, in the name of the Seller) and maintained at a bank or other financial institution acting as a Collection Account Bank pursuant to an Account Control Agreement for the purpose of receiving Collections. For the avoidance of doubt, on and after the date on which the GBG Account is (i) maintained in the name of the Seller at the related Collection Account Bank and (ii) subject to an Account Control Agreement, the GBG Account shall be deemed to be a Collection Account for all purposes hereunder.

“Collection Account Bank” means any of the banks or other financial institutions holding one or more Collection Accounts.

“Collections” means, with respect to any Pool Receivable: (a) all funds that are received by any Originator, the Seller, the Servicer or any other Person on their behalf in payment of any amounts owed in respect of such Pool Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Pool Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related Obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon), (b) all Deemed Collections, (c) all proceeds of all Related Security with respect to such Pool Receivable, (d) all amounts paid by or on behalf of a Credit Purchaser under any Credit Purchase Agreement or in respect of any sale thereunder, (e) all drawings made under each Eligible Supporting Letter of Credit or any other letter of credit that names the Administrative Agent as the beneficiary thereof and (f) all other proceeds of such Pool Receivable.

“Commitment” means, with respect to any Purchaser and any date of determination during any Period, the maximum aggregate amount of Capital which such Person is obligated to pay hereunder on account of all Investments, on a combined basis, as set forth on Schedule I or in the Assumption Agreement or other agreement pursuant to which it became a Purchaser, as such amount may be modified in connection with any subsequent assignment pursuant to Section 13.03 or in connection with a reduction in the Facility Limit pursuant to Section 2.02(e). If the context so requires, “Commitment” also refers to a Purchaser’s obligation to fund Investments hereunder in accordance with this Agreement.

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“Concentration Percentage” means (a) except as provided in clause (b) below, (i) for any Group AA Obligor, 40.00%, (ii) for any Group A Obligor, 25.00%, (iii) for any Group B Obligor, 15.00%, (iv) for any Group C Obligor, 10.00% and (v) for any Group D Obligor, 5.00% and (b) for each of the Obligors listed in the chart below (each, a “Special Obligor”), the percentage specified in the chart below for such Special Obligor (the applicable “Special Concentration Limit”); provided, however, that the Administrative Agent (with the prior written consent of each Purchaser) may approve higher “Concentration Percentages” for selected Obligors; provided, further, that (i) the Administrative Agent may, upon not less than fifteen (15) Business Days’ notice to the Seller, cancel or reduce the Special Concentration Limit with respect to any or all Special Obligors, in which case the Concentration Percentage for such Special Obligor(s) shall be determined pursuant to clause (a) above and (ii) Burlington Coat Factory Warehouse Corporation or any Subsidiary thereof (“Burlington”) shall automatically cease to be a Special Obligor as of any date of determination if 25.00% or more of the aggregate Outstanding Balance of all Pool Receivables, the Obligor of which is Burlington, constitute Delinquent Receivables as of such date, in which case the Concentration Percentage for Burlington shall be determined pursuant to clause (a) above. In the event that any other Obligor is or becomes an Affiliate of a Special Obligor, the Special Concentration Limit shall apply to both such Obligor and such Special Obligor and shall be calculated as if such Obligor and such Special Obligor were a single Obligor.

Special Obligor	Special Concentration Limit
Burlington	8.00%

“Concentration Reserve Percentage” means, at any time of determination, the largest of: (a) the sum of the five (5) largest Obligor Percentages of the Group D Obligors, (b) the sum of the three (3) largest Obligor Percentages of the Group C Obligors, (c) the sum of the two (2) largest Obligor Percentages of the Group B Obligors and (d) the largest Obligor Percentage of the Group A Obligors; provided that for purposes of determining the “Concentration Reserve Percentage” any Obligor that is a Special Obligor that satisfies the definition of “Group AA Obligor”, “Group A Obligor”, “Group B Obligor”, “Group C Obligor” or “Group D Obligor” shall be deemed to be a Group AA Obligor, Group A Obligor, Group B Obligor, Group C Obligor or Group D Obligor, as applicable.

“Consolidated Leverage Ratio” and any components thereof shall have the meaning assigned thereto in the First Lien Credit Agreement as in effect on the Closing Date and without giving effect to any amendment or modification thereto or any termination thereof.

“Contract” means, with respect to any Receivable, any and all contracts, instruments, agreements, leases, invoices, notes or other writings pursuant to which such Receivable arises or that evidence such Receivable or under which an Obligor becomes or is obligated to make payment in respect of such Receivable.

“Contractual Dilution Accrual” means, at any time of determination, the U.S. Dollar Equivalent of the aggregate amount of dilution or similar adjustments arising out of volume rebates, terms discounts, indirect rebates, direct rebates (net of any direct rebate recovery), key promotional programs or similar arrangements which are customary for the Originators and specified in the related Contract or applicable marketing program related to the applicable Receivable and Obligor thereof that are expected by the Servicer to be made or otherwise incurred with respect to the then outstanding Pool Receivables as such expected dilution and similar adjustments are reflected on the books and records of the Originators and their Affiliates and reserved for by the Originator and their Affiliates, as determined in consultation with the external accountants of the Originators and in accordance with the customary procedures established by the Originators and such accountants.

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“Contractual Dilution Accrual Reduction Amount” means, at any time of determination (a) if no Level I Excess Leverage Period nor Level II Excess Leverage Period is then continuing, 25.0% times the Contractual Dilution Accrual at such time, (b) if a Level I Excess Leverage Period is then continuing, 50.0% times the Contractual Dilution Accrual at such time and (c) if a Level II Excess Leverage Period is then continuing, 100.0% times the Contractual Dilution Accrual at such time. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, any or all of the percentages set forth above may be adjusted by the Administrative Agent upon not less than five (5) Business Days’ notice to the Seller to reflect such percentages as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the actual amount of dilution that occur with respect to Pool Receivables.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Parent or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Covered Entity” means (a) each DFBG Party and each of Parent’s Subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Credit Agreement” means each of the First Lien Credit Agreement and the Second Lien Credit Agreement.

“Credit and Collection Policy” means, as the context may require, those receivables credit and collection policies and practices of the Originators in effect on the Closing Date and described in Exhibit E, as modified in compliance with this Agreement.

“Credit Purchase Agreement” means a receivables purchase agreement or deferred purchase factoring agreement or similar agreement between the Originators and a Credit Purchaser, which agreement commits such Credit Purchaser to purchase from Seller or any Originator Receivables owing from one or more Obligors upon delivery of notice with respect thereto by Seller or any Originator to such Credit Purchaser.

“Credit Purchased Obligor” means each Obligor for which all or a portion of its Receivables are subject to a Credit Purchase Agreement.

“Credit Purchased Receivable” means each Receivable for which the Obligor thereof is a Credit Purchased Obligor.

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“Credit Purchaser” means each financial institution that enters into a Credit Purchase Agreement in the capacity as a purchaser thereunder.

“Currency Reserve Amount” means, at any time of determination, the product of (a) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Pool Receivables denominated in CAD at such time, times (b) the CAD VaR Percentage at such time.

“Daily Report” means a report substantially in the form of Exhibit I-1.

“Days’ Sales Outstanding” means, for any Fiscal Month, an amount computed as of the last day of such Fiscal Month equal to: (a) the U.S. Dollar Equivalent of the average of the Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) as of the last day of each of the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (b) (i) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) originated by the Originators during the three most recent Fiscal Months ended on the last day of such Fiscal Month, divided by (ii) 90.

“DFBG” has the meaning set forth in the preamble to this Agreement.

“DFBG Party” means the Seller, the Servicer, each Originator, GBG and the Performance Guarantor.

“Debt” means, as to any Person at any time of determination, any and all indebtedness, obligations or liabilities (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (i) borrowed money, (ii) amounts raised under or liabilities in respect of any bonds, debentures, notes, note purchase, acceptance or credit facility, or other similar instruments or facilities, (iii) reimbursement obligations (contingent or otherwise) under any letter of credit, (iv) any other transaction (including production payments (excluding royalties), installment purchase agreements, forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements (but not including accounts payable incurred in the ordinary course of such Person’s business payable on terms customary in the trade), (v) all net obligations of such Person in respect of interest rate or currency hedges or (vi) any Guaranty of any such Debt.

“Deemed Collections” has the meaning set forth in Section 3.01(d).

“Default Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Pool Receivables that became Defaulted Receivables during such Fiscal Month, by (b) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) originated by the Originators during the month that is six (6) Fiscal Months before such Fiscal Month.

“Defaulted Receivable” means a Receivable, without duplication:

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(a)         as to which any payment, or part thereof, remains unpaid for more than 150 days from the Due Date for such Receivable;

(b)         as to which an Insolvency Proceeding shall have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

(c)         that has been written off the applicable Originator’s or the Seller’s books as uncollectible; or

(d)         that, consistent with the Credit and Collection Policy, should be written off the applicable Originator’s or the Seller’s books as uncollectible;

provided, however, that in each case above such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Defaulting Purchaser” means any Purchaser that (a) has failed, within two (2) Business Days of the date required to be funded or paid, to (i) make any portion of its Investments or (ii) pay over to any Purchaser Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Purchaser notifies the Administrative Agent in writing that such failure is the result of such Purchaser’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Seller or any Purchaser Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Purchaser’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to making an Investment under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by a Purchaser Party, acting in good faith, to provide a certification in writing from an authorized officer of such Purchaser that it will comply with its obligations (and is financially able to meet such obligations) to make prospective Investments under this Agreement, provided that such Purchaser shall cease to be a Defaulting Purchaser pursuant to this clause (c) upon such Purchaser Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of an Insolvency Proceeding.

“Deferred Purchase Price” means (i) at any time prior to the Final Payout Date, any amounts payable to the Seller from Collections available therefor pursuant to Section 3.01(a)(v) and (ii) at any time on and after such Final Payout Date, any amounts payable to the Seller in accordance with Section 2.01(e)(ii).

“Delinquency Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing: (a) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Pool Receivables that were Delinquent Receivables on such day, by (b) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Pool Receivables on such day.

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“Delinquent Receivable” means a Receivable as to which any payment, or part thereof, remains unpaid for more than 90 days from the Due Date for such Receivable; provided, however, that such amount shall be calculated without giving effect to any netting of credits that have not been matched to a particular Receivable for the purposes of aged trial balance reporting.

“Dilution Horizon Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of such Fiscal Month by dividing: (a) the sum of (i) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during such Fiscal Month, plus (ii) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the preceding two (2) Fiscal Months, by (b) the Net Receivables Pool Balance as of the last day of such Fiscal Month. Within thirty (30) days of the completion and the receipt by the Administrative Agent of the results of any annual audit or field exam of the Receivables and the servicing and origination practices of the Servicer and the Originators, the numerator of the Dilution Horizon Ratio may be adjusted by the Administrative Agent upon not less than thirty (30) days’ notice to the Seller to reflect such number of Fiscal Months as the Administrative Agent reasonably believes best reflects the business practices of the Servicer and the Originators and the actual amount of dilution and Deemed Collections that occur with respect to Pool Receivables based on the weighted average dilution lag calculation completed as part of such audit or field exam.

“Dilution Ratio” means, for any Fiscal Month, the ratio (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward), computed as of the last day of each Fiscal Month by dividing: (a) the U.S. Dollar Equivalent of the aggregate amount of Deemed Collections during such Fiscal Month (other than any Deemed Collections with respect to any Receivables that were either (x) both (i) generated by an Originator during such Fiscal Month and (ii) written off the applicable Originator’s or the Seller’s books as uncollectible during such Fiscal Month or (y) included in the Contractual Dilution Accrual Reduction Amount) during such Fiscal Month, by (b) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the Fiscal Month that is one month prior to such Fiscal Month.

“Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the Dilution Horizon Ratio, multiplied by (b) the sum of (i) the Stress Factor times the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months and (ii) the Dilution Volatility Component.

“Dilution Volatility Component” means, for any Fiscal Month, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of:

(a)         the positive difference, if any, between: (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent Fiscal Months and (ii) the arithmetic average of the Dilution Ratios for such twelve (12) consecutive Fiscal Months; multiplied by

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(b)         the quotient of (i) the highest Dilution Ratio for any Fiscal Month during the twelve (12) most recent consecutive Fiscal Months divided by (ii) the arithmetic average of the Dilution Ratios for such twelve (12) consecutive Fiscal Months.

“Dollars” and “$” each mean the lawful currency of the United States of America.

“Due Date” means, with respect to any Receivable and as of any date of determination, (i) if such Receivable is a Short-Pay Receivable, the initial date that any payment was made on such Receivable and (ii) if such Receivable is other than a Short-Pay Receivable, the original due date for such Receivable.

“Eligible Assignee” means (i) any Purchaser or any of its Affiliates, (ii) any Person managed by a Purchaser or any of its Affiliates and (iii) any other financial or other institution.

“Eligible Credit Purchase Agreement” means a Credit Purchase Agreement with an Eligible Credit Purchaser, which agreement as of any date of determination (a) is a Credit Purchase Agreement that the Administrative Agent and the Purchasers (in their sole discretion) have agreed in writing constitutes an “Eligible Credit Purchase Agreement,” (b) has not been amended, modified or waived in any respect without the prior written consent of the Administrative Agent and Majority Purchasers, (c) is governed by the law of the United States of America or of any State thereof and (d) with respect to which no event of default or similar event has occurred and is continuing. For the avoidance of doubt, if the Credit Purchaser of such a Credit Purchase Agreement ceases to be an Eligible Credit Purchaser, such agreement shall cease to constitute an Eligible Credit Purchase Agreement.

“Eligible Credit Purchaser” means a financial institution in the business of committing to purchase trade receivables upon the insolvency or financial inability to pay of the related obligor, which financial institution is (a) either (i) CIT or (ii) such other financial institution that is consented to in writing by the Administrative Agent and the Majority Purchasers and (b) party to an Intercreditor Agreement.

“Eligible Foreign Obligor” means an Obligor with respect to any Receivable that is organized in or that has a head office (domicile), registered office, and chief executive office located in a country other than the United States or a Sanctioned Country.

“Eligible Receivable” means, at any time of determination, a Pool Receivable:

(a)         the Obligor of which is: (i) either a U.S. Obligor or an Eligible Foreign Obligor; (ii) not a Sanctioned Person; (iii) not an Affiliate of any DFBG Party; (iv) not the Obligor with respect to Delinquent Receivables with an aggregate Outstanding Balance exceeding 50% of the aggregate Outstanding Balance of all such Obligor’s Pool Receivables; (v) not a natural person; (vi) not CIT and (vii) not a material supplier to any Originator or an Affiliate of a material supplier;

(b)         for which an Insolvency Proceeding shall not have occurred with respect to the Obligor thereof or any other Person obligated thereon or owning any Related Security with respect thereto;

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(c)         (i) that is denominated and payable only in Dollars or an Alternative Currency and (ii) the Obligor with respect to which has been instructed to remit Collections in respect thereof directly to (A) a Lock-Box or Collection Account located in the United States of America, (B) (x) so long as each of the CIT Account Conditions are then satisfied, a CIT Account, (y) so long as each of the Wells Exception Account Conditions are then satisfied, a Wells Exception Account or (z) so long as each of the HSBC Exception Account Conditions are then satisfied, a HSBC Exception Account or (C) if such date of determination is prior to the Blocked Account Retitling Date, the GBG Account;

(d)         that does not have a due date which is more than 120 days after the original invoice date of such Receivable;

(e)         that (i) arises under a Contract for the sale of goods or services in the ordinary course of the applicable Originator’s business and (ii) does not constitute a loan or other similar financial accommodation being provided by the applicable Originator;

(f)         that arises under a duly authorized Contract that (i) is in full force and effect, (ii) is governed by the law of the United States of America or of any State thereof, (iii) is a legal, valid and binding obligation of the related Obligor, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law and (iv) the payments thereunder are free and clear of any withholding Taxes;

(g)         that has been transferred by an Originator to the Seller pursuant to the Purchase and Sale Agreement with respect to which transfer all conditions precedent under the Purchase and Sale Agreement have been met;

(h)         that, together with the Contract related thereto, conforms in all material respects with all Applicable Laws (including any applicable laws relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy);

(i)         with respect to which all consents, licenses, approvals or authorizations of, or registrations or declarations with or notices to, any Governmental Authority or other Person required to be obtained, effected or given by an Originator in connection with the creation of such Receivable, the execution, delivery and performance by such Originator of the related Contract or the assignment thereof under the Purchase and Sale Agreement have been duly obtained, effected or given and are in full force and effect;

(j)         that is not subject to any existing dispute, right of rescission, set-off, counterclaim, any other defense against the applicable Originator (or any assignee of such Originator) or Adverse Claim; provided, however, that if such dispute, offset, counterclaim or defense affects only a portion of the Outstanding Balance of such Receivable, then such Receivable may be deemed an Eligible Receivable to the extent of the portion of such Outstanding Balance which is not so affected;

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(k)         the Obligor of which holds no right as against the applicable Originator to cause such Originator to repurchase the goods or merchandise, the sale of which shall have given rise to such Receivable;

(l)         that satisfies all applicable requirements of the Credit and Collection Policy;

(m)        that, together with the Contract related thereto, has not been modified, waived or restructured since its creation, except as permitted pursuant to Section 8.02 of this Agreement;

(n)         in which, (i) immediately prior to the assignment of such Receivable pursuant hereto, the Seller owns good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority), and the payments thereon are free and clear of any, or increased to account for any applicable, withholding Taxes and (ii) upon the assignment of such Receivable pursuant hereto, the Purchasers own good and marketable title, free and clear of any Adverse Claims, and that is freely assignable (including without any consent of the related Obligor or any Governmental Authority), and the payments thereon are free and clear of any, or increased to account for any applicable, withholding Taxes;

(o)         for which the Administrative Agent (on behalf of the Secured Parties) shall have a valid and enforceable first priority perfected ownership or security interest therein and in the Related Security and Collections with respect thereto, in each case free and clear of any Adverse Claim;

(p)         that (i) constitutes an “account” or “general intangible” (as defined in the UCC), (ii) is not evidenced by instruments or chattel paper and (iii) does not constitute, or arise from the sale of, as-extracted collateral (as defined in the UCC);

(q)         that is none of a Defaulted Receivable, a Delinquent Receivable or a Whitehall Funding Receivable;

(r)          for which no Originator, the Seller, Parent, the Performance Guarantor or the Servicer has established any offset or netting arrangements (including customer deposits and advance payments (including payments relating to unearned revenues)) with the related Obligor in connection with the ordinary course of payment of such Receivable;

(s)          that represents amounts earned and payable by the Obligor that are not subject to the performance of additional services by the Originator thereof or by the Seller and the related goods or merchandise shall have been delivered and/or services performed; provided, that if such Receivable is subject to the performance of additional services, only the portion of such Receivable attributable to such additional services shall be ineligible;

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(t)          which (i) does not arise from a sale of accounts made as part of a sale of a business or constitute an assignment for the purpose of collection only, (ii) is not a transfer of a single account made in whole or partial satisfaction of a preexisting indebtedness or an assignment of a right to payment under a contract to an assignee that is also obligated to perform under the contract and (iii) is not a transfer of an interest in or an assignment of a claim under a policy of insurance;

(u)         which does not relate to the sale of any consigned goods or finished goods which have incorporated any consigned goods into such finished goods;

(v)         which the invoice or bill with respect thereto does not include any monetary obligation that does not constitute a Receivable; provided, that if such date of determination is prior to the Blocked Account Retitling Date, the invoice or bill with respect thereto may include Whitehall Funding Receivables;

(w)        for which the related Originator has recognized the related revenue on its financial books and records in accordance with GAAP;

(x)         that arises in connection with the sale of apparel products and accessories and related goods;

(y)         for which no Credit Purchaser has any right, title or interest therein and which has not been sold, transferred or assigned to any Credit Purchaser;

(z)         for which neither the related Originator nor any Affiliate thereof is holding any deposits received by or on behalf of the related Obligor; provided that only the portion of such Pool Receivable in an amount equal to such deposits shall be ineligible;

(aa)       which, is not an Unbilled Receivable; and

(bb)      which if a Short-Pay Receivable, is not an Ineligible Short-Pay Receivable.

“Eligible Supporting Letter of Credit” means an unconditional (except for any draft or documentation required to be presented as a condition to drawings thereunder), irrevocable standby or commercial letter of credit, in form and substance acceptable to the Administrative Agent (in its sole discretion), issued or confirmed by an Eligible Supporting Letter of Credit Provider, which letter of credit as of any date of determination (i) has a remaining term not less than 12 months as of such date of determination, (ii) names the Administrative Agent as the sole beneficiary thereof, (iii) is payable in Dollars, (iv) is in full force and effect and is the legal, valid and binding obligation of the related Eligible Supporting Letter of Credit Provider, (v) unless otherwise agreed in writing by the Administrative Agent, by its terms requires proceeds of all drawings thereunder to be sent by the issuer thereof (or, if applicable, the confirming bank) directly to the Cash Collateral Account and (vi) has been contributed by American Marketing to the Seller in accordance with the Purchase and Sale Agreement.

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“Eligible Supporting Letter of Credit Provider” means a bank so designated in writing by the Administrative Agent to the Servicer (in the sole discretion of the Administrative Agent); provided that if (i) at any time the long-term unsecured and uncredit-enhanced senior debt obligation of such bank is withdrawn or falls below a rating of (a) “A” by Standard & Poor’s, or (b) “A2” by Moody’s or (ii) the Administrative Agent revokes (in the sole discretion of the Administrative Agent) any such designation by five (5) days’ written notice to the Servicer, then in either case, each letter of credit issued or confirmed by such bank shall cease to be an Eligible Supporting Letter of Credit; provided, however, that no bank shall constitute an “Eligible Supporting Letter of Credit Provider” if at any time it is any of the following: (a) a Sanctioned Person or (b) an Affiliate of DFBG.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“ERISA Affiliate” means, with respect to any Person, any corporation, trade or business which together with the Person is a member of a controlled group of corporations or a controlled group of trades or businesses and would be deemed a “single employer” within the meaning of Sections 414(b), (c) or, for purposes of Section 302 of ERISA or Section 412 of the Code, (m) or (o) of the Code or Section 4001(b) of ERISA.

“Euro-Rate Reserve Percentage” means, the maximum effective percentage in effect on such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the reserve requirements (including without limitation, supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “Eurocurrency Liabilities”).

“Event of Termination” has the meaning specified in Section 9.01. For the avoidance of doubt, any Event of Termination that occurs shall be deemed to be continuing at all times thereafter unless and until waived in accordance with Section 13.01.

“Excess Concentration” means the sum of the following amounts, without duplication:

(a)         the sum of the amounts calculated for each of the Obligors equal to the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of the Eligible Receivables of such Obligor, over (ii) the product of (x) such Obligor’s Concentration Percentage, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(b)         the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are Eligible Foreign Obligors, over (ii) the product of (x) 5.00%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(c)         the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables, the Obligors of which are a Governmental Authority, over (ii) the product of (x) 2.50%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

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(d)         the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables denominated in an Alternative Currency, over (ii) the product of (x) 2.50%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(e)         the excess (if any) of (i) the aggregate Outstanding Balance of all Eligible Receivables as to which any payment, or part thereof, remains unpaid for more than 60 days from the Due Date for such Receivable, over (ii) the product of (x) 5.00%, multiplied by (y) the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(f)         the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables that constitute CIT Account Receivables, over (ii) the product of (x) 3.0%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(g)         the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables that constitute Wells Exception Account Receivables, over (ii) the product of (x) 2.5%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool; plus

(h)         the excess (if any) of (i) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables that constitute HSBC Exception Account Receivables, over (ii) the product of (x) 2.5%, multiplied by (y) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool.

“Exchange Act” means the Securities Exchange Act of 1934, as amended or otherwise modified from time to time.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Affected Person or required to be withheld or deducted from a payment to an Affected Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Affected Person being organized under the laws of, or having its principal office or, in the case of any Purchaser, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Purchaser, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Purchaser with respect to an applicable interest in its Capital or Commitment pursuant to a law in effect on the date on which (i) such Purchaser funds an Investment or its Commitment or (ii) such Purchaser changes its lending office, except in each case to the extent that amounts with respect to such Taxes were payable either to such Purchaser’s assignor immediately before such Purchaser became a party hereto or to such Purchaser immediately before it changed its lending office (c) Taxes attributable to such Affected Person’s failure to comply with Sections 4.03(f) and 4.03(g) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

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“Facility Limit” means as of any date of determination during any Period, the aggregate Commitment of all Purchasers on such date, as reduced from time to time pursuant to Section 2.02(e). References to the unused portion of the Facility Limit shall mean, at any time of determination, an amount equal to (x) the Facility Limit at such time, minus (y) the Aggregate Capital at such time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or official practices adopted pursuant to any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the per annum rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Board (including any such successor, “H.15(519)”) for such day opposite the caption “Federal Funds (Effective).” If on any relevant day such rate is not yet published in H.15(519), the rate for such day will be the rate set forth in the daily statistical release designated as the Composite 3:30 p.m. Quotations for U.S. Government Securities, or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, the “Composite 3:30 p.m. Quotations”) for such day under the caption “Federal Funds Effective Rate.” If on any relevant day the appropriate rate is not yet published in either H.15(519) or the Composite 3:30 p.m. Quotations, the rate for such day will be the arithmetic mean as determined by the Administrative Agent of the rates for the last transaction in overnight Federal funds arranged before 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Administrative Agent.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” has the meaning specified in Section 2.03(a).

“Fees” has the meaning specified in Section 2.03(a).

“Final Payout Date” means the date on or after the Termination Date when (i) the Aggregate Capital has been reduced to zero and Aggregate Yield has been paid in full, (ii) all other Seller Obligations have been paid in full, (iii) all other amounts owing to the Purchaser Parties and any other Seller Indemnified Party or Affected Person hereunder and under the other Transaction Documents have been paid in full and (iv) all accrued Servicing Fees have been paid in full.

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“Financial Officer” of any Person means, the chief executive officer, the chief financial officer, the chief accounting officer, the principal accounting officer, the controller, the treasurer or the assistant treasurer of such Person.

“First Lien Collateral Agent” means Ares Commercial Finance, or any successor or assignee.

“First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of the Closing Date, among DFBG, as borrower, the lenders from to time party thereto, Ares Commercial Finance, as the revolving agent and first lien collateral agent and Ares Capital Corporation, as the administrative agent.

“Fiscal Month” means each calendar month.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied.

“GBG” means GBG USA, Inc. (f/k/a LF USA Inc.), a Delaware corporation.

“GBG Account” means the deposit account with an account # 30855368, that is maintained at Citibank, N.A. (ABA # 021000089) in the name of GBG.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Group AA Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) with a short-term rating of at least: (a) “A-1+” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “AA-” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Aa3” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group AA Obligor” shall be deemed to be a Group AA Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group A Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group A Obligor, Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

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“Group A Obligor” means any Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group AA Obligor with a short-term rating of at least: (a) “A-1” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “A+” or better by S&P on such Obligor’s, its parent’s, or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-1” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “A1” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group A Obligor” shall be deemed to be a Group A Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group AA Obligor”, “Group B Obligor”, or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group AA, Group B Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group B Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group AA or Group A Obligor, with a short-term rating of at least: (a) “A-2” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB+” or better by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-2” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa1” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group B Obligor” shall be deemed to be a Group B Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group AA Obligor”, “Group A Obligor” or “Group C Obligor”, in which case such Obligor shall be separately treated as a Group AA, Group A Obligor or a Group C Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

“Group C Obligor” means an Obligor (or its parent or majority owner, as applicable, if such Obligor is not rated) that is not a Group AA, Group A Obligor or a Group B Obligor, with a short-term rating of at least: (a) “A-3” by S&P, or if such Obligor does not have a short-term rating from S&P, a rating of “BBB-” or better by S&P on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities, or (b) “P-3” by Moody’s, or if such Obligor does not have a short-term rating from Moody’s, “Baa3” or better by Moody’s on such Obligor’s, its parent’s or its majority owner’s (as applicable) long-term senior unsecured and uncredit-enhanced debt securities. Notwithstanding the foregoing, any Obligor that is a Subsidiary of an Obligor that satisfies the definition of “Group C Obligor” shall be deemed to be a Group C Obligor and shall be aggregated with the Obligor that satisfies such definition for the purposes of determining the “Concentration Reserve Percentage” and clause (a) of the definition of “Excess Concentration” for such Obligors, unless such deemed Obligor separately satisfies the definition of “Group AA”, “Group A Obligor” or “Group B Obligor” in which case such Obligor shall be separately treated as a Group AA, Group A Obligor or a Group B Obligor, as the case may be, and shall be aggregated and combined for such purposes with any of its Subsidiaries that are Obligors.

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“Group D Obligor” means any Obligor that is not a Group AA, Group A Obligor, Group B Obligor or Group C Obligor; provided, that any Obligor (or its parent or majority owner, as applicable, if such Obligor is unrated) that is not rated by both Moody’s and S&P shall be a Group D Obligor.

“Guaranty” means, with respect to any Person, any obligation of such Person guarantying or in effect guarantying any Debt, liability or obligation of any other Person in any manner, whether directly or indirectly, including any such liability arising by virtue of partnership agreements, including any agreement to indemnify or hold harmless any other Person, any performance bond or other suretyship arrangement and any other form of assurance against loss, except endorsement of negotiable or other instruments for deposit or collection in the ordinary course of business.

“HSBC” means HSBC Bank Canada.

“HSBC Exception Account” means each of the deposit accounts maintained at HSBC in the name of Centric Brands Holding LLC with one of the following account numbers: 087000083, until such time as the customer of record with respect to such accounts is the Seller and such accounts are subject to an Account Control Agreement.

“HSBC Exception Account Conditions” means, as of any date of determination, the satisfaction of each of the following: (a) no Event of Termination has occurred and is continuing, (b) all Collections on Pool Receivables received in any HSBC Exception Account are then being swept directly to a Collection Account no later than one (1) Business Day following receipt and identification thereof, (c) each HSBC Exception Account is located in the United States of America, (d) no HSBC Exception Account is subject to any account control agreement or similar agreement granting (or purporting to grant) any Person “control” (as defined in Section 9-104 of the UCC or any analogous concept under the PPSA) over such HSBC Exception Account, (e) the related deposit account bank with respect to any HSBC Exception Account is not then exercising any setoff rights against any amounts on deposit in such HSBC Exception Account and (f) no HSBC Exception Account is subject to any Adverse Claim (other than the ownership of such HSBC Exception Account by Centric Brands Holding LLC) and (g) not more than 60 days have elapsed since the Closing Date.

“HSBC Exception Account Receivable” means each Receivable for which the Obligor thereof has been instructed to remit payment with respect thereto to a HSBC Exception Account

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Seller or any of its Affiliates under any Transaction Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Independent Manager” has the meaning set forth in Section 7.03(c).

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“Ineligible Short-Pay Receivable” means a Short-Pay Receivable as to which any payment, or part thereof, remains unpaid for more than 60 days from the initial date that any payment was made on such Receivable.

“Information Package” means a report, in substantially the form of Exhibit F.

“Insolvency Proceeding” means (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors or (b) any general assignment for the benefit of creditors of a Person, composition, marshaling of assets for creditors of a Person, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors, in each of clauses (a) and (b) undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.

“Intended Tax Treatment” has the meaning set forth in Section 13.14.

“Intercompany Loan” has the meaning set forth in the Purchase and Sale Agreement.

“Intercompany Loan Agreement” has the meaning set forth in the Purchase and Sale Agreement.

“Intercreditor Agreement” means each of the CIT Intercreditor Agreements and the Whitehall Funding Intercreditor Agreement.

“Interim Report” means each Daily Report and Weekly Report.

“Investment” means any payment of Capital to the Seller by a Purchaser pursuant to Section 2.01(a) or 2.02.

“Investment Company Act” means the Investment Company Act of 1940, as amended or otherwise modified from time to time.

“Investment Request” means a letter in substantially the form of Exhibit A hereto executed and delivered by the Seller to the Administrative Agent and the Purchasers pursuant to Section 2.02(a).

“LCR Security” means any commercial paper or security (other than equity securities issued to Parent or any Originator that is a consolidated subsidiary of Parent under GAAP) within the meaning of Paragraph __.32(e)(viii) of the final rules titled Liquidity Coverage Ratio: Liquidity Risk Measurement Standards, 79 Fed. Reg. 197, 61440 et seq. (October 10, 2014).

“Legacy Differential Originators” means DFBG Swims LLC; Hudson Clothing LLC and Robert Graham Designs LLC.

“Legacy Whitehall Originators” means each of American Marketing Enterprises Inc.; Briefly Stated Inc.; F&T Apparel LLC; GBG Accessories Group LLC; GBG Beauty LLC; GBG Denim USA, LLC; GBG Jewelry Inc.; GBG Socks LLC; GBG West LLC; KHQ Investment LLC; Rosetti Handbags and Accessories, Ltd., GBG-BCBG LLC and VZI Investment Corp.

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“Level I Excess Leverage Period” means each period, if any, commencing on the day on which a financial report of the Parent is delivered and the Consolidated Leverage Ratio exceeds 6.0x but does not exceed 7.0x as of the most recent fiscal quarter end and ending on (but not including) the commencement of a Level II Excess Leverage Period or the day on which a financial report of the Parent is delivered and the Consolidated Leverage Ratio no longer exceeds 6.0x as of the most recent fiscal quarter end.

“Level II Excess Leverage Period” means each period, if any, commencing on the day on which a financial report of the Parent is delivered and the Consolidated Leverage Ratio exceeds 7.0x and ending on (but not including) the day on which a financial report of the Parent is delivered and the Consolidated Leverage Ratio no longer exceeds 7.0x.

“LIBOR Termination Date” has the meaning set forth in Section 4.06(a).

“LIBOR Tranche” means any Capital (or portion thereof) accruing Yield at Adjusted LIBOR.

“LMIR” means for any day during any Yield Period, the interest rate per annum determined by the Administrative Agent (which determination shall be conclusive absent manifest error) by dividing (the resulting quotient rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) (i) the one-month eurodollar rate for Dollar deposits as reported by Bloomberg Finance L.P. and shown on US0001M Screen or any other service or page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits in Dollars, as of 11:00 a.m. (London time) on such day, or if such day is not a Business Day, then the immediately preceding Business Day (or if not so reported, then as determined by the Administrative Agent from another recognized source for interbank quotation), in each case, changing when and as such rate changes, by (ii) a number equal to 1.00 minus the Euro-Rate Reserve Percentage on such day. The calculation of LMIR may also be expressed by the following formula:

One-month eurodollar rate for Dollars
shown on Bloomberg US0001M Screen
or appropriate successor
LMIR =

1.00 - Euro-Rate Reserve Percentage

LMIR shall be adjusted on the effective date of any change in the Euro-Rate Reserve Percentage as of such effective date. Notwithstanding the foregoing, if LMIR as determined herein would be less than zero percent (0.00%), such rate shall be deemed to be zero percent (0.00%) for purposes of this Agreement.

“Lock-Box” means each locked postal box with respect to which a Collection Account Bank has executed an Account Control Agreement pursuant to which it has been granted exclusive access for the purpose of retrieving and processing payments made on the Receivables and which is listed on Schedule II (as such schedule may be modified from time to time in connection with the addition or removal of any Lock-Box in accordance with the terms hereof).

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“Loss Horizon Ratio” means the ratio (expressed as a percentage and rounded to the nearest 1/100 of 1%, with 5/1000th of 1% rounded upward) computed as of the last day of each Fiscal Month by dividing:

(a)          the sum of:

(i) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the three (3) most recent Fiscal Months, plus

(ii) the product of (x) 0.3, multiplied by (y) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the fourth (4th) most recent Fiscal Month, plus

(iii) if WACT on such day of determination is less than or equal to 60, the amount determined pursuant to clause (x) below or, if WACT on such day of determination exceeds 60, the amount determined pursuant to clause (y) below:

(x) the product of (A) (WACT-30)/30, multiplied by (B) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the fifth (5th) most recent Fiscal Month, or

(y) the sum of (A) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the fifth (5th) most recent Fiscal Month, plus (B) the product of (I) (WACT-60)/30, multiplied by (II) the U.S. Dollar Equivalent of the aggregate initial Outstanding Balance of all Pool Receivables (other than Unbilled Receivables) generated by the Originators during the sixth (6th) most recent Fiscal Month; by

(b)          the Net Receivables Pool Balance as of such date.

“Loss Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the Stress Factor, multiplied by (b) the highest average of the Default Ratios for any three (3) consecutive Fiscal Months during the twelve (12) most recent Fiscal Months, multiplied by (c) the Loss Horizon Ratio.

“Majority Purchasers” means one or more Purchasers representing more than 50% of the aggregate Commitments of all Purchasers (or, if the Commitments have been terminated, Purchasers representing more than 50% of the aggregate outstanding Capital held by all the Purchasers); provided, however, that in no event shall the Majority Purchasers include fewer than two (2) Purchasers at any time when there are two (2) or more Purchasers.

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“Material Adverse Effect” means relative to any Person (provided that if no particular Person is specified, “Material Adverse Effect” shall be deemed to be relative to the Seller, the Servicer, the Performance Guarantor and the Originators, individually and in the aggregate) with respect to any event or circumstance, a material adverse effect on any of the following:

(a)          the assets, operations, business or financial condition of the Seller, the Servicer, the Performance Guarantor or any Originator;

(b)          the ability of the Seller, the Servicer, the Performance Guarantor or any Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c)          the validity or enforceability of this Agreement or any other Transaction Document, or the validity, enforceability, value or collectibility of any material portion of the Pool Receivables;

(d)          the status, perfection, enforceability or priority of the Administrative Agent’s ownership or security interest in the Support Assets; or

(e)          the rights and remedies of any Purchaser Party under the Transaction Documents or associated with its respective interest in the Support Assets.

“Minimum Dilution Reserve Percentage” means, at any time of determination, the product (expressed as a percentage and rounded to the nearest 1/100th of 1%, with 5/1000th of 1% rounded upward) of (a) the average of the Dilution Ratios for the twelve (12) most recent Fiscal Months, multiplied by (b) the Dilution Horizon Ratio.

“Minimum Funding Threshold” means, on any day, an amount equal to the lesser of (a) the product of (i) 75.00% times (ii) the Facility Limit at such time and (b) the Capital Coverage Amount at such time; provided, that the Seller may no more than one time per calendar year, reduce the percentage set forth in clause (a)(i) above to a lower percentage for a period of up to thirty consecutive calendar days, so long as both (x) the Seller has delivered no less than fifteen days’ prior written request therefore to the Administrative Agent and each Purchaser and (y) the Administrative Agent and each Purchaser have provided written consent thereto (such consent to be provided or withheld in the sole discretion of such Person); provided, however, that if the Administrative Agent or any Purchaser fails to so notify the Seller, the Administrative Agent or such Purchaser, as the case may be, shall be deemed to have declined such request.

“Monthly Settlement Date” means the twenty-fifth (25th) day of each calendar month (or if such day is not a Business Day, the next occurring Business Day).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any DFBG Party or any of their respective ERISA Affiliates is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

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“Net Receivables Pool Balance” means, at any time of determination:  (a) the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables then in the Receivables Pool, minus (b) the Excess Concentration.

“No Proceeding Letter” means that certain Letter Agreement re: Pledge of SPV Interests, dated as of the date hereof, among, inter alia, the Administrative Agent, the First Lien Collateral Agent and the Second Lien Collateral Agent.

“Obligor” means, with respect to any Receivable, the Person obligated to make payments pursuant to the Contract relating to such Receivable.

“Obligor Percentage” means, at any time of determination, for each Obligor, a fraction, expressed as a percentage, (a) the numerator of which is the U.S. Dollar Equivalent of the aggregate Outstanding Balance of the Eligible Receivables of such Obligor and its Affiliates less the amount (if any) then included in the calculation of the Excess Concentration with respect to such Obligor and its Affiliates and (b) the denominator of which is the U.S. Dollar Equivalent of the aggregate Outstanding Balance of all Eligible Receivables at such time then in the Receivables Pool; provided that Burlington’s Obligor Percentage shall not exceed five percent (5.00%).

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“Originator” and “Originators” have the meaning set forth in the Purchase and Sale Agreement, as the same may be modified from time to time by adding new Originators or removing Originators, in each case in accordance with the prior written consent of the Administrative Agent.

“Other Connection Taxes” means, with respect to any Affected Person, Taxes imposed as a result of a present or former connection between such Affected Person and the jurisdiction imposing such Tax (other than connections arising from such Affected Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Transaction Document, or sold or assigned an interest in any Capital or Transaction Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise in respect of, this Agreement and the other Transaction Documents (other than an assignment made pursuant to Section 4.03(l)), except any such Taxes that are Other Connection Taxes imposed with respect to an assignor.

“Outstanding Balance” means, at any time of determination, with respect to any Receivable, the then outstanding principal balance thereof.

“Parent” means DFBG.

“Parent Group” has the meaning set forth in Section 7.03(c).

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“Participant” has the meaning set forth in Section 13.03(d).

“Participant Register” has the meaning set forth in Section 13.03(e).

“PATRIOT Act” has the meaning set forth in Section 13.15.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Pension Plan” means a pension plan as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code (other than a Multiemployer Plan) that is maintained or contributed to by a DFBG Party or any of their respective ERISA Affiliates or with respect to which any DFBG Party may have any liability.

“Percentage” means, at any time of determination, with respect to any Purchaser, a fraction (expressed as a percentage), (a) the numerator of which is (i) prior to the termination of all Commitments hereunder, its Commitment at such time or (ii) if all Commitments hereunder have been terminated, the aggregate outstanding Capital of such Purchasers at such time and (b) the denominator of which is (i) prior to the termination of all Commitments hereunder, the aggregate Commitments of all Purchasers at such time or (ii) if all Commitments hereunder have been terminated, the Aggregate Capital at such time.

“Performance Guarantor” means Parent.

“Performance Guaranty” means the Performance Guaranty, dated as of the Closing Date, by the Performance Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.

“Period 1” means the period beginning on and including the Monthly Settlement Date falling in January of each calendar year and ending on, but excluding, the Monthly Settlement Date falling in February of the same calendar year.

“Period 2” means the period beginning on the Monthly Settlement Date falling in February of each calendar year and ending on, but excluding, the Monthly Settlement Date falling in June of the same calendar year.

“Period 3” means the period beginning on the Monthly Settlement Date falling in June of each calendar year and ending on, but excluding, the Monthly Settlement Date falling in October of the same calendar year.

“Period 4” means the period beginning on and including the Monthly Settlement Date falling in October of each calendar year and ending on, but excluding, the Monthly Settlement Date falling in January of the following calendar year.

“Periods” means each of Period 1, Period 2, Period 3 and Period 4.

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“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or any Governmental Authority.

“PNC” has the meaning set forth in the preamble to this Agreement.

“Pool Receivable” means a Receivable in the Receivables Pool.

“Portion of Capital” means, with respect to any Purchaser and its related Capital, the portion of such Capital being funded or maintained by such Purchaser by reference to a particular interest rate basis.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of the Closing Date, among the Servicer, the Originators and the Seller, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Purchaser Party” means each Purchaser, the Structuring Agent and the Administrative Agent.

“Purchaser’s Account” means, with respect to any Purchaser, the account(s) from time to time designated in writing by the applicable Purchaser to the Seller and the Servicer for purposes of receiving payments to or for the account of the members of such Purchaser hereunder.

“Purchasers” means PNC and each other Person that is or becomes a party to this Agreement in the capacity of a “Purchaser”.

“Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to any Originator or the Seller (as assignee of an Originator), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods or for services rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, late payment charges, fees and other charges with respect thereto. Any such right to payment arising from any one transaction, including, without limitation, any such right to payment represented by an individual invoice or agreement, shall constitute a Receivable separate from a Receivable consisting of any such right to payment arising from any other transaction.

“Receivables Financing Agent” has the meaning set forth in the definition of Receivables Financing Agreement.

“Receivables Financing Agreement” means that certain Amended and Restated Receivables Financing Agreement, dated as of December 17, 2010, among Whitehall Funding, as borrower, the financial institutions party thereto, Citibank, Bank of America, N.A. and Standard Chartered Bank, New York Branch, as joint lead arrangers, Wells Fargo Bank, N.A., as documentation agent, and Citibank, N.A., as administrative and collateral agent (in such capacity, together with its successor and assigns in such capacity, the “Receivables Financing Agent”).

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“Receivables Pool” means, at any time of determination, all of the then outstanding Receivables transferred (or purported to be transferred) to the Seller pursuant to the Purchase and Sale Agreement prior to the Termination Date.

“Register” has the meaning set forth in Section 13.03(b).

“Related Rights” has the meaning set forth in Section 1.1 of the Purchase and Sale Agreement.

“Related Security” means, with respect to any Receivable:

(a)         all of the Seller’s and each Originator’s interest in any goods (including Returned Goods), and documentation of title evidencing the shipment or storage of any goods (including Returned Goods), the sale of which gave rise to such Receivable;

(b)         all instruments and chattel paper that may evidence such Receivable;

(c)         all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the Contract related to such Receivable or otherwise, together with all UCC financing statements or similar filings relating thereto;

(d)         all of the Seller’s and each Originator’s rights, interests and claims under the related Contracts and all guaranties, indemnities, insurance and other agreements (including the related Contract) or arrangements of whatever character from time to time supporting or securing payment of such Receivable or otherwise relating to such Receivable, whether pursuant to the Contract related to such Receivable or otherwise including, without limitation, any Credit Purchase Agreement covering all or any portion of such Receivable;

(e)         all books and records of the Seller and each Originator to the extent related to any of the foregoing, and all rights, remedies, powers, privileges, title and interest (but not obligations) in and to each Lock-Box and all Collection Accounts, into which any Collections or other proceeds with respect to such Receivables may be deposited, and any related investment property acquired with any such Collections or other proceeds (as such term is defined in the applicable UCC);

(f)         all of the Seller’s rights, interests and claims under the Purchase and Sale Agreement and the other Transaction Documents; and

(g)         all Collections and other proceeds (as defined in the UCC) of any of the foregoing.

“Release” has the meaning set forth in Section 3.01(a).

“Reportable Compliance Event” means that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

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“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to which the 30 day notice period has not been waived by regulation, with respect to a Pension Plan.

“Representatives” has the meaning set forth in Section 13.06(c).

“Required Capital Amount” means, at any time of determination, an amount equal to the product of (a) the Net Receivables Pool Balance, multiplied by (b) the Loss Reserve Percentage determined using a “Stress Factor” in clause (a) of the definition thereof equal to 1.50.

“Restricted Payments” has the meaning set forth in Section 7.01(q).

“Returned Goods” means all right, title and interest in and to returned, repossessed or foreclosed goods and/or merchandise the sale of which gave rise to a Receivable; provided that such goods shall no longer constitute Returned Goods after a Deemed Collection has been deposited in a Collection Account with respect to the full Outstanding Balance of the related Receivables.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto that is a nationally recognized statistical rating organization.

“Sanctioned Country” means a country subject to a sanctions program maintained under any Anti-Terrorism Law, including any such country identified on the list maintained by OFAC and available at: http://www.treasury.gov/resource-center/sanctions/ Programs/Pages/Programs.aspx, or as otherwise published from time to time.

“Sanctioned Person” (i) A person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by OFAC available at: http://www.treasury.gov/ resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (ii) (A) an agency of the government of a Sanctioned Country, (B) an organization controlled by a Sanctioned Country or (C) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by OFAC, or (iii) any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Scheduled Termination Date” means October 29, 2021.

“Short-Pay Receivable” means any Receivable with respect to which the related Obligor has made a payment on such Receivable in an amount less than the Outstanding Balance thereof immediately prior to giving effect to such payment.

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“Seasonal Peak Period” means any of the periods (a) beginning on and including the Monthly Settlement Date falling in January of each calendar year and ending on, but excluding, the Monthly Settlement Date falling in February of the same calendar year and (b) beginning on and including the Monthly Settlement Date falling in May of each calendar year and ending on, but excluding, the Monthly Settlement Date falling in June of the same calendar year.

“SEC” means the U.S. Securities and Exchange Commission or any governmental agencies substituted therefor.

“Second Lien Collateral Agent” means US Bank National Association, or any successor or assignee.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of the Closing Date, among DFBG, as borrower, the lenders from to time party thereto, US Bank National Association, as the revolving agent and second lien collateral agent and US Bank National Association, as the administrative agent.

“Secured Parties” means each Purchaser Party, each Seller Indemnified Party and each Affected Person.

“Securities Act” means the Securities Act of 1933, as amended or otherwise modified from time to time.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Indemnified Amounts” has the meaning set forth in Section 12.01(a).

“Seller Indemnified Party” has the meaning set forth in Section 12.01(a).

“Seller Obligation Final Due Date” means the date that (i) is one hundred eighty (180) days following the Scheduled Termination Date or (ii) such earlier date on which the Aggregate Capital becomes due and payable pursuant to Section 9.01.

“Seller Obligations” means all present and future indebtedness, reimbursement obligations, and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Seller to any Purchaser Party, Seller Indemnified Party and/or any Affected Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, and shall include, without limitation, all Capital and Yield thereon, all Fees and all other amounts due or to become due under the Transaction Documents (whether in respect of fees, costs, expenses, indemnifications or otherwise), including, without limitation, interest, fees and other obligations that accrue after the commencement of any Insolvency Proceeding with respect to the Seller (in each case whether or not allowed as a claim in such proceeding).

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“Seller’s Net Worth” means, at any time of determination, an amount equal to (i) the U.S. Dollar Equivalent of the Outstanding Balance of all Pool Receivables at such time, plus (ii) the U.S. Dollar Equivalent of the amount on deposit in the Cash Collateral Account, minus (iii) the sum of (A) the Aggregate Capital at such time, plus (B) the Aggregate Yield at such time, plus (C) the aggregate accrued and unpaid Fees at such time, plus (D) the aggregate outstanding principal balance owing under all Intercompany Loan Agreements at such time, plus (E) the aggregate accrued and unpaid interest on all Intercompany Loans at such time, plus (F) without duplication, the aggregate accrued and unpaid other Seller Obligations at such time.

“Servicer” has the meaning set forth in the preamble to this Agreement.

“Servicer Indemnified Amounts” has the meaning set forth in Section 12.02(a).

“Servicer Indemnified Party” has the meaning set forth in Section 12.02(a).

“Servicing Fee” means the fee referred to in Section 8.06(a) of this Agreement.

“Servicing Fee Rate” means the rate referred to in Section 8.06(a) of this Agreement.

“Settlement Date” means with respect to any Portion of Capital for any Yield Period or any Yield or Fees, (i) prior to the Termination Date and so long as no Event of Termination has occurred and is continuing, the Monthly Settlement Date and (ii) on and after the Termination Date or if an Event of Termination has occurred and is continuing, each day selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Purchasers) (it being understood that the Administrative Agent (with the consent or at the direction of the Majority Purchasers) may select such Settlement Date to occur as frequently as daily), or, in the absence of such selection, the Monthly Settlement Date.

“Sold Assets” has the meaning set forth in Section 2.01(b).

“Solvent” means, with respect to any Person and as of any particular date, (i) the present fair market value (or present fair saleable value) of the assets of such Person is not less than the total amount required to pay the probable liabilities of such Person on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured, (ii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) such Person is not incurring debts or liabilities beyond its ability to pay such debts and liabilities as they mature and (iv) such Person is not engaged in any business or transaction, and is not about to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged.

“Special Concentration Limit” has the meaning set forth in the definition of Concentration Percentage.

“Special Obligor” has the meaning set forth in the definition of Concentration Percentage.

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“Spot Rate” means, on any day, (i) for the purpose of exchanging Dollars to Alternative Currency or Alternative Currency to Dollars in connection with applying funds to pay amounts owing hereunder or under the Transaction Documents in accordance with this Agreement, the actual rate used by the Administrative Agent’s principal foreign exchange trading office for the purchase by the Administrative Agent of the applicable currency with the other currency through its principal foreign exchange trading office, and (ii) for the purpose of making any calculation hereunder that does not require the actual exchange of Dollars for Alternative Currency or Alternative Currency for Dollars to make a payment of amounts owing hereunder or under the Transaction Documents or, (a) with respect to the determination of the U.S. Dollar Equivalent of any amount denominated in Alternative Currency, the exchange rate at which such Alternative Currency may be exchanged into Dollars as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for such Alternative Currency and (b) with respect to the determination of the Alternative Currency equivalent of any amount denominated in Dollars, the exchange rate at which Dollars may be exchanged into Alternative Currency as set forth at approximately 11:00 a.m. New York City time, on such day as published on the Bloomberg Key Cross-Currency Rates Page for Dollars. In the event that such rate does not appear on any Bloomberg Key Cross Currency Rates Page, the Spot Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be selected by the Administrative Agent and is reasonably satisfactory to the Servicer, or, in the absence of such an agreement, such Spot Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m. New York City time, on such date for the purchase of Dollars with the applicable Alternative Currency for delivery two (2) Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.

“Stress Factor” means 2.25.

“Structuring Agent” means PNC Capital Markets LLC, a Pennsylvania limited liability company.

“Sub-Servicer” has the meaning set forth in Section 8.01(d).

“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Managers or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person.

“Support Assets” has the meaning set forth in Section 4.05(a). For the avoidance of doubt, the Support Assets include all Sold Assets.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority and all interest, additions to tax or penalties applicable thereto.

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“Termination Date” means the earliest to occur of (a) the Scheduled Termination Date, (b) the date on which the “Termination Date” is declared or deemed to have occurred under Section 9.01, and (c) the date selected by the Seller on which all Commitments have been reduced to zero pursuant to Section 2.02(e) and all corresponding payments by the Seller have been made pursuant to Section 2.02(f).

“Total Reserves” means, at any time of determination, an amount equal to the sum of (a) the product of (i) the sum of: (A) the Yield Reserve Percentage, plus (B) the greater of (I) the sum of the Concentration Reserve Percentage plus the Minimum Dilution Reserve Percentage and (II) the sum of the Loss Reserve Percentage plus the Dilution Reserve Percentage, times (ii) the Adjusted Net Receivables Pool Balance at such time, plus (b) the Currency Reserve Amount, plus (c) the CIT Receivable Holdback Reserve.

“Tranche Period” means, with respect to any LIBOR Tranche, a period of one, two, three or six months selected by the Seller pursuant to Section 2.05. Each Tranche Period shall commence on a Monthly Settlement Date and end on (but not including) the Monthly Settlement Date occurring one, two, three or six calendar months thereafter, as selected by the Seller pursuant to Section 2.05; provided, however, that if the date any Investment made pursuant to Section 2.01 is not a Monthly Settlement Date, the initial Tranche Period for such Investment shall commence on the date such Investment is made pursuant to Section 2.01 and end on the next Monthly Settlement Date occurring after the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such initial Tranche Period; provided, further, that if any Tranche Period would end after the Termination Date, such Tranche Period (including a period of one day) shall end on the Termination Date.

“Transaction Documents” means this Agreement, the Purchase and Sale Agreement, the Account Control Agreements, the Fee Letter, each Intercreditor Agreement, the No Proceeding Letter, each Intercompany Loan Agreement, the Performance Guaranty, any Credit Purchase Agreement and all other certificates, instruments, UCC financing statements, reports, notices, agreements and documents executed or delivered under or in connection with this Agreement, in each case as the same may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction.

“Unbilled Receivable” means, at any time, any Receivable as to which the invoice or bill with respect thereto has not yet been sent to the Obligor thereof.

“Unmatured Event of Termination” means an event that but for notice or lapse of time or both would constitute an Event of Termination.

“U.S. Dollar Equivalent” means, on any date on which a determination thereof is to be made, with respect to (a) any amount denominated in Dollars, such amount and (b) any amount denominated in an Alternative Currency, the Dollar equivalent of such amount of such Alternative Currency determined by reference to the Spot Rate determined as of such determination date.

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“U.S. Obligor” means an Obligor that is a corporation or other business organization and is organized under the laws of the United States of America (or of a United States of America territory, district, state, commonwealth, or possession, including, without limitation, Puerto Rico and the U.S. Virgin Islands) or any political subdivision thereof.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 4.03(f)(ii)(B)(3).

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“WACT” means for any Fiscal Month, the weighted average (weighted based on the U.S. Dollar Equivalent of the Outstanding Balance) payment terms (computed in days and calculated based on the difference between the original invoice date and the stated due date for payment) of invoices for all Eligible Receivables then in the Receivables Pool as of the last day of such Fiscal Month.

“Weekly Report” means a report substantially in the form of Exhibit I-2.

“Wells Exception Account” means each of the deposit accounts maintained at Wells Fargo Bank, N.A. in the name of Hudson Clothing LLC with one of the following account numbers: xxxx6869, until such time as the customer of record with respect to such accounts is the Seller and such accounts are subject to an Account Control Agreement.

“Wells Exception Account Conditions” means, as of any date of determination, the satisfaction of each of the following: (a) no Event of Termination has occurred and is continuing, (b) all Collections on Pool Receivables received in any Wells Exception Account are then being swept directly to a Collection Account no later than one (1) Business Day following receipt thereof, (c) each Wells Exception Account is located in the United States of America, (d) no Wells Exception Account is subject to any account control agreement or similar agreement granting (or purporting to grant) any Person “control” (as defined in Section 9-104 of the UCC) over such Wells Exception Account, (e) the related deposit account bank with respect to any Wells Exception Account is not then exercising any setoff rights against any amounts on deposit in such Wells Exception Account and (f) no Wells Exception Account is subject to any Adverse Claim (other than the ownership of such Wells Exception Account by Hudson Clothing LLC) and (g) not more than 60 days have elapsed since the Closing Date.

“Wells Exception Account Receivable” means each Receivable for which the Obligor thereof has been instructed to remit payment with respect thereto to a Wells Exception Account.

“Whitehall Funding” means Whitehall Funding, LLC, a Delaware limited liability company.

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“Whitehall Funding Collections” means, with respect to any Whitehall Funding Receivable: (a) all funds that are received by Whitehall Funding or any other Person on their behalf in payment of any amounts owed in respect of such Whitehall Funding Receivable (including purchase price, service charges, finance charges, interest, fees and all other charges), or applied to amounts owed in respect of such Whitehall Funding Receivable (including insurance payments, proceeds of drawings under supporting letters of credit and net proceeds of the sale or other disposition of repossessed goods or other collateral or property of the related obligor or any other Person directly or indirectly liable for the payment of such Pool Receivable and available to be applied thereon) and (b) all other proceeds of such Whitehall Funding Receivable

“Whitehall Funding Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, among the Servicer, the Administrative Agent, Whitehall Funding, GBG, the Legacy Whitehall Originators and the Receivables Financing Agent.

“Whitehall Funding Receivable” means any right to payment of a monetary obligation, whether or not earned by performance, owed to Whitehall Funding (as assignee of any Person), whether constituting an account, chattel paper, payment intangible, instrument or general intangible, in each instance arising in connection with the sale of goods that have been or are to be sold or for services rendered or to be rendered, and includes, without limitation, the obligation to pay any service charges, finance charges, interest, late payment charges, fees and other charges with respect thereto; provided, however, that any right to payment shall cease to constitute a “Whitehall Funding Receivable” upon the effectiveness of any irrevocable transfer thereof by Whitehall Funding to an Originator.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yield” means an amount payable to each Purchaser in respect of its Capital accruing on each day when such Purchaser has Capital outstanding, which amount for any Purchaser’s Capital (or portion thereof) for any day during any Yield Period (or portion thereof) is the amount accrued on such Capital (or portion thereof) during such Yield Period (or portion thereof) in accordance with Section 2.03(b).

“Yield Period” means, with respect to any Purchaser’s Capital (or any portion thereof), (a) before the Termination Date: (i) initially, the period commencing on the date of the Investment pursuant to which such Capital (or portion thereof) is funded by a Purchaser to the Seller pursuant to Section 2.01 (or in the case of any fees payable hereunder, commencing on the Closing Date) and ending on (but not including) the next Monthly Settlement Date and (ii) thereafter, each period commencing on such Monthly Settlement Date and ending on (but not including) the next Monthly Settlement Date and (b) on and after the Termination Date are then required to be delivered, such period (including a period of one day) as shall be selected from time to time by the Administrative Agent (with the consent or at the direction of the Majority Purchasers) or, in the absence of any such selection, each period of thirty (30) days from the last day of the preceding Yield Period.

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“Yield Rate” means, for any day in any Yield Period for any Purchaser’s Capital (or any portion thereof), then LMIR or Adjusted LIBOR, as determined pursuant to Section 2.05; provided, that the Yield Rate applicable to any LIBOR Tranche funded pursuant to an Investment that occurs other than on a Monthly Settlement Date shall be LMIR for each day during the initial Yield Period applicable to such LIBOR Tranche from the date such Investment is made pursuant to Section 2.01 until the next occurring Monthly Settlement Date; provided, further, that the “Yield Rate” for any Purchaser’s Capital (or any portion thereof) on any day while an Event of Termination has occurred and is continuing shall be a rate per annum equal to the sum of 2.50% per annum plus the greater of (i) the applicable “Yield Rate” for such Purchaser’s Capital as set forth above and (ii) the Base Rate in effect on such day; provided, further, that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by Applicable Law; provided, further, that Yield for any Capital (or such portion thereof) shall not be considered paid by any distribution to the extent that at any time all or a portion of such distribution is rescinded or must otherwise be returned for any reason.

“Yield Reserve Percentage” means at any time of determination:

1.50 x DSO x (BR + SFR)

360

where:

BR	=	the Base Rate at such time;

DSO	=	the Days’ Sales Outstanding for the most recently ended Fiscal Month; and

SFR	=	the Servicing Fee Rate.

SECTION 1.02. Other Interpretative Matters. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein, are used herein as defined in such Article 9. Unless otherwise expressly indicated, all references herein to “Article,” “Section,” “Schedule”, “Exhibit” or “Annex” shall mean articles and sections of, and schedules, exhibits and annexes to, this Agreement. For purposes of this Agreement, the other Transaction Documents and all such certificates and other documents, unless the context otherwise requires: (a) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day; (b) the words “hereof,” “herein” and “hereunder” and words of similar import refer to such agreement (or the certificate or other document in which they are used) as a whole and not to any particular provision of such agreement (or such certificate or document); (c) references to any Article, Section, Schedule, Exhibit or Annex are references to Articles, Sections, Schedules, Exhibits and Annexes in or to such agreement (or the certificate or other document in which the reference is made), and references to any paragraph, subsection, clause or other subdivision within any Section or definition refer to such paragraph, subsection, clause or other subdivision of such Section or definition; (d) the term “including” means “including without limitation”; (e) references to any Applicable Law refer to that Applicable Law as amended from time to time and include any successor Applicable Law; (f) references to any agreement refer to that agreement as from time to time amended, restated or supplemented or as the terms of such agreement are waived or modified in accordance with its terms; (g) references to any Person include that Person’s permitted successors and assigns; (h) headings are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof; (i) unless otherwise provided, in the calculation of time from a specified date to a later specified date, the term “from” means “from and including”, and the terms “to” and “until” each means “to but excluding”; (j) terms in one gender include the parallel terms in the neuter and opposite gender; (k) references to any amount as on deposit or outstanding on any particular date means such amount at the close of business on such day and (l) the term “or” is not exclusive.

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ARTICLE II

TERMS OF THE PURCHASES AND INVESTMENTS

SECTION 2.01. Purchase Facility.

(a)          Investments. Upon a request by the Seller pursuant to Section 2.02, and on the terms and subject to the conditions hereinafter set forth, the Purchasers shall, ratably in accordance with their respective Commitments, severally and not jointly, make payments of Capital to the Seller from time to time during the period from the Closing Date to (but excluding) the Termination Date. Each such payment of Capital by a Purchaser to the Seller shall constitute an Investment hereunder for all purposes. Under no circumstances shall any Purchaser be obligated to make any Investment if, after giving effect thereto:

(i)          the Aggregate Capital would exceed the Facility Limit at such time;

(ii)         the aggregate outstanding Capital of such Purchaser would exceed its Commitment; or

(iii)        the Aggregate Capital would exceed the Capital Coverage Amount at such time.

(b)          Sale of Receivables and Other Sold Assets. In consideration of the Purchasers’ respective agreements to make Investments and the Seller’s right to receive payments of the Deferred Purchase Price, in each case in accordance with the terms hereof, the Seller, on the Closing Date, on the date of each Investment and on each other date on which the Aggregate Capital exceeds zero, hereby sells, assigns and transfers to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder), all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Sold Assets”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables and (iv) all proceeds of the foregoing. Such sales, assignments and transfers by the Seller on the Closing Date, the date of each Investment and on each other date on which the Aggregate Capital exceeds zero shall, in each case, occur and be deemed to occur for all purposes in accordance with the terms hereof automatically without further action, notice or consent of any party.

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(c)          Intended Characterization as a Purchase and Sale. It is the intention of the parties to this Agreement that the transfer and conveyance of the Seller’s right, title and interest in, to and under the Sold Assets to the Administrative Agent (for the ratable benefit of the Purchasers according to their Capital as increased or reduced from time to time hereunder) pursuant to this Agreement shall constitute a purchase and sale and not a pledge for security, and such purchase and sale of the Sold Assets hereunder shall be treated as a sale for all purposes (except as provided in Sections 2.01(d) and 13.14). For the avoidance of doubt, this clause (c) shall not be construed to limit or otherwise modify Section 4.05 or any rights, interests, liabilities or obligations of any party thereunder.

(d)          Obligations Not Assumed. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, the foregoing sale, assignment, transfer and conveyance set forth in Section 2.01(b) does not constitute, and is not intended to result in, the creation or an assumption by the Administrative Agent or any Purchaser of any obligation or liability of the Seller, any Originator, the Servicer, or any other Person under or in connection with all, or any portion of, any Sold Assets, all of which shall remain the obligations and liabilities of the Seller, the Originators, the Servicer and such other Persons, as applicable.

(e)          Deferred Purchase Price. In accordance with the terms of this Agreement, the Servicer shall, on behalf of the Administrative Agent and each Purchaser, be deemed to automatically and immediately pay to the Seller the Deferred Purchase Price from time to time (i) prior to the Final Payout Date, when and to the extent funds are available therefor pursuant to Section 3.01 and (ii) after the Final Payout Date, on each Business Day from Collections to the extent such Collections exceed the accrued and unpaid Servicing Fee, in each case without further set-off or counterclaim. Any payment of any amount of Deferred Purchase Price shall be deemed to be made by each Purchaser according to its Percentage of such amount.

(f)          Limitation on Payments by Purchasers. Notwithstanding any provision contained in this Agreement or any other Transaction Document to the contrary, neither the Purchasers nor the Administrative Agent shall be obligated (whether on behalf of a Purchaser or otherwise) to, pay any amount to the Seller in respect of any portion of the Deferred Purchase Price, except to the extent that Collections are available for distribution to the Seller for such purpose in accordance with this Agreement (including, for the avoidance of doubt, the priorities for payment set forth in Section 3.01).

SECTION 2.02. Making Investments; Return of Capital. (a) Each Investment hereunder shall be made on any Business Day upon Seller’s prior written request from the Seller to the Administrative Agent and each Purchaser in the form of an Investment Request attached hereto as Exhibit A. Each such request for an Investment shall be made no later than (i) 1:00 p.m. (New York City time) on the date that is one (1) Business Day prior to the date such requested Investment is to be made or (ii) solely if the aggregate amount of Investments being requested on such date does not exceed $50,000,000, 10:00 a.m. (New York City time) on the date such requested Investment is to be made (it being understood that any such request made after either such time shall be deemed to have been made on the following Business Day) and in either case shall specify (i) the amount of Capital requested (which shall not be less than $100,000 and shall be an integral multiple of $100,000 in excess thereof), (ii) the allocation of such amount among the Purchasers (which shall be ratable based on the Commitments), (iii) the account to which the proceeds of such Investment shall be distributed and (iv) the date such requested Investment is to be made (which shall be a Business Day).

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(b)          Funding Investments.

(i)          On the date of each Investment specified in the applicable Investment Request, the Purchasers shall, upon satisfaction of the applicable conditions set forth in Article V and pursuant to the other conditions set forth in this Article II, deliver to the Administrative Agent by wire transfer of immediately available funds at the account from time to time designated in writing by the Administrative Agent, an amount equal to such Purchaser’s ratable share of the amount of such Investment requested. On the date of each Investment, the Administrative Agent will make available to the Seller, in immediately available funds, at the account set forth in the related Investment Request, the amount of such Investment to be funded by all Purchasers in respect of such Investment.

(ii)         Unless the Administrative Agent shall have received notice from a Purchaser, with a copy to the Seller, prior to the proposed date of any Investment that such Purchaser will not make available to the Administrative Agent such Purchaser’s share of such Investment, the Administrative Agent may assume that such Purchaser has made such share available on such date in accordance with the foregoing clause (b)(i) and may, in reliance upon such assumption, make available to the Seller a corresponding amount. In such event, if a Purchaser has not in fact made its share of the applicable Investment available to the Administrative Agent, then such Purchaser and the Seller severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Seller to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Purchaser, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Seller, the Base Rate. If such Purchaser pays such amount to the Administrative Agent, then such amount shall constitute such Purchaser’s Investment. If the Seller and such Purchaser shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Seller the amount of such interest paid by the Seller for such period. Any such payment by the Seller shall be without prejudice to any claim the Seller may have against a Purchaser that shall have failed to make such payment to the Administrative Agent.

(c)          Each Purchaser’s obligation shall be several, such that the failure of any Purchaser to make available to the Administrative Agent or the Seller any funds in connection with any Investment shall not relieve any other Purchaser of its obligation, if any, hereunder to make funds available on the date such Investments are requested (it being understood, that, subject to Section 2.06(d), no Purchaser shall be responsible for the failure of any other Purchaser to make funds available to the Administrative Agent or the Seller in connection with any Investment hereunder).

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(d)          The Seller shall return in full the outstanding Capital of each Purchaser on the Seller Obligation Final Due Date. Prior thereto, the Seller shall, on each Settlement Date, reduce the outstanding Capital of the Purchasers to the extent required under Section 3.01 and otherwise in accordance with such Section 3.01 (subject to the priorities for payment set forth therein) by paying the amount of such reduction to the Purchasers in accordance with Section 3.02. Notwithstanding the foregoing, the Seller, in its discretion, shall have the right to reduce, in whole or in part by payment in accordance with Section 3.02, the outstanding Capital of the Purchasers on any Business Day upon one (1) Business Day’s prior written notice thereof to the Administrative Agent and each Purchaser in the form of a Reduction Notice attached hereto as Exhibit B; provided, however, that (i) each such reduction shall be in a minimum aggregate amount of $100,000 and shall be an integral multiple thereof, (ii) the Seller shall not provide any Reduction Notice, and no such Reduction Notice shall be effective, if after giving effect thereto, the Aggregate Capital at such time would be less than an amount equal to the Minimum Funding Threshold and (iii) any accrued Yield and Fees in respect of the portion(s) of Capital so reduced shall be paid in full on the immediately following Settlement Date; provided, however that notwithstanding the foregoing, a reduction may be in an amount necessary to reduce any Capital Coverage Deficit existing at such time to zero.

(e)          The Seller may, at any time upon at least thirty (30) days’ prior written notice to the Administrative Agent and each Purchaser, terminate the Facility Limit in whole or ratably reduce the Facility Limit in part. Each partial reduction in the Facility Limit shall be in a minimum aggregate amount of $5,000,000 or integral multiples of $1,000,000 in excess thereof, no such partial reduction shall reduce the Facility Limit to an amount less than $150,000,000. In connection with any partial reduction in the Facility Limit, the Commitment of each Purchaser shall be ratably reduced.

(f)          In connection with any reduction of the Commitments, the Seller shall remit to the Administrative Agent (i) instructions regarding such reduction and (ii) for payment to the Purchasers, cash in an amount sufficient to pay (A) Capital of each Purchaser in excess of its Commitment as so reduced and (B) all other outstanding Seller Obligations with respect to such reduction (determined based on the ratio of the reduction of the Commitments being effected to the amount of the Commitments prior to such reduction or, if the Administrative Agent reasonably determines that any portion of the outstanding Seller Obligations is allocable solely to that portion of the Commitments being reduced or has arisen solely as a result of such reduction, all of such portion) including, without duplication, any associated Breakage Fees. Upon receipt of any such amounts, the Administrative Agent shall apply such amounts first to the reduction of the outstanding Capital, and second to the payment of the remaining outstanding Seller Obligations with respect to such reduction, including any Breakage Fees, by paying such amounts to the Administrative Agent on behalf of the Purchasers.

SECTION 2.03. Yield and Fees.

(a)          On each Settlement Date, the Seller shall, in accordance with the terms and priorities for payment set forth in Section 3.01, pay to each Purchaser, the Administrative Agent and the Structuring Agent certain fees (collectively, the “Fees”) in the amounts set forth in the fee letter agreements from time to time entered into, among the Seller, the Purchasers and/or the Administrative Agent or the Structuring Agent (each such fee letter agreement, as amended, restated, supplemented or otherwise modified from time to time, collectively being referred to herein as the “Fee Letter”). Commitment Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Purchaser as provided in Section 2.06.

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(b)          Each Purchaser’s Capital shall accrue Yield on each day when such Capital remains outstanding at the then applicable Yield Rate for such Capital (or each applicable portion thereof). The Seller shall pay all Yield (including, for the avoidance of doubt, all Yield accrued on LIBOR Tranches during a Yield Period regardless of whether the applicable Tranche Period has ended), The Seller shall pay all Yield, Fees and Breakage Fees accrued during each Yield Period on each Settlement Date in accordance with the terms and priorities for payment set forth in Section 3.01.

SECTION 2.04. Records of Investments and Capital. Each Purchaser shall record in its records, the date and amount of each Investment made by the Purchasers hereunder, the Yield Rate with respect to the related Capital (and each portion thereof), the Yield accrued on such Purchasers’ Capital and each repayment and payment thereof. Subject to Section 13.03(b), such records shall be conclusive and binding absent manifest error. The failure to so record any such information or any error in so recording any such information shall not, however, limit or otherwise affect the obligations of the Seller hereunder or under the other Transaction Documents to repay the Capital of each Purchaser, together with all Yield accruing thereon and all other Seller Obligations.

SECTION 2.05. Selection of Yield Rates and Tranche Periods.

(a)          Subject to the following sentence, Capital shall bear interest initially at LMIR. Thereafter, so long as no Event of Termination has occurred and is continuing, the Seller may from time to time elect to change or continue the type of Yield Rate and/or Tranche Period borne by each Portion of Capital or, subject to the minimum amount requirement for each outstanding Investment set forth in Section 2.02, a portion thereof by notice to the Administrative Agent not later than 11:00 a.m. (New York City time), one (1) Business Day prior to the expiration of any Tranche Period or Yield Period, as applicable; provided, that there shall not be more than three (3) LIBOR Tranches outstanding hereunder at any one time; provided, further that for the avoidance of doubt, any change from LMIR to Adjusted LIBOR and/or any change to a Tranche Period applicable to a Portion of Capital shall not be effective until the Monthly Settlement Date occurring after the date of such request. Any such notices requesting the continuation or conversion of a Portion of Capital to the Administrative Agent may be given by telephone, telecopy, or other telecommunication device acceptable to the Administrative Agent (which notice shall be irrevocable once given and, if by telephone, shall be promptly confirmed in writing in a manner acceptable to the Administrative Agent).

(b)          If, by the time required in Section 2.05(a), the Seller fails to select a Tranche Period or Yield Rate for any Portion of Capital, such Portion of Capital shall automatically accrue Interest at LMIR for the next occurring Interest Period.

SECTION 2.06. Defaulting Purchasers. Notwithstanding any provision of this Agreement to the contrary, if any Purchaser becomes a Defaulting Purchaser, then the following provisions shall apply for so long as such Purchaser is a Defaulting Purchaser:

(a)          Commitment Fees (as defined in the Fee Letter) shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Purchaser.

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(b)          The Commitment and Capital of such Defaulting Purchaser shall not be included in determining whether the Majority Purchasers have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 13.01); provided, that, except as otherwise provided in Section 13.01, this clause (b) shall not apply to the vote of a Defaulting Purchaser in the case of an amendment, waiver or other modification requiring the consent of such Purchaser or each Purchaser directly affected thereby (if such Purchaser is directly affected thereby).

(c)          In the event that the Administrative Agent, the Seller and the Servicer each agrees in writing that a Defaulting Purchaser has adequately remedied all matters that caused such Purchaser to be a Defaulting Purchaser, then on such date such Purchaser shall purchase at par such of the Investments of the other Purchasers as the Administrative Agent shall determine may be necessary in order for such Purchasers to hold such Invest in accordance with its ratable share; provided, that no adjustments shall be made retroactively with respect to fees accrued or payments made by or on behalf of the Seller while such Purchaser was a Defaulting Purchaser, and provided, further, that except to the extent otherwise agreed by the affected parties, no change hereunder from Defaulting Purchaser to Purchaser that is not a Defaulting Purchaser will constitute a waiver or release of any claim of any party hereunder arising from that Purchaser having been a Defaulting Purchaser.

(d)          To the extent that any Purchaser is a Defaulting Purchaser with respect to an Investment, the Seller may deliver a notice to the Administrative Agent specifying the date of such Investment, the identity of the Defaulting Purchaser and the portion of such Investment that the Defaulting Purchaser failed to fund, which notice shall be deemed to be an additional Investment Request in respect of such unfunded portion of such Investment, and each Purchaser shall, to the extent of its remaining unfunded Commitment and subject to the continued fulfillment of all applicable conditions precedent set forth herein with respect to such Investment, fund its ratable share (recomputed by excluding the Commitment of Defaulting Purchasers from the aggregate Commitment) of such unfunded portion of such Investment not later than 2:30 p.m. (New York City time) on the Business Day following the date of such notice.

(e)          At any time there is more than one Purchaser, the Seller shall be permitted to replace any Purchaser that becomes a Defaulting Purchaser; provided, however, that the Seller shall be permitted to replace any Purchaser which is the Administrative Agent or an Affiliate thereof only if, in either case, the Administrative Agent is also replaced contemporaneously, pursuant to documents reasonably satisfactory to the Administrative Agent and the Administrative Agent has received payment of an amount equal to all amounts payable to the Administrative Agent hereunder and under each of the other Transaction Document; provided further that (i) such replaced Purchaser shall have received payment of an amount equal to the aggregate outstanding Capital of such Purchaser, accrued Yield thereon, accrued fees and all other amounts payable to it hereunder and under the other Transaction Documents (including any amounts under Section 4.02) from the assignee (to the extent of such outstanding Capital and accrued Yield and fees, excluding Breakage Fees) or the Seller (in the case of all other amounts, including Breakage Fees), (ii) the replacement financial institution shall be reasonably satisfactory to the Administrative Agent, and (iii) any such replacement shall not be deemed to be a waiver of any rights that the Seller, the Administrative Agent or any other Purchaser shall have against the replaced Purchaser.

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ARTICLE III

SETTLEMENT PROCEDURES AND PAYMENT PROVISIONS

SECTION 3.01. Settlement Procedures.

(a)          The Servicer shall set aside and hold in trust for the benefit of the Secured Parties (or, if so requested by the Administrative Agent, segregate in a separate account designated by the Administrative Agent, which shall be an account maintained and controlled by the Administrative Agent unless the Administrative Agent otherwise instructs in its sole discretion), for application in accordance with the priority of payments set forth below, all Collections on Pool Receivables that are received by the Servicer or the Seller or received in any Lock-Box or Collection Account; provided, however, that so long as each of the conditions precedent set forth in Section 5.03 are satisfied on such date, the Servicer may release to the Seller from such Collections the amount (if any) necessary to pay (i) the purchase price for Receivables purchased by the Seller on such date in accordance with the terms of the Purchase and Sale Agreement or (ii) amounts owing by the Seller to any Originator under any Intercompany Loan Agreement (each such release, a “Release”). On each Settlement Date, the Servicer (or, following its assumption of control of the Collection Accounts pursuant to Section 8.03, the Administrative Agent) shall, distribute such Collections in the following order of priority:

(i)          first, to the Servicer for the payment of the accrued Servicing Fees payable for the immediately preceding Yield Period (plus, if applicable, the amount of Servicing Fees payable for any prior Yield Period to the extent such amount has not been distributed to the Servicer);

(ii)         second, to the Administrative Agent for distribution to each Purchaser (ratably, based on the amount then due and owing each Purchaser and any related Purchaser Party), all accrued and unpaid Yield, Fees and Breakage Fees due to such Purchaser and related Purchaser Party for the immediately preceding Yield Period (including any additional amounts or indemnified amounts payable under Sections 4.03 and 12.01 in respect of such payments), plus, if applicable, the amount of any such Yield, Fees and Breakage Fees (including any additional amounts or indemnified amounts payable under Sections 4.03 and 12.01 in respect of such payments) payable for any prior Yield Period to the extent such amount has not been distributed to such Purchaser or Purchaser Party;

(iii)        third, as set forth in clause (x), (y) or (z) below, as applicable:

(x)          prior to the occurrence of the Termination Date, to the extent that a Capital Coverage Deficit exists on such date, to the Administrative Agent for distribution to the Purchasers (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return of a portion of the outstanding Aggregate Capital at such time, in an aggregate amount equal to the amount necessary to reduce the Capital Coverage Deficit to zero ($0);

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(y)          on and after the occurrence of the Termination Date, to the Administrative Agent for distribution to each Purchaser (ratably, based on the aggregate outstanding Capital of each Purchaser at such time) for the return in full of the aggregate outstanding Capital of such Purchaser at such time; or

(z)          prior to the occurrence of the Termination Date, at the election of the Seller and in accordance with Section 2.02(d), to the Administrative Agent for distribution to each Purchaser as a return of all or any portion of the outstanding Capital of the Purchasers at such time (ratably, based on the aggregate outstanding Capital of each Purchaser at such time);

(iv)        fourth, to the Administrative Agent for distribution to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties (ratably, based on the amount due and owing at such time), for the payment of all other Seller Obligations then due and owing by the Seller to the Purchaser Parties, the Affected Persons and the Seller Indemnified Parties; and

(v)         fifth, the balance, if any, to be paid to the Seller for its own account in payment of the Deferred Purchase Price.

(b)          Notwithstanding anything to the contrary set forth in this Section 3.01, the Administrative Agent shall have no obligation to distribute or pay any amount under this Section 3.01 except to the extent actually received by the Administrative Agent. All payments or distributions to be made by the Servicer, the Seller and any other Person to the Purchasers (or their respective related Affected Persons and the Seller Indemnified Parties), shall be paid or distributed to the related Purchaser at its Purchaser’s Account. Each Purchaser hereby covenants and agrees to provide timely and accurate responses to each of the Administrative Agent’s requests for information necessary for the Administrative Agent to make the allocations to the Purchasers required to be made by the Administrative Agent hereunder, including the applicable account of each Purchaser for which amounts should be distributed.

(c)          If and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to any Person (including any Obligor or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received on its behalf hereunder, such amount shall be deemed not to have been so received but rather to have been retained by the Seller and, accordingly, the Administrative Agent, such Purchaser Party, such Affected Person or such Seller Indemnified Party, as the case may be, shall have a claim against the Seller for such amount.

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(d)          For the purposes of this Section 3.01:

(i)          if on any day the Outstanding Balance of any Pool Receivable is (A) reduced or canceled as a result of (w) any defective, rejected or returned goods or services, any cash or other discount, or any failure by an Originator to deliver any goods or perform any services or otherwise perform under the underlying Contract or invoice, (x) any change in or cancellation of any of the terms of such Contract or invoice or any other adjustment by an Originator, the Servicer or the Seller which reduces the amount payable by the Obligor on the related Receivable, (y) any rebates, warranties, allowances or charge-backs or (z) any setoff or credit in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction), or (B) subject to any specific dispute, offset, counterclaim or defense whatsoever (except the discharge in bankruptcy of the Obligor thereof), the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in the amount of such reduction or cancellation and shall immediately pay any and all such amounts in respect thereof to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 3.01(a);

(ii)         if on any day any of the representations or warranties in Section 6.01 is not true with respect to any Pool Receivable, the Seller shall be deemed to have received on such day a Collection of such Pool Receivable in full and shall immediately pay the amount of such deemed Collection to a Collection Account (or as otherwise directed by the Administrative Agent at such time) for the benefit of the Purchaser Parties for application pursuant to Section 3.01(a) (Collections deemed to have been received pursuant to Section 3.01(d) are hereinafter sometimes referred to as “Deemed Collections”);

(iii)        except as provided in clauses (i) or (ii) above or otherwise required by Applicable Law or the relevant Contract, all Collections received from an Obligor of any Receivable shall be applied to the Receivables of such Obligor in the order of the age of such Receivables, starting with the oldest such Receivable, unless such Obligor designates in writing its payment for application to specific Receivables; and

(iv)        if and to the extent the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party shall be required for any reason to pay over to an Obligor (or any trustee, receiver, custodian or similar official in any Insolvency Proceeding) any amount received by it hereunder, such amount shall be deemed not to have been so received by such Person but rather to have been retained by the Seller and, accordingly, such Person shall have a claim against the Seller for such amount, payable when and to the extent that any distribution from or on behalf of such Obligor is made in respect thereof.

SECTION 3.02. Payments and Computations, Etc.

(a)          Timing of Payments. All amounts to be paid by the Seller or the Servicer to the Administrative Agent, any Purchaser Party, any Affected Person or any Seller Indemnified Party hereunder shall be paid no later than 3:00 p.m. (New York City time) on the day when due in same day funds to the account so designated by the Administrative Agent. Unless the Administrative Agent shall have received notice from the Seller prior to the date on which any payment is due to the Administrative Agent for the account of any Purchasers hereunder that the Seller will not make such payment (including because Collections are not available therefor), the Administrative Agent may assume that the Seller has made or will make such payment on such date in accordance herewith and may (but shall not be obligated to), in reliance upon such assumption, distribute to the Purchasers the amount due. In such event, if the Seller has not in fact made such payment, then each Purchaser severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Purchaser, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

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(b)          Interest on Unpaid Amounts. Each of the Seller and the Servicer shall, to the extent permitted by Applicable Law, pay interest on any amount not paid or deposited by it when due hereunder, at an interest rate per annum equal to 2.50% per annum above the Base Rate, payable on demand.

(c)          Computation Conventions. All computations of interest under subsection (b) above and all computations of Yield, Fees and other amounts hereunder shall be made on the basis of a year of 360 days (or, in the case of amounts determined by reference to the Base Rate, 365 or 366 days, as applicable) for the actual number of days (including the first but excluding the last day) elapsed. Whenever any payment or deposit to be made hereunder shall be due on a day other than a Business Day, such payment or deposit shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of such payment or deposit.

(d)          Application of Collections by Currency. In making the distributions and payments out of Collections hereunder and in setting aside and reserving Collections for future distributions and payments hereunder (including, without limitation, distributions and payments in respect of Releases, Capital, Yield and fees), the Servicer shall, to the extent Collections are available therefor and subject to any applicable priorities of payment set forth herein, (i) first, apply Collections received in a particular currency to amounts distributable or payable in such currency, and (ii) second, to the extent that Collections received in a particular currency are not sufficient to distribute, pay, set aside or reserve for amounts distributable or payable in such currency, apply any excess Collections received in another currency to such amounts.

(e)          Conversion of Currencies.

(i)          If on any Settlement Date or any other day a payment is due and payable hereunder it is necessary for funds in one currency to be converted into any other currency in order to make any payment required to be made hereunder, the Seller shall (or shall cause the Servicer to) solicit offer quotations from at least two (2) foreign exchange dealers reasonably acceptable to the Administrative Agent for effecting such exchange and shall select the quotation which provides for the best exchange rate. The Seller or the Servicer on its behalf shall effect such exchange on such Settlement Date or other day, as the case may be.

(ii)         On any day when any computation or calculation hereunder requires the aggregation of amounts denominated in more than one currency, all amounts that are denominated in an Alternative Currency shall be deemed to be the U.S. Dollar Equivalent thereof on such day for purposes of such computation or calculation.

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ARTICLE IV

INCREASED COSTS; FUNDING LOSSES; TAXES; ILLEGALITY AND BACK-UP SECURITY INTEREST

SECTION 4.01. Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Affected Person;

(ii)         subject any Affected Person to any Taxes (except to the extent such Taxes are (A) Indemnified Taxes for which relief is sought under Section 4.03, (B) Taxes described in clause (b) or (c) of the definition of Excluded Taxes or (C) Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes) on its Investments, Capital, loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Affected Person any other condition, cost or expense (other than Taxes) (A) affecting the Support Assets, this Agreement, any other Transaction Document, any Capital or any participation therein or (B) affecting its obligations or rights to make Investments or fund or maintain Capital;

and the result of any of the foregoing shall be to increase the cost to such Affected Person of (A) acting as the Administrative Agent or a Purchaser hereunder with respect to the transactions contemplated hereby, (B) making any Investment or funding or maintaining any Capital (or any portion thereof) or (C) maintaining its obligation to make any Investment or to fund or maintain any Capital (or any portion thereof), or to reduce the amount of any sum received or receivable by such Affected Person hereunder, then, upon request of such Affected Person, the Seller shall pay to such Affected Person such additional amount or amounts as will compensate such Affected Person for such additional costs incurred or reduction suffered.

(b)          Capital and Liquidity Requirements. If any Affected Person determines that any Change in Law affecting such Affected Person or any lending office of such Affected Person or such Affected Person’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of (x) increasing the amount of capital required to be maintained by such Affected Person or Affected Person’s holding company, if any, (y) reducing the rate of return on such Affected Person’s capital or on the capital of such Affected Person’s holding company, if any, or (z) causing an internal capital or liquidity charge or other imputed cost to be assessed upon such Affected Person or Affected Person’s holding company, if any, in each case, as a consequence of (A) this Agreement or any other Transaction Document, (B) the commitments of such Affected Person hereunder or under any other Transaction Document, (C) the Investments made by such Affected Person, or (D) any Capital (or portion thereof), to a level below that which such Affected Person or such Affected Person’s holding company could have achieved but for such Change in Law (taking into consideration such Affected Person’s policies and the policies of such Affected Person’s holding company with respect to capital adequacy and liquidity), then from time to time, upon request of such Affected Person, the Seller will pay to such Affected Person such additional amount or amounts as will compensate such Affected Person or such Affected Person’s holding company for any such increase, reduction or charge.

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(c)          Adoption of Changes in Law. The Seller acknowledges that any Affected Person may institute measures in anticipation of a Change in Law (including, without limitation, the imposition of internal charges on such Affected Person’s interests or obligations under any Transaction Document), and may commence allocating charges to or seeking compensation from the Seller under this Section 4.01 in connection with such measures, in advance of the effective date of such Change in Law, and the Seller agrees to pay such charges or compensation to such Affected Person, following demand therefor in accordance with the terms of this Section 4.01, without regard to whether such effective date has occurred.

(d)          Certificates for Reimbursement. A certificate of an Affected Person setting forth the amount or amounts necessary to compensate such Affected Person or its holding company, as the case may be, as specified in clause (a), (b) or (c) of this Section and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 3.01, pay such Affected Person the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate. In determining any such additional amounts, the Affected Person may use any method of averaging and attribution that it shall reasonably deem applicable so long as it applies such method to other similar transactions.

(e)          Delay in Requests. Failure or delay on the part of any Affected Person to demand compensation pursuant to this Section shall not constitute a waiver of such Affected Person’s right to demand such compensation; provided that the Seller shall not be required to compensate an Affected Person pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Affected Person notifies the Seller of the Change in Law giving rise to such increased costs or reductions and of such Affected Person’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.02. Funding Losses.

(a)          The Seller will pay each Purchaser all Breakage Fees.

(b)          A certificate of a Purchaser setting forth the amount or amounts necessary to compensate such Purchaser, as specified in clause (a) above and delivered to the Seller, shall be conclusive absent manifest error. The Seller shall, subject to the priorities of payment set forth in Section 3.01, pay such Purchaser the amount shown as due on any such certificate on the first Settlement Date occurring after the Seller’s receipt of such certificate.

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SECTION 4.03. Taxes.

(a)          Payments Free of Taxes. Any and all payments by or on account of any obligation of the Seller under any Transaction Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment to a Purchaser Party, Affected Person or Seller Indemnified Party, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law, and, if such Tax is an Indemnified Tax, then the sum payable by the Seller shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Purchaser Party, Affected Person or Seller Indemnified Party receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)          Payment of Other Taxes by the Seller. The Seller shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or, at the option of the Administrative Agent, timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(c)          Indemnification by the Seller. The Seller shall indemnify each Affected Person, within ten (10) days after demand therefor, for the full amount of any (I) Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Affected Person or required to be withheld or deducted from a payment to such Affected Person and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and (II) Taxes (other than Excluded Taxes) that arise because an Investment or any Capital is not treated for U.S. federal, state or local income and franchise tax purposes consistently with the Intended Tax Treatment (such indemnification will include any U.S. federal, state or local income and franchise taxes necessary to make such Affected Person whole on an after-Tax basis taking into account the taxability of receipt of payments under this clause (II) and any reasonable expenses (other than Taxes) arising out of, relating to, or resulting from the foregoing). Promptly upon having knowledge that any such Indemnified Taxes have been levied, imposed or assessed, and promptly upon notice by the Administrative Agent or any Affected Person, the Seller shall pay such Indemnified Taxes directly to the relevant taxing authority or Governmental Authority (or to the Administrative Agent or such Affected Person if such Taxes have already been paid to the relevant taxing authority or Governmental Authority); provided that neither the Administrative Agent nor any Affected Person shall be under any obligation to provide any such notice to the Seller. A certificate as to the amount of such payment or liability delivered to the Seller by an Affected Person (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of an Affected Person, shall be conclusive absent manifest error. Notwithstanding anything to the contrary herein, the Servicer shall indemnify each Affected Person for the full amount of any Taxes described in clause (I) or clause (II) of this Section 4.03(c) to the extent that the Seller and its Affiliates have not already indemnified such Affected Person for such Taxes and without limiting any obligation of the Seller and its Affiliates to do so.

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(d)          Indemnification by the Purchasers. Each Purchaser shall severally indemnify the Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Purchaser or any of its respective Affiliates that are Affected Persons (but only to the extent that the Seller and its Affiliates have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting any obligation of the Seller, the Servicer or their Affiliates to do so), (ii) any Taxes attributable to the failure of such Purchaser or any of their respective Affiliates that are Affected Persons to comply with Section 13.03(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Purchaser or any of its respective Affiliates that are Affected Persons, in each case, that are payable or paid by the Administrative Agent in connection with any Transaction Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Purchaser by the Administrative Agent shall be conclusive absent manifest error. Each Purchaser hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Purchaser or any of its respective Affiliates that are Affected Persons under any Transaction Document or otherwise payable by the Administrative Agent to such Purchaser or any of its respective Affiliates that are Affected Persons from any other source against any amount due to the Administrative Agent under this clause (d).

(e)          Evidence of Payments. As soon as practicable after any payment of Taxes by the Seller to a Governmental Authority pursuant to this Section 4.03, the Seller shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)          Status of Affected Persons. (i) Any Affected Person that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Transaction Document shall deliver to the Seller and the Administrative Agent, at the time or times reasonably requested by the Seller or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Seller or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Affected Person, if reasonably requested by the Seller or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Seller or the Administrative Agent as will enable the Seller or the Administrative Agent to determine whether or not such Affected Person is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.03(f)(ii)(A), 4.03(f)(ii)(B) and 4.03(g)) shall not be required if, in the Affected Person’s reasonable judgment, such completion, execution or submission would subject such Affected Person to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Affected Person.

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(ii)         Without limiting the generality of the foregoing:

(A)         an Affected Person that is a U.S. Person shall deliver to the Seller and the Administrative Agent on or prior to the date on which such Affected Person becomes a party to this Agreement and from time to time upon the reasonable request of the Seller or the Administrative Agent, executed originals of Internal Revenue Service Form W-9 certifying that such Affected Person is exempt from U.S. federal backup withholding tax;

(B)         any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the Seller and the Administrative Agent) on or prior to the date on which such Affected Person becomes a party to this Agreement and from time to time upon the reasonable request of the Seller or the Administrative Agent, whichever of the following is applicable:

(1)         in the case of such an Affected Person claiming the benefits of an income tax treaty to which the United States is a party, (x) with respect to payments of interest under any Transaction Document, executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Transaction Document, Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)         executed originals of Internal Revenue Service Form W-8ECI;

(3)         in the case of such an Affected Person claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate to the effect that such Affected Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Seller within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Seller as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or Internal Revenue Service Form W-8BEN-E, as applicable; or

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(4)         to the extent such Affected Person is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if such Affected Person is a partnership and one or more direct or indirect partners of such Affected Person are claiming the portfolio interest exemption, such Affected Person may provide a U.S. Tax Compliance Certificate on behalf of each such direct and indirect partner; and

(C)         any Affected Person that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Seller and the Administrative Agent (in such number of copies as shall be requested by the recipient), on or prior to the date on which such Affected Person becomes a party to this Agreement and from time to time upon the reasonable request of the Seller or the Administrative Agent, executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Seller or the Administrative Agent to determine the withholding or deduction required to be made.

(g)          Documentation Required by FATCA. If a payment made to an Affected Person under any Transaction Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Affected Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Affected Person shall deliver to the Seller and the Administrative Agent at the time or times prescribed by Applicable Law and at such time or times reasonably requested by the Seller or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Seller or the Administrative Agent as may be necessary for the Seller and the Administrative Agent to comply with their obligations under FATCA and to determine that such Affected Person has complied with such Affected Person’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)          Survival. Each party’s obligations under this Section 4.03 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Purchaser Party or any other Affected Person, the termination of the Commitments and the repayment, satisfaction or discharge of all the Seller Obligations and the Servicer’s obligations hereunder.

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(i)          Updates. Each Affected Person agrees that if any form or certification it previously delivered pursuant to this Section 4.03 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Seller and the Administrative Agent in writing of its legal inability to do so.

(j)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.03 (including by the payment of additional amounts pursuant to this Section 4.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (j) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (j), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (j) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified part to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(k)          Designation of a Different Lending Office. If any Affected Person requests compensation under Section 4.01, or requires the Seller to pay any Indemnified Taxes or additional amounts to any Affected Person or Governmental Authority for the account of any Affected Person pursuant to Section 4.03, then such Affected Persona shall (at the request of the Seller) use reasonable efforts to designate a different lending office for funding or booking its Commitment hereunder or to assign its rights and obligations hereunder to another of its offices, branches, or affiliates, if, in the judgment of such Affected Person such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.01 or Section 4.03, as the case may be, in the future, and (ii) would not subject such Affected Person to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Affected Person. The Seller hereby agrees to pay all reasonable costs and expenses incurred by any Affected Person in connection with any such designation or assignment.

(l)          Replacement of Affected Persons. If any Affected Person requests compensation under Section 4.01, or if the Seller is required to pay any Indemnified Taxes or additional amounts to any Affected Person or any Governmental Authority for the account of any Affected Person pursuant to Section 4.03 and, in each case, such Affected Person or has declined or is unable to designate a different lending office in accordance with Section 4.03(k), or if any Affected Person is in default under any Transaction Document, then the Seller may, at its sole expense and effort, upon notice to such Affected Person and the Administrative Agent, require such Affected Person to assign and delegate, without recourse (in accordance with and subject to the restriction contained in, and consents required by, Section 13.03), all of its interests, rights (other than its existing rights to payments pursuant to Section 4.01 or Section 4.03) and obligations under this Agreement and the related Transaction Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Affected Person, if an Affected Person accepts such assignment); provided that:

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(i)          the Seller shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.03;

(ii)         such Affected Person shall have received payment of an amount equal to the outstanding principal of its Capital, accrued interest thereon, accrued fees and all other amounts payable to its hereunder and under the other Transaction Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Seller (in the case of all other amounts);

(iii)        in the case of any such assignment resulting from a claim for compensation under Section 4.01 or payments required to be made pursuant to Section 4.03, such assignment will result in a reduction in such compensation or payments thereafter; and

(iv)        such assignment does not conflict with applicable law.

An Affected Person shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Affected Person or otherwise, the circumstances entitling the Seller to require such assignment and delegation cease to apply.

SECTION 4.04. Inability to Determine Adjusted LIBOR or LMIR; Change in Legality. If any Purchaser shall have determined (which determination shall be conclusive and binding upon the parties hereto absent manifest error) on any day, by reason of circumstances affecting the interbank Eurodollar market, either that: (i) Dollar deposits in the relevant amounts and for the relevant Yield Period or day, as applicable, are not available, (ii) adequate and reasonable means do not exist for ascertaining Adjusted LIBOR or LMIR for such Yield Period or day, as applicable, (iii) Adjusted LIBOR or LMIR determined pursuant hereto does not accurately reflect the cost to the applicable Affected Person of maintaining any Portion of Capital during such Yield Period or day, as applicable or (iv) any Change in Law, or compliance by such Affected Person with any Change in Law, shall make it unlawful or impossible for such Affected Person to fund or maintain any Portion of Capital at or by reference to Adjusted LIBOR or LMIR, such Purchaser shall promptly give telephonic notice of such determination, confirmed in writing, to the Seller on such day. Upon delivery of such notice: (x) no Portion of Capital shall be funded thereafter at Adjusted LIBOR or LMIR unless and until such Purchaser shall have given notice to the Administrative Agent and the Seller that the circumstances giving rise to such determination no longer exist and (y) with respect to any outstanding Portion of Capital then funded at Adjusted LIBOR or LMIR, such Yield Rate shall automatically be converted to the Base Rate.

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SECTION 4.05. Back-Up Security Interest.

(a)          As security for the performance by the Seller of all the terms, covenants and agreements on the part of the Seller to be performed under this Agreement or any other Transaction Document, including the punctual payment when due of the Aggregate Capital and all Yield and all other Seller Obligations, the Seller hereby grants to the Administrative Agent for its benefit and the ratable benefit of the Secured Parties, a continuing security interest in, all of the Seller’s right, title and interest in, to and under all of the following, whether now or hereafter owned, existing or arising (collectively, the “Support Assets”): (i) all Pool Receivables, (ii) all Related Security with respect to such Pool Receivables, (iii) all Collections with respect to such Pool Receivables, (iv) the Cash Collateral Account, the Lock-Boxes and Collection Accounts and all amounts on deposit therein, and all certificates and instruments, if any, from time to time evidencing such Lock-Boxes and Collection Accounts and amounts on deposit therein, (v) all rights (but none of the obligations) of the Seller under the Purchase and Sale Agreement, (vi) all other personal and fixture property or assets of the Seller of every kind and nature including, without limitation, all goods (including inventory, equipment and any accessions thereto), instruments (including promissory notes), documents, accounts, chattel paper (whether tangible or electronic), deposit accounts, securities accounts, securities entitlements, letter-of-credit rights, commercial tort claims, securities and all other investment property, supporting obligations, money, any other contract rights or rights to the payment of money, insurance claims and proceeds, and all general intangibles (including all payment intangibles) (each as defined in the UCC) and (vii) all proceeds of, and all amounts received or receivable under any or all of, the foregoing.

(b)          The Administrative Agent (for the benefit of the Secured Parties) shall have, with respect to all the Support Assets, and in addition to all the other rights and remedies available to the Administrative Agent (for the benefit of the Secured Parties), all the rights and remedies of a secured party under any applicable UCC. The Seller hereby authorizes the Administrative Agent to file financing statements describing the collateral covered thereby as “all of the debtor’s personal property or assets” or words to that effect, notwithstanding that such wording may be broader in scope than the collateral described in this Agreement.

(c)          Immediately upon the occurrence of the Final Payout Date, the Support Assets shall be automatically released from the lien created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent, the Purchasers and the other Purchaser Parties hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Support Assets shall revert to the Seller; provided, however, that promptly following written request therefor by the Seller delivered to the Administrative Agent following any such termination, and at the expense of the Seller, the Administrative Agent shall execute and deliver to the Seller UCC-3 termination statements and such other documents as the Seller shall reasonably request to evidence such termination.

(d)          For the avoidance of doubt, (i) the grant of security interest pursuant to this Section 4.05 shall be in addition to, and shall not be construed to limit or modify, the sale of Sold Assets pursuant to Section 2.01(b), (ii) nothing in Section 2.01 shall be construed as limiting the rights, interests (including any security interest), obligations or liabilities of any party under this Section 4.05, and (iii) subject to the foregoing clauses (i) and (ii), this Section 4.05 shall not be construed to contradict the intentions of the parties set forth in Section 2.01(c).

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SECTION 4.06. Successor Adjusted LIBOR or LMIR Index.

(a)          If the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (A) the circumstances set forth in Section 4.04 have arisen and are unlikely to be temporary, or (B) the circumstances set forth in Section 4.04 have not arisen but the applicable supervisor or administrator (if any) of Adjusted LIBOR or LMIR or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying the specific date after which Adjusted LIBOR or LMIR shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than Adjusted LIBOR or LMIR has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then the Administrative Agent may (in consultation with the Seller) choose a replacement index for Adjusted LIBOR or LMIR, as applicable, and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in Yield based on the replacement index will be substantially equivalent to the all-in Yield based on Adjusted LIBOR or LMIR, as applicable, in effect prior to its replacement.

(b)          The Administrative Agent and the Seller shall enter into an amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the discretion of the Administrative Agent, for the implementation and administration of the replacement index-based rate. Notwithstanding anything to the contrary in this Agreement or the other Transaction Documents (including, without limitation, Section 13.01), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. New York City time on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Purchasers, unless the Administrative Agent receives, on or before such tenth (10th) Business Day, a written notice from the Majority Purchasers stating that such Majority Purchasers object to such amendment.

(c)          Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a rate based on Adjusted LIBOR or LMIR, as applicable, to a replacement index-based rate, and (ii) may also reflect adjustments to account for (A) the effects of the transition from Adjusted LIBOR or LMIR, as applicable, to the replacement index and (B) yield- or risk-based differences between Adjusted LIBOR or LMIR, as applicable, and the replacement index.

(d)          Until an amendment reflecting a new replacement index in accordance with this Section 4.06 is effective, any Portion of Capital for which Yield is determined by reference to Adjusted LIBOR or LMIR will, subject to Section 4.04, continue to accrue Yield with reference to Adjusted LIBOR or LMIR (or Base Rate if applicable pursuant to Section 4.04), as applicable, provided however, that if the Administrative Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Portions of Capital for which Yield would otherwise be determined with reference to Adjusted LIBOR or LMIR, as applicable, shall automatically begin accruing Yield with reference to the Base Rate until such time as an amendment reflecting a replacement index and related matters as described above is implemented.

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(e)          Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

ARTICLE V

CONDITIONS to Effectiveness and INVESTMENTS

SECTION 5.01. Conditions Precedent to Effectiveness and the Initial Investment. This Agreement shall become effective as of the Closing Date when (a) the Administrative Agent shall have received each of the documents, agreements (in fully executed form), opinions of counsel, lien search results, UCC filings, certificates and other deliverables listed on the closing memorandum attached as Exhibit H hereto, in each case, in form and substance acceptable to the Administrative Agent and (b) all fees and expenses payable by the Seller on the Closing Date to the Purchaser Parties have been paid in full in accordance with the terms of the Transaction Documents.

SECTION 5.02. Conditions Precedent to All Investments. Each Investment hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)          the Seller shall have delivered to the Administrative Agent and each Purchaser an Investment Request for such Investment, in accordance with Section 2.02(a);

(b)          the Servicer shall have delivered to the Administrative Agent and each Purchaser all Information Packages and Interim Reports, if any, required to be delivered hereunder;

(c)          the conditions precedent to such Investment specified in Section 2.01(a)(i) through (iv) shall be satisfied;

(d)          on the date of such Investment the following statements shall be true and correct (and upon the occurrence of such Investment, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)          the representations and warranties of the Seller and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Investment as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)         no Event of Termination or Unmatured Event of Termination has occurred and is continuing, and no Event of Termination or Unmatured Event of Termination would result from such Investment;

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(iii)        no Capital Coverage Deficit exists or would exist after giving effect to such Investment based on the data provided as of the most recent Information Package or Interim Report required to be delivered under this Agreement by the Administrative Agent (provided that Seller may elect to provide a more recent Interim Report which the Administrative Agent may rely on in its sole discretion in determining whether this clause (iii) is satisfied);

(iv)        no Capital Coverage Deficit exists or would exist after giving effect to such Investment; and

(v)         the Termination Date has not occurred.

SECTION 5.03. Conditions Precedent to All Releases. Each Release hereunder on or after the Closing Date shall be subject to the conditions precedent that:

(a)          after giving effect to such Release, the Servicer shall be holding in trust for the benefit of the Secured Parties an amount of Collections sufficient to pay the sum of (x) all accrued and unpaid Servicing Fees, Yield, Fees and Breakage Fees, in each case, through the date of such Release, (y) the amount of any Capital Coverage Deficit and (z) the amount of all other accrued and unpaid Seller Obligations (other than Capital) through the date of such Release;

(b)          the Seller shall use the proceeds of such Release solely to pay the purchase price for Receivables purchased by the Seller in accordance with the terms of the Purchase and Sale Agreement and amounts owing by the Seller to the Originators under the Intercompany Loan Agreements; and

(c)          on the date of such Release the following statements shall be true and correct (and upon the occurrence of such Release, the Seller and the Servicer shall be deemed to have represented and warranted that such statements are then true and correct):

(i)          the representations and warranties of the Seller and the Servicer contained in Sections 6.01 and 6.02 are true and correct in all material respects on and as of the date of such Release as though made on and as of such date unless such representations and warranties by their terms refer to an earlier date, in which case they shall be true and correct in all material respects on and as of such earlier date;

(ii)         [Reserved];

(iii)        no Capital Coverage Deficit exists or would exist after giving effect to such Release;

(iv)        the Termination Date has not occurred; and

(v)         the Aggregate Capital exceeds the Minimum Funding Threshold.

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ARTICLE VI

REPRESENTATIONS AND WARRANTIES

SECTION 6.01. Representations and Warranties of the Seller. The Seller represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date, and on the day of each Investment, Release and delivery of an Information Package or Interim Report:

(a)          Organization and Good Standing. The Seller is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware and has full power and authority under its constitutional documents and under the laws of its jurisdiction to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)          Due Qualification. The Seller is duly qualified to do business as a limited liability company, is in good standing as a foreign limited liability company and has obtained all necessary licenses and approvals in all jurisdictions in which the conduct of its business requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)          Power and Authority; Due Authorization. The Seller (i) has all necessary limited liability company power and authority to (A) execute and deliver this Agreement and the other Transaction Documents to which it is a party, (B) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and (C) grant a security interest in the Support Assets to the Administrative Agent on the terms and subject to the conditions herein provided and (ii) has duly authorized by all necessary limited liability company action such grant and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party.

(d)          Binding Obligations. This Agreement and each of the other Transaction Documents to which the Seller is a party constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(e)          No Conflict or Violation. The execution, delivery and performance of, and the consummation of the transactions contemplated by, this Agreement and the other Transaction Documents to which the Seller is a party, and the fulfillment of the terms hereof and thereof, will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under its organizational documents or any indenture, sale agreement, credit agreement (including any Credit Agreement), loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument to which the Seller is a party or by which it or any of its properties is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of the Support Assets pursuant to the terms of any such indenture, credit agreement (including any Credit Agreement), loan agreement, security agreement, mortgage, deed of trust, or other agreement or instrument other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law.

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(f)          Litigation and Other Proceedings. (i) There is no action, suit, proceeding or investigation pending or, to the best knowledge of the Seller, threatened, against the Seller before any Governmental Authority and (ii) the Seller is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority that, in the case of either of the foregoing clauses (i) and (ii), (A) asserts the invalidity of this Agreement or any other Transaction Document, (B) seeks to prevent the grant of a security interest in any Support Assets by the Seller to the Administrative Agent, the ownership or acquisition by the Seller of any Pool Receivables or other Support Assets or the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document, (C) seeks any determination or ruling that could materially and adversely affect the performance by the Seller of its obligations under, or the validity or enforceability of, this Agreement or any other Transaction Document or (D) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g)          Governmental Approvals. Except where the failure to obtain or make such authorization, consent, order, approval or action could not reasonably be expected to have a Material Adverse Effect, all authorizations, consents, orders and approvals of, or other actions by, any Governmental Authority that are required to be obtained by the Seller in connection with the grant of a security interest in the Support Assets to the Administrative Agent hereunder or the due execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which it is a party and the consummation by the Seller of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party have been obtained or made and are in full force and effect.

(h)          Margin Regulations. The Seller is not engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meanings of Regulations T, U and X of the Board of Governors of the Federal Reserve System).

(i)          Solvency. After giving effect to the transactions contemplated by this Agreement and the other Transaction Documents, the Seller is Solvent.

(j)          Offices; Legal Name. The Seller’s sole jurisdiction of organization is the State of Delaware and such jurisdiction has not changed within four months prior to the date of this Agreement. The office of the Seller is set forth on Schedule III hereto. The legal name of the Seller is Spring Funding, LLC.

(k)          Investment Company Act; Volcker Rule. The Seller (i) is not, and is not controlled by, an “investment company” registered or required to be registered under the Investment Company Act and (ii) is not a “covered fund” under the Volcker Rule. In determining that the Seller is not a “covered fund” under the Volcker Rule, the Seller relies on, and is entitled to rely on, the exemption from the definition of “investment company” set forth in Section 3(c)(5) of the Investment Company Act.

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(l)          No Material Adverse Effect. Since the date of formation of the Seller there has been no Material Adverse Effect with respect to the Seller.

(m)          Accuracy of Information. All Information Packages, Interim Reports, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by or on behalf of the Seller pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

(n)          Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

(o)          Perfection Representations.

(i)          This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Seller’s right, title and interest in, to and under the Support Assets which (A) security interest has been perfected and is enforceable against creditors of and purchasers from the Seller and (B) will be free of all Adverse Claims in such Support Assets.

(ii)         The Receivables constitute “accounts” or “general intangibles” within the meaning of Section 9-102 of the UCC.

(iii)        The Seller owns and has good and marketable title to the Support Assets free and clear of any Adverse Claim of any Person.

(iv)        All appropriate financing statements, financing statement amendments and continuation statements have been filed in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect (and continue the perfection of) the sale and contribution of the Receivables and Related Security from each Originator to the Seller pursuant to the Purchase and Sale Agreement and the grant by the Seller of a security interest in the Support Assets to the Administrative Agent pursuant to this Agreement.

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(v)         Other than the security interest granted to the Administrative Agent pursuant to this Agreement, the Seller has not pledged, assigned, sold, granted a security interest in, or otherwise conveyed any of the Support Assets except as permitted by this Agreement and the other Transaction Documents. The Seller has not authorized the filing of and is not aware of any financing statements filed against the Seller that include a description of collateral covering the Support Assets other than any financing statement (i) in favor of the Administrative Agent or (ii) that has been terminated. The Seller is not aware of any judgment lien, ERISA lien or tax lien filings against the Seller.

(vi)        Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations contained in this Section 6.01(o) shall be continuing and remain in full force and effect until the Final Payout Date.

(p)          The Lock-Boxes and Collection Accounts.

(i)          Nature of Collection Accounts. Each Collection Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii)         Ownership. Each Lock-Box and Collection Account is in the name of the Seller, and the Seller owns and has good and marketable title to the Collection Accounts free and clear of any Adverse Claim.

(iii)        Perfection. The Seller has delivered to the Administrative Agent a fully executed Account Control Agreement relating to each Lock-Box and Collection Account, pursuant to which each applicable Collection Account Bank has agreed to comply with the instructions originated by the Administrative Agent directing the disposition of funds in such Lock-Box and Collection Account without further consent by the Seller, the Servicer or any other Person. The Administrative Agent has “control” (as defined in Section 9-104 of the UCC) over each Collection Account.

(iv)        Instructions. Neither the Lock-Boxes nor the Collection Accounts are in the name of any Person other than the Seller. Neither the Seller nor the Servicer has consented to the applicable Collection Account Bank complying with instructions of any Person other than the Administrative Agent.

(q)          Ordinary Course of Business. Each remittance of Collections by or on behalf of the Seller to the Purchaser Parties under this Agreement will have been (i) in payment of a debt incurred by the Seller in the ordinary course of business or financial affairs of the Seller and (ii) made in the ordinary course of business or financial affairs of the Seller.

(r)          Compliance with Law. The Seller has complied in all material respects with all Applicable Laws to which it may be subject.

(s)          Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

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(t)          Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(u)          Taxes. The Seller has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all Taxes, assessments and other governmental charges, if any, other than Taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(v)         Tax Status. The Seller (i) is a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a “United States person” (within the meaning of Section 7701(a)(30) of the Code) and (ii) is not an association (or publicly traded partnership) taxable as a corporation for U.S. federal income tax purposes. The Seller is not subject to any Tax in any jurisdiction outside the United States.

(w)          Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(x)          Other Transaction Documents. Each representation and warranty made by the Seller under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(y)          Liquidity Coverage Ratio. The Seller has not, does not and will not during this Agreement issue any LCR Security. The Seller further represents and warrants that its assets and liabilities are consolidated with the assets and liabilities of Parent for purposes of GAAP.

(z)          GBG Account. The GBG Account is in the name of GBG or the Seller. No Collections held in the GBG Account are subject to any Adverse Claim (other than any rights of the Receivables Financing Agent in the GBG Account for which such Collections are deposited, but only to the extent that such GBG Account is subject to an Intercreditor Agreement). The GBG Account is not subject to any account control agreement or similar agreement granting (or purporting to grant) any Person (other than the Receivables Financing Agent or the Administrative Agent) “control” (as defined in Section 9-104 of the UCC) over the GBG Account. The related depositary bank with respect to the GBG Account is not exercising any setoff rights with respect to any amounts on deposit in the GBG Account.

(aa)       Beneficial Ownership Rule. As of the Closing Date, the Seller is an entity that is organized under the laws of the United States or of any state and at least 51% of whose common stock or analogous equity interest is owned directly or indirectly by a company listed on the New York Stock Exchange or the American Stock Exchange or designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange and is excluded on that basis from the definition of “Legal Entity Customer” as defined in the Beneficial Ownership Rule.

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(bb)       Reaffirmation of Representations and Warranties. On the date of each Investment, on the date of each Release, on each Settlement Date and on the date each Information Package, Interim Report or other report is delivered to the Administrative Agent or any Purchaser hereunder, the Seller shall be deemed to have certified that (i) all representations and warranties of the Seller hereunder are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) no Event of Termination or Unmatured Event of Termination has occurred and is continuing or will result from such Investment or Release.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

SECTION 6.02. Representations and Warranties of the Servicer. The Servicer represents and warrants to each Purchaser Party as of the Closing Date, on each Settlement Date, and on the day of each Investment, Release and delivery of an Information Package or Interim Report:

(a)         Organization and Good Standing. The Servicer is a duly organized and validly existing corporation in good standing under the laws of the State of Delaware and has full power and authority under its constitutional documents and under the laws of its jurisdiction to own its properties and to conduct its business as such properties are currently owned and such business is presently conducted.

(b)         Due Qualification. The Servicer is duly qualified to do business as a corporation, is in good standing as a foreign corporation, and has obtained all necessary licenses and approvals, in all jurisdictions in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, licenses or approvals, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(c)         Power and Authority; Due Authorization. The Servicer has all necessary corporate power and authority to (i) execute and deliver this Agreement and the other Transaction Documents to which it is a party and (ii) perform its obligations under this Agreement and the other Transaction Documents to which it is a party and the execution, delivery and performance of, and the consummation of the transactions provided for in, this Agreement and the other Transaction Documents to which it is a party have been duly authorized by the Servicer by all necessary corporate action.

(d)         Binding Obligations. This Agreement and each of the other Transaction Documents to which it is a party constitutes legal, valid and binding obligations of the Servicer, enforceable against the Servicer in accordance with their respective terms, except (i) as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) as such enforceability may be limited by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

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(e)         No Conflict or Violation. The execution and delivery of this Agreement and each other Transaction Document to which the Servicer is a party, the performance of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms of this Agreement and the other Transaction Documents by the Servicer will not (i) conflict with, result in any breach of any of the terms or provisions of, or constitute (with or without notice or lapse of time or both) a default under, the organizational documents of the Servicer or any indenture, sale agreement, credit agreement (including any Credit Agreement), loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument to which the Servicer is a party or by which it or any of its property is bound, (ii) result in the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, credit agreement (including any Credit Agreement), loan agreement, security agreement, mortgage, deed of trust or other agreement or instrument, other than this Agreement and the other Transaction Documents or (iii) conflict with or violate any Applicable Law, except to the extent that any such conflict, breach, default, Adverse Claim or violation could not reasonably be expected to have a Material Adverse Effect.

(f)         Litigation and Other Proceedings. There is no action, suit, proceeding or investigation pending, or to the Servicer’s knowledge threatened, against the Servicer before any Governmental Authority: (i) asserting the invalidity of this Agreement or any of the other Transaction Documents; (ii) seeking to prevent the consummation of any of the transactions contemplated by this Agreement or any other Transaction Document; (iii) seeking any determination or ruling that could materially and adversely affect the performance by the Servicer of its obligations under, or the validity or enforceability of, this Agreement or any of the other Transaction Documents or (iv) individually or in the aggregate for all such actions, suits, proceedings and investigations could reasonably be expected to have a Material Adverse Effect.

(g)        No Consents. The Servicer is not required to obtain the consent of any other party or any consent, license, approval, registration, authorization or declaration of or with any Governmental Authority in connection with the execution, delivery, or performance of this Agreement or any other Transaction Document to which it is a party that has not already been obtained, except where the failure to obtain such consent, license, approval, registration, authorization or declaration could not reasonably be expected to have a Material Adverse Effect.

(h)        Compliance with Applicable Law. The Servicer (i) shall duly satisfy all obligations on its part to be fulfilled under or in connection with the Pool Receivables and the related Contracts, and (ii) has complied in all material respects with all Applicable Laws in connection with servicing the Pool Receivables.

(i)         Accuracy of Information. All Information Packages, Interim Reports, Investment Requests, certificates, reports, statements, documents and other information furnished to the Administrative Agent or any other Purchaser Party by the Servicer pursuant to any provision of this Agreement or any other Transaction Document, or in connection with or pursuant to any amendment or modification of, or waiver under, this Agreement or any other Transaction Document, is, at the time the same are so furnished, complete and correct in all material respects on the date the same are furnished to the Administrative Agent or such other Purchaser Party, and does not contain any material misstatement of fact or omit to state a material fact or any fact necessary to make the statements contained therein not misleading.

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(j)          Location of Records. The offices where the initial Servicer keeps all of its records relating to the servicing of the Pool Receivables are located at the Servicer’s address specified on Schedule III.

(k)          Credit and Collection Policy. The Servicer has complied in all material respects with the Credit and Collection Policy with regard to each Pool Receivable and the related Contracts.

(l)          Eligible Receivables. Each Receivable included as an Eligible Receivable in the calculation of the Net Receivables Pool Balance as of any date is an Eligible Receivable as of such date.

(m)        Servicing Programs. No license or approval is required for the Administrative Agent’s use of any software or other computer program used by the Servicer, any Originator or any Sub-Servicer in the servicing of the Pool Receivables, other than those which have been obtained and are in full force and effect.

(n)         Servicing of Pool Receivables. Since the Closing Date there has been no material adverse change in the ability of the Servicer or any Sub-Servicer to service and collect the Pool Receivables and the Related Security.

(o)         Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party (including, without limitation, the Purchase and Sale Agreement) is true and correct in all material respects as of the date when made.

(p)         No Material Adverse Effect. Since June 30, 2018, there has been no Material Adverse Effect on the Servicer.

(q)         Investment Company Act. The Servicer is not an “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act.

(r)         Anti-Money Laundering/International Trade Law Compliance. No Covered Entity is a Sanctioned Person. No Covered Entity, either in its own right or through any third party, (i) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (ii) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (iii) engages in any dealings or transactions prohibited by any Anti-Terrorism Law.

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(s)         Financial Condition. The audited consolidated balance sheets of the Parent and its consolidated Subsidiaries as of December 31, 2017 and the related statements of income and shareholders’ equity of the Parent and its consolidated Subsidiaries for the fiscal year then ended, copies of which have been furnished to the Administrative Agent and the Purchasers, present fairly in all material respects the consolidated financial position of the Parent and its consolidated Subsidiaries for the period ended on such date, all in accordance with GAAP.

(t)          Bulk Sales Act. No transaction contemplated by this Agreement requires compliance by it with any bulk sales act or similar law.

(u)         Taxes. The Servicer has (i) timely filed all tax returns (federal, state and local) required to be filed by it and (ii) paid, or caused to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(v)         Opinions. The facts regarding the Seller, the Servicer, each Originator, the Performance Guarantor, the Receivables, the Related Security and the related matters set forth or assumed in each of the opinions of counsel delivered in connection with this Agreement and the Transaction Documents are true and correct in all material respects.

(w)        Other Transaction Documents. Each representation and warranty made by the Servicer under each other Transaction Document to which it is a party is true and correct in all material respects as of the date when made.

(x)          GBG Account. The GBG Account is in the name of GBG or the Seller. No Collections held in the GBG Account are subject to any Adverse Claim (other than any rights of the Receivables Financing Agent in the GBG Account for which such Collections are deposited, but only to the extent that such GBG Account is subject to an Intercreditor Agreement). The GBG Account is not subject to any account control agreement or similar agreement granting (or purporting to grant) any Person (other than the Receivables Financing Agent or the Administrative Agent) “control” (as defined in Section 9-104 of the UCC) over the GBG Account. The related depositary bank with respect to the GBG Account is not exercising any setoff rights with respect to any amounts on deposit in the GBG Account.

(y)        Credit Purchase Agreement.

(i)          Each Credit Purchase Agreement is in full force and effect and constitutes valid and binding obligations of CIT, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereinafter in effect relating to creditors’ right generally and to the application of the equitable principles and the other parties thereto in accordance with its terms and conditions.

(ii)         (A) CIT has performed all material obligations required to be performed by it under each Credit Purchase Agreement, and is not in material breach or default, (B) no other party to any Credit Purchase Agreement is in material breach or default thereof and no DFBG Party or any Affiliate thereof is delinquent in the payment of any amounts owing thereunder and (C) no event or circumstance has occurred which with the lapse of time or the giving of notice or both would constitute a material breach or default by CIT or any other party to any Credit Purchase Agreement.

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(z)          Reaffirmation of Representations and Warranties. On the date of each Investment, on the date of each Release, on each Settlement Date and on the date each Information Package, Interim Report or other report is delivered to the Administrative Agent or any Purchaser hereunder, the Servicer shall be deemed to have certified that (i) all representations and warranties of the Servicer hereunder are true and correct in all material respects on and as of such day as though made on and as of such day, except for representations and warranties which apply as to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such date) and (ii) no Event of Termination or Unmatured Event of Termination has occurred and is continuing or will result from such Investment or Release.

Notwithstanding any other provision of this Agreement or any other Transaction Document, the representations and warranties contained in this Section shall be continuing, and remain in full force and effect until the Final Payout Date.

ARTICLE VII

COVENANTS

SECTION 7.01. Covenants of the Seller. At all times from the Closing Date until the Final Payout Date:

(a)          Payment of Principal and Yield. The Seller shall duly and punctually pay Capital, Yield, Fees and all other amounts payable by the Seller hereunder in accordance with the terms of this Agreement.

(b)          Existence. The Seller shall keep in full force and effect its existence and rights as a limited liability company under the laws of the State of Delaware, and shall obtain and preserve its qualification to do business in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the other Transaction Documents and the Support Assets.

(c)          Financial Reporting. The Seller will maintain a system of accounting established and administered in accordance with GAAP, and the Seller (or the Servicer on its behalf) shall furnish to the Administrative Agent and each Purchaser:

(i)          Annual Financial Statements of the Seller. In no event later than 90 days after the close of each fiscal year of the Seller, annual unaudited financial statements of the Seller certified by a Financial Officer of the Seller that they fairly present in all material respects, in accordance with GAAP, the financial condition of the Seller as of the date indicated and the results of its operations for the periods indicated.

(ii)         Information Packages and Interim Reports. (A) not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month, (B) upon two (2) Business Days’ prior written notice from the Administrative Agent in its sole discretion, a Weekly Report not later than the second Business Day of each calendar week (until such notice is revoked in writing by the Administrative Agent in its sole discretion) with respect to the Pool Receivables with data as of the close of business on the last day of the immediately preceding calendar week and (C) upon two (2) Business Days’ prior written notice from the Administrative Agent in its sole discretion or anytime a Seasonal Peak Period has commenced and is continuing, in either case, a Daily Report not later than noon (New York City time) on each Business Day (until either such notice is revoked in writing by the Administrative Agent in its sole discretion or such Seasonal Peak Period is not continuing, as the case may be) with respect to the Pool Receivables with data as of the close of business on the immediately preceding Business Day.

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(iii)        Other Information. Such other information (including non-financial information) as the Administrative Agent or any Purchaser may from time to time reasonably request.

(iv)        Quarterly Financial Statements of Parent. In no event later than 45 days following the end of each of the first three fiscal quarters in each of Parent’s fiscal years, (i) the unaudited consolidated balance sheet and statements of income of Parent and its consolidated Subsidiaries as at the end of such fiscal quarter and the related unaudited consolidated statements of earnings and cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by a Financial Officer of Parent that they fairly present in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal quarter.

(v)         Annual Financial Statements of Parent. Within 90 days after the close of each of Parent’s fiscal years, the consolidated balance sheet of Parent and its consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of earnings and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year, all reported on by independent certified public accountants of recognized national standing (without (x) a “going concern” or like qualification or exception (other than any “going concern” or like qualification or exception with respect to, or resulting from, (i) the impending maturity of any Indebtedness of the Parent or its Affiliates or (ii) a prospective breach of a financial covenant under this Agreement or any Credit Agreement) or (y) a qualification as to the scope of the audit) to the effect that such consolidated financial statements present fairly in all material respects, in accordance with GAAP, the financial condition of Parent and its consolidated Subsidiaries as of the dates indicated and the results of their operations for the periods indicated.

(vi)        Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Parent or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.

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(vii)       Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this paragraph (c) shall be deemed to have been furnished to each of the Administrative Agent and each Purchaser on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.

(d)          Notices. The Seller (or the Servicer on its behalf) will notify the Administrative Agent and each Purchaser in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)          Notice of Events of Termination or Unmatured Events of Termination. A statement of a Financial Officer of the Seller setting forth details of any Event of Termination or Unmatured Event of Termination that has occurred and is continuing and the action which the Seller proposes to take with respect thereto; provided that the failure to deliver notice of an Unmatured Event of Termination shall not itself result in an Event of Termination hereunder unless and until the underlying Unmatured Event of Termination matures into an Event of Termination.

(ii)         Representations and Warranties. The failure of any representation or warranty made or deemed to be made by the Seller under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)        Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to any DFBG Party, which with respect to any Person other than the Seller, could reasonably be expected to have a Material Adverse Effect.

(iv)        Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Support Assets or any portion thereof, (B) any Person other than the Seller, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box), (C) any Person other than the Seller, the Servicer, the Administrative Agent or the Receivables Financing Agent shall obtain any rights or direct any action with respect to the GBG Account, (D) (x) any Person other than the Seller, the Servicer, the Administrative Agent or CIT shall obtain any rights or direct any action with respect to any CIT Account or (y) any Person other than the Seller, the Servicer, the Administrative Agent shall obtain any rights or direct any action with respect to any Wells Exception Account or (E) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

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(v)         Name Changes. At least thirty (30) days before any change in any Originator’s or the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi)        Change in Accountants or Accounting Policy. Any change in (A) the external accountants of any DFBG Party, (B) any accounting policy of the Seller or (C) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(e)          Conduct of Business. The Seller will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic organization in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(f)          Compliance with Laws. The Seller will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(g)          Furnishing of Information and Inspection of Receivables. The Seller will furnish or cause to be furnished to the Administrative Agent and each Purchaser from time to time such information with respect to the Pool Receivables and the other Support Assets as the Administrative Agent or any Purchaser may reasonably request. The Seller will, at the Seller’s expense, during regular business hours with at least two (2) Business Days’ prior written notice (i) permit the Administrative Agent and each Purchaser or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Support Assets, (B) visit the offices and properties of the Seller for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Support Assets or the Seller’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors or independent public accountants of the Seller having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Seller’s expense upon at least two (2) Business Days’ prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to such Pool Receivables and other Support Assets; provided, that the Seller shall be required to reimburse the Administrative Agent for (x) only two (2) such reviews pursuant to clause (i) above in any twelve-month period and (y) only one (1) (or, at any time during a Level II Excess Leverage Period, two (2)) such review pursuant to clause (ii) above in any twelve-month period, in either case unless an Event of Termination has occurred and is continuing.

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(h)          Payments on Receivables, Collection Accounts.

(i)          The Seller (or the Servicer on its behalf) will, and will cause each Originator to, at all times, instruct all Obligors to deliver payments on the Pool Receivables to (A) a Collection Account or a Lock-Box, (B) (x) so long as each of the CIT Account Conditions are then satisfied, a CIT Account, (y) so long as each of the Wells Exception Account Conditions are then satisfied, a Wells Exception Account or (z) so long as each of the HSBC Exception Account Conditions are then satisfied, a HSBC Exception Account or (C) prior to the occurrence of the Blocked Account Retitling Date, the GBG Account. The Seller (or the Servicer on its behalf) shall, and shall cause each Originator to remit all Collections received in the GBG Account to a Collection Account no later than five (5) Business Days following receipt thereof. The Seller (or the Servicer on its behalf) shall, and shall cause each Originator to remit all Collections received in any Wells Exception Account directly to a Collection Account no later than one (1) Business Day following receipt thereof. The Seller (or the Servicer on its behalf) shall, and shall cause each Originator to remit all Collections received in any HSBC Exception Account directly to a Collection Account no later than one (1) Business Day following receipt thereof. The Seller (or the Servicer on its behalf) shall, and shall cause each Originator and CIT to remit all Collections received in any CIT Account directly to a Collection Account no later than one (1) Business Day following receipt thereof. Without the prior written consent of the Administrative Agent, the Seller shall not terminate or change any standing instruction given to CIT, Wells or HSBC with respect to the daily remittance of Collections from any CIT Account, Wells Exception Account or HSBC Exception Account to a Collection Account. The Seller (or the Servicer on its behalf) will, and will cause each Originator to, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Purchasers and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Seller (or the Servicer on its behalf) will cause each Collection Account Bank to comply with the terms of each applicable Account Control Agreement. The Seller shall not permit funds other than (i) Collections on Pool Receivables and other Support Assets and (ii) Whitehall Funding Collections to be deposited into the GBG Account. The Seller shall not permit funds other than Collections on Pool Receivables and other Support Assets to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Seller (or the Servicer on its behalf) will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Seller will not, and will not permit the Servicer, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Purchaser or any other Secured Party is entitled, with any other funds; provided, however, that Collections may be commingled (i) in the GBG Account with Whitehall Funding Collections until required to be remitted to a Collection Account in accordance with this Agreement and (ii) in any CIT Account with other funds until required to be remitted to a Collection Account in accordance with this Agreement; provided further, however, that any such commingling shall not derogate from the Seller’s indemnification obligations with respect to commingling pursuant to Section 12.01. The Seller shall only add a Collection Account (or a related Lock-Box) or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Seller shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) or CIT Account, in each case, with the prior written consent of the Administrative Agent. The Seller shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Seller.

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(ii)         The Seller shall not (and shall not permit the Servicer or any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its (or their) instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (A) prior written notice of such addition, termination or change and (B) a signed and acknowledged Account Control Agreement (or amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box), and the Administrative Agent shall have consented to such change in writing.

(i)          Sales, Liens, etc. Except as otherwise provided herein, the Seller will not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon (including, without limitation, the filing of any financing statement) or with respect to, any Pool Receivable or other Support Assets, or assign any right to receive income in respect thereof.

(j)          Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Seller will not, and will not permit the Servicer to, alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Seller shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(k)          Change in Credit and Collection Policy. The Seller will not make any material change in the Credit and Collection Policy that could be reasonably expected to impair the collectability of the Pool Receivables without the prior written consent of the Administrative Agent and the Majority Purchasers. Promptly following any change in the Credit and Collection Policy, the Seller will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Purchaser.

(l)          Fundamental Changes. The Seller shall not, without the prior written consent of the Administrative Agent and the Majority Purchasers, permit itself (i) to merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person or (ii) to be directly owned by any Person other than an Originator. The Seller shall not, without the prior written consent of the Administrative Agent and the Majority Purchasers make any change in the Seller’s name, identity, corporate structure or location or make any other change in the Seller’s identity or corporate structure that could impair or otherwise render any UCC financing statement filed in connection with this Agreement or any other Transaction Document “seriously misleading” as such term (or similar term) is used in the applicable UCC.

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(m)          Books and Records. The Seller shall maintain and implement (or cause the Servicer to maintain and implement) administrative and operating procedures (including (i) an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof and (ii) procedures to identify and track sales with respect to, and collection on, Whitehall Funding Receivables), and keep and maintain (or cause the Servicer to keep and maintain) all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables and the identification and reporting of all Whitehall Funding Receivables (including records adequate to permit the daily identification of each Pool Receivable and Whitehall Funding Receivable and all Collections of and adjustments to each existing Pool Receivable and Whitehall Funding Receivables).

(n)          Identifying of Records. The Seller shall (i) identify (or cause the Servicer to identify) its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been pledged in accordance with this Agreement and (ii) cause each Originator so to identify its master data processing records with such a legend.

(o)          Ownership Interest, Further Assurances, Etc. The Seller shall (and shall cause the Servicer to), at its expense, take all action necessary or reasonably desirable to establish and maintain a valid and enforceable ownership or security interest in the Support Assets, and a first priority perfected security interest in the Support Assets, in each case free and clear of any Adverse Claim, in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request. In order to evidence the security interests of the Administrative Agent under this Agreement, the Seller shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Seller shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Seller to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Seller shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes Support Assets of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

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(p)          Certain Agreements. Without the prior written consent of the Administrative Agent and the Majority Purchasers, the Seller will not (and will not permit any Originator or the Servicer to) amend, modify, waive, revoke or terminate any Transaction Document to which it is a party or any provision of the Seller’s organizational documents which requires the consent of the “Independent Manager” (as such term is used in the Seller’s Certificate of Formation and Limited Liability Company Agreement).

(q)          Restricted Payments. (i) Except pursuant to clause (ii) below, the Seller will not: (A) purchase or redeem any of its membership interests, (B) declare or pay any dividend or set aside any funds for any such purpose, (C) prepay, purchase or redeem any Debt, (D) lend or advance any funds or (E) repay any loans or advances to, for or from any of its Affiliates (the amounts described in clauses (A) through (E) being referred to as “Restricted Payments”).

(ii)         Subject to the limitations set forth in clause (iii) below, the Seller may make Restricted Payments so long as such Restricted Payments are made only in one or more of the following ways: (A) the Seller may make cash payments (including prepayments) on the Intercompany Loans in accordance with their respective terms and (B) the Seller may declare and pay dividends if, both immediately before and immediately after giving effect thereto, the Seller’s Net Worth is not less than the Required Capital Amount.

(iii)        The Seller may make Restricted Payments only out of the funds, if any, it receives pursuant to Section 3.01 of this Agreement; provided that the Seller shall not pay, make or declare any Restricted Payment (including any dividend) if, after giving effect thereto, any Event of Termination or Unmatured Event of Termination shall have occurred and be continuing.

(r)          Other Business. The Seller will not: (i) engage in any business other than the transactions contemplated by the Transaction Documents, (ii) create, incur or permit to exist any Debt of any kind (or cause or permit to be issued for its account any letters of credit or bankers’ acceptances) other than pursuant to this Agreement or any Intercompany Loan Agreement or (iii) form any Subsidiary or make any investments in any other Person.

(s)          Use of Collections Available to the Seller. The Seller shall apply the Collections available to the Seller to make payments in the following order of priority: (i) the payment of its obligations under this Agreement and each of the other Transaction Documents (other than any Intercompany Loan Agreement), (ii) the payment of accrued and unpaid interest on the Intercompany Loans and (iii) other legal and valid purposes.

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(t)          Further Assurances; Change in Name or Jurisdiction of Origination, etc. (i) The Seller hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce the Secured Parties’ rights and remedies under this Agreement and the other Transaction Document. Without limiting the foregoing, the Seller hereby authorizes, and will, upon the request of the Administrative Agent, at the Seller’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

(ii)         The Seller authorizes the Administrative Agent to file financing statements, continuation statements and amendments thereto and assignments thereof, relating to the Receivables, the Related Security, the related Contracts, Collections with respect thereto and the other Support Assets without the signature of the Seller. A photocopy or other reproduction of this Agreement shall be sufficient as a financing statement where permitted by law.

(iii)        The Seller shall at all times be organized under the laws of the State of Delaware and shall not take any action to change its jurisdiction of organization.

(iv)        The Seller will not change its name, location, identity or corporate structure unless (x) the Seller, at its own expense, shall have taken all action necessary or appropriate to perfect or maintain the perfection of the security interest under this Agreement (including, without limitation, the filing of all financing statements and the taking of such other action as the Administrative Agent may request in connection with such change or relocation) and (y) if requested by the Administrative Agent, the Seller shall cause to be delivered to the Administrative Agent, an opinion, in form and substance satisfactory to the Administrative Agent as to such UCC perfection and priority matters as the Administrative Agent may request at such time.

(u)          Anti-Money Laundering/International Trade Law Compliance. The Seller will not become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Investment to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay each Investment will not be derived from any unlawful activity. The Seller shall comply with all Anti-Terrorism Laws. The Seller shall promptly notify the Administrative Agent and each Purchaser in writing upon the occurrence of a Reportable Compliance Event. The Seller has not used and will not use the proceeds of any Investment to fund any operations in, finance any investments or activities in or make any payments to, a Sanctioned Person or a Sanctioned Country. The Seller will provide to the Administrative Agent and each Purchaser such information and documentation as may reasonably be requested by the Administrative Agent and each Purchaser from time to time for purposes of compliance by the Administrative Agent and each Purchaser with applicable laws (including without limitation the Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent and each Purchaser to comply therewith.

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(v)         Seller’s Net Worth. The Seller shall not permit the Seller’s Net Worth to be less than the Required Capital Amount.

(w)        Federal Assignment of Claims Act; Etc. If requested by the Administrative Agent following the occurrence of an Event of Termination, prepare and make any filings under the Federal Assignment of Claims Act (or any other similar applicable law) with respect to Receivables owing by Governmental Authorities, that are necessary or desirable in order for the Administrative Agent to enforce such Receivables against the Obligor thereof.

(x)         Taxes. The Seller will (i) timely file all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(y)         Seller’s Tax Status. The Seller will remain a wholly-owned subsidiary of a United States person (within the meaning of Section 7701(a)(30) of the Code) and not be subject to withholding under Section 1446 of the Code. No action will be taken that would cause the Seller to (i) be treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes or (ii) become an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. The Seller shall not become subject to any Tax in any jurisdiction outside the United States.

(z)         Minimum Funding Threshold. The Seller shall cause the Aggregate Capital to exceed the Minimum Funding Threshold at all times.

(aa)       Liquidity Coverage Ratio. The Seller shall not issue any LCR Security.

(bb)      Change in Contractual Dilution Accrual. The Seller will not make any material change in the methodology used to calculate the Contractual Dilution Accrual without providing the Administrative Agent and each Purchaser thirty (30) days’ prior written notice thereof.

(cc)       Cash Collateral Account; Eligible Supporting Letter of Credit. On any date that the Seller or Servicer is then delivering Interim Reports, if such Interim Report indicates that a Capital Coverage Deficit exists, the Seller shall promptly (within two (2) Business Days) make a reduction of Capital, deposit (or cause to be deposited) cash in the Cash Collateral Account or cause an Eligible Supporting Letter of Credit to be issued or confirmed, in each case, in an amount equal to or exceeding the amount of such Capital Coverage Deficit. To the extent that any such Capital Coverage Deficit is not promptly cured (within the timeframe set forth in the immediately preceding sentence), the Administrative Agent may request a drawing under any Eligible Supporting Letter of Credit (or any other letter of credit that names the Administrative Agent as the beneficiary thereof) and use the proceeds thereof to reduce the Capital and otherwise to be applied by the Administrative Agent for repayment of amounts owing by the Seller hereunder and under each of the other Transaction Documents to each of the Secured Parties.

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(dd)      Beneficial Ownership Rule. Promptly following any change that would result in a change to the status as an excluded Legal Entity Customer under the Beneficial Ownership Rule, the Seller shall execute and deliver to the Administrative Agent a Certification of Beneficial Owner(s) complying with the Beneficial Ownership Rule, in form and substance reasonably acceptable to the Administrative Agent.

SECTION 7.02. Covenants of the Servicer. At all times from the Closing Date until the Final Payout Date:

(a)         Existence. The Servicer shall keep in full force and effect its existence and rights as a corporation or other entity under the laws of the State of Delaware. The Servicer shall obtain and preserve its qualification to do business in each jurisdiction in which the conduct of its business or the servicing of the Pool Receivables as required by this Agreement requires such qualification, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)          Financial Reporting. The Servicer will maintain a system of accounting established and administered in accordance with GAAP, and the Servicer shall furnish to the Administrative Agent and each Purchaser:

(i)          Compliance Certificates. (a) A compliance certificate promptly upon completion of the annual report of Parent and in no event later than ninety (90) days after the close of Parent’s fiscal year, in form and substance substantially similar to Exhibit G signed by a Financial Officer of the Servicer stating that no Event of Termination or Unmatured Event of Termination has occurred and is continuing, or if any Event of Termination or Unmatured Event of Termination has occurred and is continuing, stating the nature and status thereof and (b) within forty-five (45) days after the close of each of the first three fiscal quarters of Parent, a compliance certificate in form and substance substantially similar to Exhibit G signed by a Financial Officer of the Servicer stating that no Event of Termination or Unmatured Event of Termination has occurred and is continuing, or if any Event of Termination or Unmatured Event of Termination has occurred and is continuing, stating the nature and status thereof.

(ii)         Information Packages and Interim Reports. As soon as available and in any event (A) not later than two (2) Business Days prior to each Settlement Date, an Information Package as of the most recently completed Fiscal Month, (B) upon two (2) Business Days’ prior written notice from the Administrative Agent in its sole discretion, a Weekly Report not later than the second Business Day of each calendar week (until such notice is revoked in writing by the Administrative Agent in its sole discretion) with respect to the Pool Receivables with data as of the close of business on the last day of the immediately preceding calendar week and (C) upon two (2) Business Days’ prior written notice from the Administrative Agent in its sole discretion or anytime a Seasonal Peak Period has commenced and is continuing, in either case, a Daily Report not later than noon (New York City time) on each Business Day (until either such notice is revoked in writing by the Administrative Agent in its sole discretion or such Seasonal Peak Period is not continuing, as the case may be) with respect to the Pool Receivables with data as of the close of business on the immediately preceding Business Day.

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(iii)        Other Information. Such other information (including non-financial information) as the Administrative Agent or any Purchaser may from time to time reasonably request.

(iv)        Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which Parent or any of its consolidated Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Debt pursuant to the terms of the documentation governing the same.

(v)         Notwithstanding anything herein to the contrary, any financial information, proxy statements or other material required to be delivered pursuant to this paragraph (b) shall be deemed to have been furnished to each of the Administrative Agent and each Purchaser on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov.

(c)         Notices. The Servicer will notify the Administrative Agent and each Purchaser in writing of any of the following events promptly upon (but in no event later than three (3) Business Days after) a Financial Officer or other officer learning of the occurrence thereof, with such notice describing the same, and if applicable, the steps being taken by the Person(s) affected with respect thereto:

(i)          Notice of Event of Termination or Unmatured Events of Termination. A statement of a Financial Officer of the Servicer setting forth details of any Event of Termination or Unmatured Event of Termination that has occurred and is continuing and the action which the Servicer proposes to take with respect thereto.

(ii)         Representations and Warranties. The failure of any representation or warranty made or deemed made by the Servicer under this Agreement or any other Transaction Document to be true and correct in any material respect when made.

(iii)        Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding with respect to any DFBG Party which could reasonably be expected to have a Material Adverse Effect.

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(iv)        Adverse Claim. (A) Any Person shall obtain an Adverse Claim upon the Support Assets or any portion thereof, (B) any Person other than the Seller, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Collection Account (or related Lock-Box), (C) any Person other than the Seller, the Servicer, the Administrative Agent or the Receivables Financing Agent shall obtain any rights or direct any action with respect to the GBG Account, (D) (x) any Person other than the Seller, the Servicer, the Administrative Agent or CIT shall obtain any rights or direct any action with respect to any CIT Account, (y) any Person other than the Seller, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any Wells Exception Account or (z) any Person other than the Seller, the Servicer or the Administrative Agent shall obtain any rights or direct any action with respect to any HSBC Exception Account or (E) any Obligor shall receive any change in payment instructions with respect to Pool Receivable(s) from a Person other than the Servicer or the Administrative Agent.

(v)         Name Changes. At least thirty (30) days before any change in any Originator’s or the Seller’s name, jurisdiction of organization or any other change requiring the amendment of UCC financing statements.

(vi)        Change in Accountants or Accounting Policy. Any change in (A) the external accountants of any DFBG Party, (B) any accounting policy of the Seller or (C) any material accounting policy of any Originator that is relevant to the transactions contemplated by this Agreement or any other Transaction Document (it being understood that any change to the manner in which any Originator accounts for the Pool Receivables shall be deemed “material” for such purpose).

(d)         Conduct of Business. The Servicer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will do all things necessary to remain duly organized, validly existing and in good standing as a domestic corporation in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted if the failure to have such authority could reasonably be expected to have a Material Adverse Effect.

(e)          Compliance with Laws. The Servicer will comply with all Applicable Laws to which it may be subject if the failure to comply could reasonably be expected to have a Material Adverse Effect.

(f)          Furnishing of Information and Inspection of Receivables. The Servicer will furnish or cause to be furnished to the Administrative Agent and each Purchaser from time to time such information with respect to the Pool Receivables and the other Support Assets as the Administrative Agent or any Purchaser may reasonably request. The Servicer will, at the Servicer’s expense, during regular business hours with at least two (2) Business Days’ prior written notice, (i) permit the Administrative Agent and each Purchaser or their respective agents or representatives to (A) examine and make copies of and abstracts from all books and records relating to the Pool Receivables or other Support Assets, (B) visit the offices and properties of the Servicer for the purpose of examining such books and records and (C) discuss matters relating to the Pool Receivables, the other Support Assets or the Servicer’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors or independent public accountants of the Servicer having knowledge of such matters and (ii) without limiting the provisions of clause (i) above, during regular business hours, at the Servicer’s expense upon at least two (2) Business Days’ prior written notice from the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct a review of its books and records with respect to the Pool Receivables and other Support Assets; provided, that the Servicer shall be required to reimburse the Administrative Agent for (x) only two (2) such reviews pursuant to clause (i) above in any twelve-month period and (y) only one (1) (or, at any time during a Level II Excess Leverage Period, two (2)) such review pursuant to clause (ii) above in any twelve-month period, in either case unless an Event of Termination has occurred and is continuing.

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(g)          Payments on Receivables, Collection Accounts.

(i)          The Servicer will at all times, instruct all Obligors to deliver payments on the Pool Receivables to (A) a Collection Account or a Lock-Box, (B) (x) so long as each of the CIT Account Conditions are then satisfied, a CIT Account, (y) so long as each of the Wells Exception Account Conditions are then satisfied, a Wells Exception Account or (z) so long as each of the HSBC Exception Account Conditions are then satisfied, a HSBC Exception Account or (C) prior to the occurrence of the Blocked Account Retitling Date, the GBG Account. The Servicer shall, and shall cause each Originator to, remit all Collections received in the GBG Account to a Collection Account no later than five (5) Business Days following receipt thereof. Without the prior written consent of the Administrative Agent, the Servicer shall not terminate or change any standing instruction given to CIT, Wells or HSBC with respect to the daily remittance of Collections from any CIT Account, Wells Exception Account or HSBC Exception Account to a Collection Account. The Servicer shall, and shall cause each Originator to, remit all Collections received in a Wells Exception Account directly to a Collection Account no later than one (1) Business Day following receipt thereof. The Servicer shall, and shall cause each Originator to, remit all Collections received in a HSBC Exception Account directly to a Collection Account no later than one (1) Business Day following receipt thereof. The Servicer shall, and shall cause each Originator and CIT to, remit all Collections received in a CIT Account directly to a Collection Account no later than one (1) Business Day following receipt thereof. The Servicer will, at all times, maintain such books and records necessary to identify Collections received from time to time on Pool Receivables and to segregate such Collections from other property of the Servicer and the Originators. If any payments on the Pool Receivables or other Collections are received by the Seller, the Servicer or an Originator, it shall hold such payments in trust for the benefit of the Administrative Agent, the Purchasers and the other Secured Parties and promptly (but in any event within two (2) Business Days after receipt) remit such funds into a Collection Account. The Servicer will enforce the terms of each applicable Account Control Agreement. The Servicer shall not permit funds other than (i) Collections on Pool Receivables and other Support Assets and (ii) Whitehall Funding Collections to be deposited into the GBG Account. The Servicer shall not permit funds other than Collections on Pool Receivables and other Support Assets to be deposited into any Collection Account. If such funds are nevertheless deposited into any Collection Account, the Servicer will within two (2) Business Days identify and transfer such funds to the appropriate Person entitled to such funds. The Servicer will not, and will not permit the Seller, any Originator or any other Person to commingle Collections or other funds to which the Administrative Agent, any Purchaser or any other Secured Party is entitled, with any other funds; provided, however, that Collections may be commingled (i) in the GBG Account with Whitehall Funding Collections until required to be remitted to a Collection Account in accordance with this Agreement and (ii) in any CIT Account with other funds until required to be remitted to a Collection Account in accordance with this Agreement; provided further, however, that any such commingling shall not derogate from the Servicer’s indemnification obligations with respect to commingling pursuant to Section 12.02. The Servicer shall only add a Collection Account (or a related Lock-Box), or a Collection Account Bank to those listed on Schedule II to this Agreement, if the Administrative Agent has received notice of such addition and an executed and acknowledged copy of an Account Control Agreement (or an amendment thereto) in form and substance acceptable to the Administrative Agent from the applicable Collection Account Bank. The Servicer shall only terminate a Collection Account Bank or close a Collection Account (or a related Lock-Box) or CIT Account, in each case, with the prior written consent of the Administrative Agent. The Servicer shall ensure that no disbursements are made from any Collection Account, other than such disbursements that are made at the direction and for the account of the Seller.

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(ii)         The Servicer shall not (and shall not permit any Sub-Servicer to) add, replace or terminate any Collection Account (or any related Lock-Box) or make any change in its instructions to the Obligors regarding payments to be made to the Collection Accounts (or any related Lock-Box), other than any instruction to remit payments to a different Collection Account (or any related Lock-Box), unless the Administrative Agent shall have received (i) prior written notice of such addition, termination or change and (ii) a signed and acknowledged Account Control Agreement (or an amendment thereto) with respect to such new Collection Accounts (or any related Lock-Box) and the Administrative Agent shall have consented to such change in writing.

(h)          Extension or Amendment of Pool Receivables. Except as otherwise permitted in Section 8.02, the Servicer will not alter the delinquency status or adjust the Outstanding Balance or otherwise modify the terms of any Pool Receivable in any material respect, or amend, modify or waive, in any material respect, any term or condition of any related Contract. The Servicer shall at its expense, timely and fully perform and comply in all material respects with all provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables, and timely and fully comply with the Credit and Collection Policy with regard to each Pool Receivable and the related Contract.

(i)          Change in Credit and Collection Policy. The Servicer will not make any material change in the Credit and Collection Policy that could be reasonably expected to impair the collectability of the Pool Receivables without the prior written consent of the Administrative Agent and the Majority Purchasers. Promptly following any change in the Credit and Collection Policy, the Servicer will deliver a copy of the updated Credit and Collection Policy to the Administrative Agent and each Purchaser.

(j)          Books and Records. The Servicer will maintain and implement administrative and operating procedures (including (i) an ability to recreate records evidencing Pool Receivables and related Contracts in the event of the destruction of the originals thereof and (ii) procedures to identify and track sales with respect to, and collection on, Whitehall Funding Receivables), and keep and maintain all documents, books, records, computer tapes and disks and other information reasonably necessary or advisable for the collection of all Pool Receivables and the identification and reporting of all Whitehall Funding Receivables (including records adequate to permit the daily identification of each Pool Receivable and Whitehall Funding Receivable and all Collections of and adjustments to each existing Pool Receivable and Whitehall Funding Receivables).

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(k)          Identifying of Records. The Servicer shall identify its master data processing records relating to Pool Receivables and related Contracts with a legend that indicates that the Pool Receivables have been sold in accordance with this Agreement.

(l)          Ownership Interest, Further Assurances, etc. The Servicer shall, at its expense, take all action necessary or reasonably desirable to (i) establish and maintain a valid and enforceable ownership or security interest in the Support Assets, and first priority perfected security interest in the Support Assets, in each case free and clear of any Adverse Claim in favor of the Administrative Agent (on behalf of the Secured Parties), including taking such action to perfect, protect or more fully evidence the security interest of the Administrative Agent (on behalf of the Secured Parties) as the Administrative Agent or any Secured Party may reasonably request and (ii) enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. In order to evidence the security interests of the Administrative Agent under this Agreement, the Servicer shall, from time to time take such action, or execute and deliver such instruments as may be necessary (including, without limitation, such actions as are reasonably requested by the Administrative Agent) to maintain and perfect, as a first-priority interest, the Administrative Agent’s security interest in the Receivables, Related Security and Collections. The Servicer shall, from time to time and within the time limits established by law, prepare and present to the Administrative Agent for the Administrative Agent’s authorization and approval, all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement, or other filings necessary to continue, maintain and perfect the Administrative Agent’s security interest as a first-priority interest. The Administrative Agent’s approval of such filings shall authorize the Servicer to file such financing statements under the UCC without the signature of the Seller, any Originator or the Administrative Agent where allowed by Applicable Law. Notwithstanding anything else in the Transaction Documents to the contrary, the Servicer shall not have any authority to file a termination, partial termination, release, partial release, or any amendment that deletes the name of a debtor or excludes collateral of any such financing statements filed in connection with the Transaction Documents, without the prior written consent of the Administrative Agent.

(m)          Further Assurances; Change in Name or Jurisdiction of Origination, etc. The Servicer hereby authorizes and hereby agrees from time to time, at its own expense, promptly to execute (if necessary) and deliver all further instruments and documents, and to take all further actions, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or more fully evidence the security interest granted pursuant to this Agreement or any other Transaction Document, or to enable the Administrative Agent (on behalf of the Secured Parties) to exercise and enforce their respective rights and remedies under this Agreement or any other Transaction Document. Without limiting the foregoing, the Servicer hereby authorizes, and will, upon the request of the Administrative Agent, at the Servicer’s own expense, execute (if necessary) and file such financing statements or continuation statements, or amendments thereto, and such other instruments and documents, that may be necessary or desirable, or that the Administrative Agent may reasonably request, to perfect, protect or evidence any of the foregoing.

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(n)          Anti-Money Laundering/International Trade Law Compliance. The Servicer will not become a Sanctioned Person. No Covered Entity, either in its own right or through any third party, will (a) have any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (b) do business in or with, or derive any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; (c) engage in any dealings or transactions prohibited by any Anti-Terrorism Law or (d) use the proceeds of any Investment to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law. The funds used to repay each Investment will not be derived from any unlawful activity. The Servicer shall comply with all Anti-Terrorism Laws. The Servicer shall promptly notify the Administrative Agent and each Purchaser in writing upon the occurrence of a Reportable Compliance Event. The Servicer will provide to the Administrative Agent and each Purchaser such information and documentation as may reasonably be requested by the Administrative Agent and each Purchaser from time to time for purposes of compliance by the Administrative Agent and each Purchaser with applicable laws (including without limitation the Patriot Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Administrative Agent and each Purchaser to comply therewith.

(o)          Federal Assignment of Claims Act; Etc. If requested by the Administrative Agent following the occurrence of an Event of Termination, the Servicer shall prepare and make any filings under the Federal Assignment of Claims Act (or any other similar applicable law) with respect to Receivables owing by Governmental Authorities, that are necessary or desirable in order for the Administrative Agent to enforce such Receivables against the Obligor thereof.

(p)          Taxes. The Servicer will (i) timely file all tax returns (federal, state and local) required to be filed by it and (ii) pay, or cause to be paid, all taxes, assessments and other governmental charges, if any, other than taxes, assessments and other governmental charges being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided in accordance with GAAP.

(q)          Seller’s Tax Status. The Servicer shall not take or cause any action to be taken that could result in the Seller (i) being treated other than as a “disregarded entity” within the meaning of U.S. Treasury Regulation § 301.7701-3 for U.S. federal income tax purposes that is wholly owned by a United States person (within the meaning of Section 7701(a)(30) of the Code) (ii) becoming an association taxable as a corporation or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes or (iii) becoming subject to any Tax in any jurisdiction outside the United States.

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(r)          Contractual Dilution Accrual. The Servicer shall include in each Information Package delivered to Administrative Agent and each Purchaser, the Contractual Dilution Accrual for the then outstanding Pool Receivables as of the last day of the prior Fiscal Month. The Contractual Dilution Accrual shall be calculated by the Servicer in the ordinary course based on the amount thereof expected to occur with respect to the then outstanding Pool Receivables as reasonably determined by the Servicer and in accordance with the definitions of “Contractual Dilution Accrual”. Additionally, the Servicer shall deliver such other information and reports with respect to the Contractual Dilution Accrual, including a comparison of the Contractual Dilution Accrual to the actual Deemed Collection with respect thereto for each Fiscal Month, in form and substance reasonably satisfactory to the Administrative Agent.

(s)          Change in Contractual Dilution Accrual. The Servicer will not make any material change in the methodology used to calculate the Contractual Dilution Accrual without providing the Administrative Agent and each Purchaser thirty (30) days’ prior written notice thereof.

(t)          Credit Purchase Agreement.  The Servicer shall (i) promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of each Credit Purchase Agreement to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything could reasonably be expected to result in a default under or breach of any of the terms of each Credit Purchase Agreement, (iii) not cancel, surrender, modify, amend, waive or release any Credit Purchase Agreement in any respect or any term, provision or right thereunder in any respect, or consent to or permit to occur any of the foregoing, except with the prior written consent of the Administrative Agent, (iv) give the Administrative Agent prompt written notice of any material breach of any obligation, or any default, by any party under any Credit Purchase Agreement,(v) furnish to the Administrative Agent, promptly following the request of the Administrative Agent, such information and evidence as the Administrative Agent may require from time to time concerning the observance, performance and compliance by the DFBG Parties or the other party or parties thereto with the terms, covenants or provisions of each Credit Purchase Agreement and (vi) furnish to the Administrative Agent the amount of any CIT Receivable Holdback Reserve not later than one (1) Business Day following any imposition or increase in the amount of such CIT Receivable Holdback Reserve.

SECTION 7.03. Separate Existence of the Seller. Each of the Seller and the Servicer hereby acknowledges that the Secured Parties, the Purchasers and the Administrative Agent are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon the Seller’s identity as a legal entity separate from any Originator, the Servicer, the Performance Guarantor and their Affiliates. Therefore, each of the Seller and Servicer shall take all steps specifically required by this Agreement or reasonably required by the Administrative Agent or any Purchaser to continue the Seller’s identity as a separate legal entity and to make it apparent to third Persons that the Seller is an entity with assets and liabilities distinct from those of the Performance Guarantor, the Originators, the Servicer and any other Person, and is not a division of the Performance Guarantor, the Originators, the Servicer, its Affiliates or any other Person. Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, each of the Seller and the Servicer shall take such actions as shall be required in order that:

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(a)          Special Purpose Entity. The Seller will be a special purpose company whose primary activities are restricted in its Limited Liability Company Agreement to: (i) purchasing or otherwise acquiring from the Originators, owning, holding, collecting, granting security interests or selling interests in the Support Assets, (ii) entering into agreements for the selling, servicing and financing of the Receivables Pool (including the Transaction Documents) and (iii) conducting such other activities as it deems necessary or appropriate to carry out its primary activities.

(b)          No Other Business or Debt. The Seller shall not engage in any business or activity except as set forth in this Agreement and the other Transaction Documents nor, incur any indebtedness or liability other than as expressly permitted by the Transaction Documents.

(c)          Independent Manager. Not fewer than one member of the Seller’s board of managers (the “Independent Manager”) shall be a natural person who (A) for the five year period prior to his or her appointment as an Independent Manager, has not been, and during the continuation of his or her service as an Independent Manager is not (i) an equityholder, director, officer, manager, member, partner, officer, employee or associate, or any relative of the foregoing, of any member of the Parent Group (as hereinafter defined) (other than his or her service as an Independent Manager of the Seller or an independent manager of any other bankruptcy-remote special purpose entity of any member or members of the Parent Group), (ii) a customer or supplier of any member of the Parent Group (other than his or her service as an Independent Manager of the Seller or an independent manager of any other bankruptcy-remote special purpose entity formed for the sole purpose of securitizing, or facilitating the securitization of, financial assets of any member or members of the Parent Group), (iii) any member of the immediate family of a person described in (i) or (ii) above, and (B) has (x) prior experience as an independent manager for a corporation or limited liability company whose organizational or charter documents required the unanimous consent of all independent managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law relating to bankruptcy and (y) at least three years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of securitization or structured finance instruments, agreements or securities. For purposes of this clause (c), “Parent Group” shall mean (i) the Parent, the Servicer, the Performance Guarantor and each Originator, (ii) each person that directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Capital Stock in the Parent, (iii) each person that controls, is controlled by or is under common control with the Parent and (iv) each of such person’s officers, directors, managers, joint venturers and partners. For the purposes of this definition, “control” of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise. A person shall be deemed to be an “associate” of (A) a corporation or organization of which such person is an officer, director, partner or manager or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (B) any trust or other estate in which such person serves as trustee or in a similar capacity and (C) any relative or spouse of a person described in clause (A) or (B) of this sentence, or any relative of such spouse.

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The Seller shall (A) give written notice to the Administrative Agent of the election or appointment, or proposed election or appointment, of a new Independent Manager of the Seller, which notice shall be given not later than ten (10) Business Days prior to the date such appointment or election would be effective (except when such election or appointment is necessary to fill a vacancy caused by the death, disability, or incapacity of the existing Independent Manager, or the failure of such Independent Manager to satisfy the criteria for an Independent Manager set forth in this clause (c), in which case the Seller shall provide written notice of such election or appointment within one (1) Business Day) and (B) with any such written notice, certify to the Administrative Agent that the Independent Manager satisfies the criteria for an Independent Manager set forth in this clause (c).

The Seller’s Limited Liability Company Agreement shall provide that: (A) the Seller’s board of managers shall not approve, or take any other action to cause the filing of, a voluntary bankruptcy petition with respect to the Seller unless the Independent Manager shall approve the taking of such action in writing before the taking of such action and (B) such provision and each other provision requiring an Independent Manager cannot be amended without the prior written consent of the Independent Manager.

The Independent Manager shall not at any time serve as a trustee in bankruptcy for the Seller, the Parent, the Performance Guarantor, any Originator, the Servicer or any of their respective Affiliates.

(d)          Organizational Documents. The Seller shall maintain its organizational documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its ability to comply with the terms and provisions of any of the Transaction Documents, including, without limitation, Section 7.01(p).

(e)          Conduct of Business. The Seller shall conduct its affairs strictly in accordance with its organizational documents and observe all necessary, appropriate and customary company formalities, including, but not limited to, holding all regular and special members’ and board of managers’ meetings appropriate to authorize all company action, keeping separate and accurate minutes of its meetings, passing all resolutions or consents necessary to authorize actions taken or to be taken, and maintaining accurate and separate books, records and accounts, including, but not limited to, payroll and intercompany transaction accounts.

(f)          Compensation. Any employee, consultant or agent of the Seller will be compensated from the Seller’s funds for services provided to the Seller, and to the extent that Seller shares the same officers or other employees as the Servicer (or any other Affiliate thereof), the salaries and expenses relating to providing benefits to such officers and other employees shall be fairly allocated among such entities, and each such entity shall bear its fair share of the salary and benefit costs associated with such common officers and employees. The Seller will not engage any agents other than its attorneys, auditors and other professionals, and a Servicer and any other agent contemplated by the Transaction Documents for the Receivables Pool, which Servicer will be fully compensated for its services by payment of the Servicing Fee.

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(g)          Servicing and Costs. The Seller will contract with the Servicer to perform for the Seller all operations required on a daily basis to service the Receivables Pool. The Seller will not incur any indirect or overhead expenses for items shared with the Servicer (or any other Affiliate thereof) that are not reflected in the Servicing Fee. To the extent, if any, that the Seller (or any Affiliate thereof) shares items of expenses not reflected in the Servicing Fee, such as legal, auditing and other professional services, such expenses will be allocated to the extent practical on the basis of actual use or the value of services rendered, and otherwise on a basis reasonably related to the actual use or the value of services rendered.

(h)          Operating Expenses. The Seller’s operating expenses will not be paid by the Servicer, the Performance Guarantor, any Originator or any Affiliate thereof.

(i)          Stationery. The Seller will have its own separate stationery.

(j)          Books and Records. The Seller’s books and records will be maintained separately from those of the Servicer, the Performance Guarantor, the Originators and any of their Affiliates and in a manner such that it will not be difficult or costly to segregate, ascertain or otherwise identify the assets and liabilities of the Seller.

(k)          Disclosure of Transactions. All financial statements of the Servicer, the Performance Guarantor, the Originators or any Affiliate thereof that are consolidated to include the Seller will comply with GAAP.

(l)          Segregation of Assets. The Seller’s assets will be maintained in a manner that facilitates their identification and segregation from those of the Servicer, the Performance Guarantor, the Originators or any Affiliates thereof.

(m)          Corporate Formalities. The Seller will strictly observe limited liability company formalities in its dealings with the Servicer, the Performance Guarantor, the Originators or any Affiliates thereof, and funds or other assets of the Seller will not be commingled with those of the Servicer, the Performance Guarantor, the Originators or any Affiliates thereof except as permitted by this Agreement in connection with servicing the Pool Receivables. The Seller shall not maintain joint bank accounts or other depository accounts to which the Servicer, the Performance Guarantor, the Originators or any Affiliate thereof (other than the Servicer solely in its capacity as such) has independent access. The Seller is not named, and has not entered into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy with respect to any loss relating to the property of the Servicer, the Performance Guarantor, the Originators or any Subsidiaries or other Affiliates thereof. The Seller will pay to the appropriate Affiliate the marginal increase or, in the absence of such increase, the market amount of its portion of the premium payable with respect to any insurance policy that covers the Seller and such Affiliate.

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(n)          Arm’s-Length Relationships. The Seller will maintain arm’s-length relationships with the Servicer, the Performance Guarantor, the Originators and any Affiliates thereof. Any Person that renders or otherwise furnishes services to the Seller will be compensated by the Seller at market rates for such services it renders or otherwise furnishes to the Seller. Neither the Seller on the one hand, nor the Servicer, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other. The Seller, the Servicer, the Performance Guarantor, the Originators and their respective Affiliates will promptly correct any known misrepresentation with respect to the foregoing, and they will not operate or purport to operate as an integrated single economic unit with respect to each other or in their dealing with any other entity.

(o)          Allocation of Overhead. To the extent that Seller, on the one hand, and the Servicer, the Performance Guarantor, any Originator or any Affiliate thereof, on the other hand, have offices in the same location, there shall be a fair and appropriate allocation of overhead costs between them, and the Seller shall bear its fair share of such expenses, which may be paid through the Servicing Fee or otherwise.

ARTICLE VIII

ADMINISTRATION AND COLLECTION
OF RECEIVABLES

SECTION 8.01. Appointment of the Servicer.

(a)          The servicing, administering and collection of the Pool Receivables shall be conducted by the Person so designated from time to time as the Servicer in accordance with this Section 8.01. Until the Administrative Agent gives notice to DFBG (in accordance with this Section 8.01) of the designation of a new Servicer, DFBG is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of an Event of Termination, the Administrative Agent may (with the consent of the Majority Purchasers) and shall (at the direction of the Majority Purchasers) designate as Servicer any Person (including itself) to succeed DFBG or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b)          Upon the designation of a successor Servicer as set forth in clause (a) above, DFBG agrees that it will terminate its activities as Servicer hereunder in a manner that the Administrative Agent reasonably determines will facilitate the transition of the performance of such activities to the new Servicer, and DFBG shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records (including all Contracts) related to Pool Receivables and use by the new Servicer of all licenses (or the obtaining of new licenses), hardware or software necessary or reasonably desirable to collect the Pool Receivables and the Related Security.

(c)          DFBG acknowledges that, in making its decision to execute and deliver this Agreement, the Administrative Agent and each Purchaser have relied on DFBG’s agreement to act as Servicer hereunder. Accordingly, DFBG agrees that it will not voluntarily resign as Servicer without the prior written consent of the Administrative Agent and the Majority Purchasers.

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(d)          The Servicer may delegate its duties and obligations hereunder to any subservicer (each a “Sub-Servicer”); provided, that, in each such delegation: (i) such Sub-Servicer shall agree in writing to perform the delegated duties and obligations of the Servicer pursuant to the terms hereof, (ii) the Servicer shall remain liable for the performance of the duties and obligations so delegated, (iii) the Seller, the Administrative Agent and each Purchaser shall have the right to look solely to the Servicer for performance, (iv) the terms of any agreement with any Sub-Servicer shall provide that the Administrative Agent may terminate such agreement upon the termination of the Servicer hereunder by giving notice of its desire to terminate such agreement to the Servicer (and the Servicer shall provide appropriate notice to each such Sub-Servicer) and (v) if such Sub-Servicer is not CIT or an Affiliate of Parent, the Administrative Agent and the Majority Purchasers shall have consented in writing in advance to such delegation.

SECTION 8.02. Duties of the Servicer.

(a)          The Servicer shall take or cause to be taken all such action as may be necessary or reasonably advisable to service, administer and collect each Pool Receivable from time to time, all in accordance with this Agreement and all Applicable Laws, with reasonable care and diligence, and in accordance with the Credit and Collection Policy and consistent with the past practices of the Originators. The Servicer shall set aside, for the accounts of each Purchaser, the amount of Collections to which each such Purchaser is entitled in accordance with Article III hereof. The Servicer may, in accordance with the Credit and Collection Policy and consistent with past practices of the Originators, take such action, including modifications, waivers or restructurings of Pool Receivables and related Contracts, as the Servicer may reasonably determine to be appropriate to maximize Collections thereof or reflect adjustments expressly permitted under the Credit and Collection Policy or as expressly required under Applicable Laws or the applicable Contract; provided, that for purposes of this Agreement: (i) such action shall not, and shall not be deemed to, change the number of days such Pool Receivable has remained unpaid from the date of the Due Date related to such Pool Receivable, (ii) such action shall not alter the status of such Pool Receivable as a Delinquent Receivable or a Defaulted Receivable or limit the rights of any Secured Party under this Agreement or any other Transaction Document and (iii) if an Event of Termination has occurred and is continuing, the Servicer may take such action only upon the prior written consent of the Administrative Agent. The Seller shall deliver to the Servicer and the Servicer shall hold for the benefit of the Administrative Agent (individually and for the benefit of each Purchaser), in accordance with their respective interests, all records and documents (including computer tapes or disks) with respect to each Pool Receivable. Notwithstanding anything to the contrary contained herein, if an Event of Termination has occurred and is continuing, the Administrative Agent may direct the Servicer to commence or settle any legal action to enforce collection of any Pool Receivable that is a Defaulted Receivable or to foreclose upon or repossess any Related Security with respect to any such Defaulted Receivable.

(b)          The Servicer’s obligations hereunder shall terminate on the Final Payout Date. Promptly following the Final Payout date, the Servicer shall deliver to the Seller all books, records and related materials that the Seller previously provided to the Servicer, or that have been obtained by the Servicer, in connection with this Agreement.

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SECTION 8.03. Collection Account Arrangements. Prior to the Closing Date, the Seller shall have entered into Account Control Agreements with all of the Collection Account Banks and delivered executed counterparts of each to the Administrative Agent. On or following the Termination Date, or upon the occurrence and during the continuance of an Event of Termination, in either case, the Administrative Agent may (with the consent of the Majority Purchasers) and shall (upon the direction of the Majority Purchasers) at any time thereafter give notice to each Collection Account Bank that the Administrative Agent is exercising its rights under the Account Control Agreements to do any or all of the following: (a) to have the exclusive dominion and control of the Collection Accounts transferred to the Administrative Agent (for the benefit of the Secured Parties) and to exercise exclusive dominion and control over the funds deposited therein (for the benefit of the Secured Parties), (b) to have the proceeds that are sent to the respective Collection Accounts redirected pursuant to the Administrative Agent’s instructions rather than deposited in the applicable Collection Account and (c) to take any or all other actions permitted under the applicable Account Control Agreement. The Seller hereby agrees that if the Administrative Agent at any time takes any action set forth in the preceding sentence, the Administrative Agent shall have exclusive control (for the benefit of the Secured Parties) of the proceeds (including Collections) of all Pool Receivables and the Seller hereby further agrees to take any other action that the Administrative Agent may reasonably request to transfer such control. Any proceeds of Pool Receivables received by the Seller or the Servicer thereafter shall be sent immediately to, or as otherwise instructed by, the Administrative Agent. For the avoidance of doubt, if the Administrative Agent has obtained exclusive dominion and control of any Collection Account, then any Collections of Pool Receivables and other proceeds from liquidation of the Support Assets that are received by  the Administrative Agent shall continue to be applied pursuant to, and in the order of priority set forth in, Section 3.01(a).

SECTION 8.04. Enforcement Rights.

(a)          At any time following the occurrence and during the continuation of an Event of Termination:

(i)          the Administrative Agent (at the Seller’s expense) may direct the Obligors that payment of all amounts payable under any Pool Receivable is to be made directly to the Administrative Agent or its designee;

(ii)         the Administrative Agent may instruct the Seller or the Servicer to give notice of the Secured Parties’ interest in Pool Receivables to each Obligor, which notice shall direct that payments be made directly to the Administrative Agent or its designee (on behalf of the Secured Parties), and the Seller or the Servicer, as the case may be, shall give such notice at the expense of the Seller or the Servicer, as the case may be; provided, that if the Seller or the Servicer, as the case may be, fails to so notify each Obligor within two (2) Business Days following instruction by the Administrative Agent, the Administrative Agent (at the Seller’s or the Servicer’s, as the case may be, expense) may so notify the Obligors;

(iii)        the Administrative Agent may request the Servicer to, and upon such request the Servicer shall: (A) assemble all of the records necessary or desirable to collect the Pool Receivables and the Related Security, and transfer or license to a successor Servicer the use of all software necessary or desirable to collect the Pool Receivables and the Related Security, and make the same available to the Administrative Agent or its designee (for the benefit of the Secured Parties) at a place selected by the Administrative Agent and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections in a manner reasonably acceptable to the Administrative Agent and, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Administrative Agent or its designee;

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(iv)        the Administrative Agent may notify the Receivables Financing Agent to take such actions as are contemplated or otherwise permitted by any Intercreditor Agreement, including instructing the Receivables Financing Agent to cause Whitehall Funding, GBG and its Affiliates to have no longer have any access to the GBG Account;

(v)         the Administrative Agent may notify the Collection Account Banks that the Seller and the Servicer will no longer have any access to the Collection Accounts;

(vi)        the Administrative Agent may (or, at the direction of the Majority Purchasers shall) replace the Person then acting as Servicer;

(vii)       the Administrative Agent may request a drawing under any Eligible Supporting Letter of Credit (or any other letter of credit that names the Administrative Agent as the beneficiary thereof); and

(viii)      the Administrative Agent may collect any amounts due from an Originator under the Purchase and Sale Agreement or the Performance Guarantor under the Performance Guaranty.

For the avoidance of doubt, the foregoing rights and remedies of the Administrative Agent upon an Event of Termination are in addition to and not exclusive of the rights and remedies contained herein and under the other Transaction Documents.

(b)          The Seller hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Seller, which appointment is coupled with an interest, to take any and all steps in the name of the Seller and on behalf of the Seller necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Support Assets, including endorsing the name of the Seller on checks and other instruments representing Collections and enforcing such Support Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

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(c)          The Servicer hereby authorizes the Administrative Agent (on behalf of the Secured Parties), and irrevocably appoints the Administrative Agent as its attorney-in-fact with full power of substitution and with full authority in the place and stead of the Servicer, which appointment is coupled with an interest, to take any and all steps in the name of the Servicer and on behalf of the Servicer necessary or desirable, in the reasonable determination of the Administrative Agent, after the occurrence and during the continuation of an Event of Termination, to collect any and all amounts or portions thereof due under any and all Support Assets, including endorsing the name of the Servicer on checks and other instruments representing Collections and enforcing such Support Assets. Notwithstanding anything to the contrary contained in this subsection, none of the powers conferred upon such attorney-in-fact pursuant to the preceding sentence shall subject such attorney-in-fact to any liability if any action taken by it shall prove to be inadequate or invalid, nor shall they confer any obligations upon such attorney-in-fact in any manner whatsoever.

SECTION 8.05. Responsibilities of the Seller.

(a)          Anything herein to the contrary notwithstanding, the Seller shall: (i) perform all of its obligations, if any, under the Contracts related to the Pool Receivables to the same extent as if interests in such Pool Receivables had not been transferred hereunder, and the exercise by the Administrative Agent, or any other Purchaser Party of their respective rights hereunder shall not relieve the Seller from such obligations and (ii) pay when due any taxes, including any sales taxes payable in connection with the Pool Receivables and their creation and satisfaction. None of the Purchaser Parties shall have any obligation or liability with respect to any Support Assets, nor shall any of them be obligated to perform any of the obligations of the Seller, the Servicer or any Originator thereunder.

(b)          DFBG hereby irrevocably agrees that if at any time it shall cease to be the Servicer hereunder, it shall act (if the then-current Servicer so requests) as the data-processing agent of the Servicer and, in such capacity, DFBG shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that DFBG conducted such data-processing functions while it acted as the Servicer. In connection with any such processing functions, the Seller shall pay to DFBG its reasonable out-of-pocket costs and expenses from the Seller’s own funds (subject to the priority of payments set forth in Section 3.01).

SECTION 8.06. Servicing Fee.

(a)          Subject to clause (b) below, the Seller shall pay the Servicer a fee (the “Servicing Fee”) equal to 1.00% per annum (the “Servicing Fee Rate”) of the U.S. Dollar Equivalent of the daily average aggregate Outstanding Balance of the Pool Receivables. Accrued Servicing Fees shall be payable from Collections to the extent of available funds in accordance with Section 3.01.

(b)          If the Servicer ceases to be DFBG or an Affiliate thereof, the Servicing Fee shall be the greater of: (i) the amount calculated pursuant to clause (a) above and (ii) an alternative amount specified by the successor Servicer not to exceed 110% of the aggregate reasonable costs and expenses incurred by such successor Servicer in connection with the performance of its obligations as Servicer hereunder.

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SECTION 8.07. Cash Collateral Account.

(a)          On any Business Day, the Seller may from time to time transfer (or cause to be transferred) Dollars from Collections available to the Seller pursuant to Section 3.01 or, in the Seller’s sole discretion, other funds available to the Seller to the Cash Collateral Account.

(b)          The Servicer may, in its sole discretion, deliver a Daily Report to the Administrative Agent on any Business Day demonstrating that no Capital Coverage Deficit exists. Upon receipt of such Daily Report, the Administrative Agent shall promptly review such Daily Report to determine if such Daily Report constitutes a Qualifying Daily Report. In the event that the Administrative Agent reasonably determines that such Daily Report constitutes a Qualifying Daily Report, so long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, the Administrative Agent shall promptly remit to the Servicer from the Cash Collateral Account the lesser of (i) the amount identified on such Qualifying Daily Report as amounts on deposit in such Cash Collateral Account in excess of the amount necessary to ensure that no Capital Coverage Deficit exists and (ii) the aggregate amount of available funds then on deposit in the Cash Collateral Account. For purposes of this clause (b), “Qualifying Daily Report” shall mean any Daily Report that satisfies each of the following conditions: (A) such Daily Report specifies that no Capital Coverage Deficit exists; (B) such Daily Report is calculated as of the immediately prior Business Day and (C) the Administrative Agent does not in good faith reasonably believe that any of the information or calculations set forth in such Daily Report are false or incorrect in any material respect.

(c)          The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Cash Collateral Account and the Seller hereby grants the Administrative Agent a security interest in the Cash Collateral Account and all money or other assets on deposit therein or credited thereto. Moneys in the Cash Collateral Account may be applied by the Administrative Agent for repayment of amounts owing by the Seller hereunder and under each of the other Transaction Documents to each of the Secured Parties. Amounts, if any, on deposit in the Cash Collateral Account on the Final Payout Date shall be remitted by the Administrative Agent to the Seller.

SECTION 8.08. Credit Purchase Agreement.

(a)          At all times prior to the Final Payout Date while any Pool Receivables constitute Credit Purchased Receivables:

(i)          the Seller shall pay (or cause to be paid) all premiums and other amounts due by the Seller or any Affiliate from time to time under such Credit Purchase Agreement when due in accordance with the terms thereof;

(ii)         the Seller and the Servicer shall refrain from taking any action or omitting to take any action which could reasonably be expected to prejudice or limit the Seller’s or the Administrative Agent’s rights to payment under such Credit Purchase Agreement with respect to the Pool Receivables that are subject thereby;

(iii)        the Seller and the Servicer shall enforce the obligations of the applicable Credit Purchaser under such Credit Purchase Agreement;

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(iv)        the Seller shall perform (or cause to be performed) all its other obligations under such Credit Purchase Agreement in accordance with the terms thereof (including, without limitation, delivering information regarding the relevant Pool Receivables and notices of insolvency with respect to Obligors when required pursuant to the terms of such Credit Purchase Agreement);

(v)         neither the Seller nor Servicer shall amend, modify or waive (or consent to any such amendment, modification or waiver of) any provision of any Credit Purchase Agreement without the prior written consent of the Administrative Agent and Majority Purchasers; and

(vi)        the Seller and Servicer shall deliver any additional instruments, certificates and documents, provide such other information and take such other actions as may be necessary or desirable, in the reasonable opinion of the Administrative Agent, to give further assurances of any of the rights granted or provided for herein or under any Credit Purchase Agreement (including, without limitation, providing copies of invoices, purchase orders, and the proof of delivery of products as may be requested by the insurer thereunder).

(b)          As to any Credit Purchased Receivables only, in the event that any Obligor defaults on the payment of any of its Pool Receivables, becomes subject to an Insolvency Proceeding or becomes subject to any other event that gives rise to a right by the Seller to sell such Receivable under a Credit Purchase Agreement or if any Credit Purchased Receivable becomes subject to purchase in accordance with the terms of the Credit Purchase Agreement, the Seller and the Servicer shall, promptly (but not later than the later of (x) five (5) Business Days after such event or (y) the first date on which such a request for purchase may be filed pursuant to the terms of such Credit Purchase Agreement), request such a purchase (with a copy thereof to the Administrative Agent) in accordance with the terms of such Credit Purchase Agreement and shall take any other actions required under the terms of such Credit Purchase Agreement to effectuate such purchase (including, without limitation, providing the applicable Credit Purchaser with itemized statements, invoices, bills of lading, purchase orders, summaries of collections efforts, evidence of debt or other documentation that may be required under the terms of such Credit Purchase Agreement). The Seller and the Servicer shall cause any amounts paid by a Credit Purchaser under any Credit Purchase Agreement to be paid directly to a Collection Account owned by the Seller and to be applied as a Collection in accordance with the terms of this Agreement.

(c)          In the event that a Credit Purchaser purchases any Credit Purchased Receivable under a Credit Purchase Agreement with respect to a Pool Receivable and the Seller is required to sell all of its rights, title and interest to such Credit Purchaser in respect of such Pool Receivable, the Seller shall (and the Servicer shall cause Seller to) so sell such rights, title and interests in accordance with the terms of such Credit Purchase Agreement. Simultaneously with receipt of such a payment in a Collection Account and upon such sale, the Administrative Agent and each Purchaser shall be automatically deemed to have transferred to the Seller any ownership or security interest it may have hereunder in such Pool Receivables so sold; provided, however, that the Administrative Agent and the Purchasers shall not be deemed to have released any such ownership or security interest it may have in related rights under such Credit Purchase Agreement (including, without limitation, any right of the Seller to receive ratable or other allocations of Collections or other recoveries in respect of the related Pool Receivables); provided, further, that any such transfer by the Administrative Agent and the Purchasers of their rights in any Pool Receivable pursuant to this clause shall be deemed payment in full of any Deferred Purchase Price owing under this Agreement with respect to such Pool Receivable.

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(d)          The Seller and the Servicer shall insure that each Credit Purchase Agreement entered into by the Seller, the Servicer and/or any Originator shall constitute an Eligible Credit Purchase Agreement. To the extent that any Credit Purchase Agreement at any time ceases to constitute an Eligible Credit Purchase Agreement, the Seller and the Servicer shall cause such Credit Purchase Agreement to be promptly terminated.

(e)          Any Collections received by the Seller, the Servicer or the Administrative Agent pursuant to any Credit Purchase Agreement shall be distributed in accordance with the priority of payments set forth in Section 3.01.

ARTICLE IX

EVENTS OF TERMINATION

SECTION 9.01. Events of Termination. If any of the following events (each an “Event of Termination”) shall occur:

(a)          (i) any DFBG Party shall fail to perform or observe any term, covenant or agreement under this Agreement or any other Transaction Document (other than any such failure which would constitute an Event of Termination under clause (ii) or (iii) of this paragraph (a)), and such failure, solely to the extent capable of cure, shall continue for ten (10) Business Days, (ii) any DFBG Party shall fail to make when due (x) any payment or deposit to be made by it under this Agreement or any other Transaction Document and such failure shall continue unremedied for two (2) Business Days or (iii) DFBG shall resign as Servicer, and no successor Servicer reasonably satisfactory to the Administrative Agent shall have been appointed;

(b)          any representation or warranty made or deemed made by any DFBG Party (or any of their respective officers) under or in connection with this Agreement or any other Transaction Document or any information or report delivered by any DFBG Party pursuant to this Agreement or any other Transaction Document, shall prove to have been incorrect or untrue in any material respect when made or deemed made or delivered;

(c)          the Seller or the Servicer shall fail to deliver an Information Package or Interim Report at the time required pursuant to this Agreement, and such failure shall remain unremedied for two (2) Business Days;

(d)          this Agreement or any security interest granted pursuant to this Agreement or any other Transaction Document shall for any reason cease to create, or for any reason cease to be, a valid and enforceable first priority perfected security interest in favor of the Administrative Agent with respect to the Support Assets, free and clear of any Adverse Claim;

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(e)          any DFBG Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any Insolvency Proceeding shall be instituted by or against any DFBG Party and, in the case of any such proceeding instituted against such Person (but not instituted by such Person), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) consecutive days, or any of the actions sought in such proceeding (including the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or any DFBG Party shall take any corporate or organizational action to authorize any of the actions set forth above in this paragraph;

(f)          (i) the average for three consecutive Fiscal Months of: (A) the Default Ratio shall exceed 3.50%, (B) the Delinquency Ratio shall exceed 10.00% or (C) the Dilution Ratio shall exceed 4.00%, (ii) the Default Ratio for any Fiscal Month shall exceed 5.00%, (iii) the Delinquency Ratio for any Fiscal Month shall exceed 12.00%, or (iv) the Days’ Sales Outstanding shall exceed 110 days;

(g)          a Change in Control shall occur;

(h)          a Capital Coverage Deficit shall occur, and shall not have been cured within two (2) Business Days;

(i)          (i) the Seller shall fail to pay any principal of or premium or interest on any of its Debt when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (ii) any Originator, the Performance Guarantor or the Servicer, or any of their respective Subsidiaries, individually or in the aggregate, shall fail to pay any principal of or premium or interest on (x) any Debt under any Credit Agreement or (y) any of its other Debt that is outstanding in a principal amount of at least $25,000,000 in the aggregate, in each case, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in such Credit Agreement or such agreement, mortgage, indenture or instrument relating to such Debt (whether or not such failure shall have been waived under the related agreement); (iii) any Originator, the Performance Guarantor or the Servicer, or any of their respective Subsidiaries shall breach, fail to satisfy or otherwise default on any financial covenant or there shall occur an event of default based on the financial condition, solvency or bankruptcy of any Originator, the Performance Guarantor or the Servicer, or any of their respective Subsidiaries (including, without limitation, Sections 6.10, 7.01(h) or 7.01(i) of the First Lien Credit Agreement or Sections 6.10, 7.01(h) or 7.01(i) of the Second Lien Credit Agreement), in any case, under any Credit Agreement or any other agreement, mortgage, indenture or instrument relating to any such Debt (as referred to in clause (i) or (ii) of this paragraph) and such breach, failure or default shall continue after the applicable grace period (not to exceed thirty (30) days), if any, specified in such Credit Agreement or such other agreement, mortgage, indenture or instrument (whether or not such failure shall have been waived under the related agreement), if the effect of such breach, failure or default is to give the applicable debtholders the right (whether acted upon or not) to accelerate the maturity of such Debt (as referred to in clause (i) or (ii) of this paragraph) or to terminate the commitment of any lender thereunder, or (iv) any such Debt (as referred to in clause (i) or (ii) of this paragraph) shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to repay, redeem, purchase or defease such Debt shall be required to be made or the commitment of any lender thereunder terminated, in each case before the stated maturity thereof;

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(j)          [Reserved];

(k)          the Performance Guarantor shall fail to perform any of its obligations under the Performance Guaranty;

(l)          the Seller shall fail (x) at any time (other than for ten (10) Business Days following notice of the death or resignation of any Independent Manager) to have an Independent Manager who satisfies each requirement and qualification specified in Section 7.03(c) of this Agreement for Independent Managers, on the Seller’s board of managers or (y) to timely notify the Administrative Agent of any replacement or appointment of any manager that is to serve as an Independent Manager on the Seller’s board of managers as required pursuant to Section 7.03(c) of this Agreement;

(m)        [Reserved];

(n)         either (i) the Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of any DFBG Party or (ii) the PBGC shall, or shall indicate its intention to, file notice of a lien pursuant to Section 303(k) or Section 4068 of ERISA with regard to any of the assets of any DFBG Party;

(o)         (i) the occurrence of a Reportable Event; (ii) the adoption of an amendment to a Pension Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 302 of ERISA; (iii) the existence with respect to any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (iv) the failure to satisfy the minimum funding standard under Section 412 of the Code with respect to any Pension Plan; (v) the incurrence of any liability under Title IV of ERISA with respect to the termination of any Pension Plan or the withdrawal or partial withdrawal of any DFBG Party or any of their respective ERISA Affiliates from any Multiemployer Plan; (vi) the receipt by any DFBG Party or any of their respective ERISA Affiliates from the PBGC or any plan administrator of any notice relating to the intention to terminate any Pension Plan or Multiemployer Plan or to appoint a trustee to administer any Pension Plan or Multiemployer Plan; (vii) the receipt by any DFBG Party or any of their respective ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA; (viii) the occurrence of a prohibited transaction with respect to any DFBG Party or any of their respective ERISA Affiliates (pursuant to Section 4975 of the Code); or (ix) the occurrence or existence of any other similar event or condition with respect to a Pension Plan or a Multiemployer Plan that, with respect to each of clause (i) through (ix), either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

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(p)         the GBG Account shall for any reason not (i) be maintained in the name of the Seller at the related Collection Account Bank or (ii) subject to an Account Control Agreement, in either case at any time following January 4, 2019;

(q)         any Originator shall notify the Administrative Agent in writing that the Buyer is unable to pay the Purchase Price for Receivables and Related Rights pursuant to Section 3.2 of the Purchase and Sale Agreement as contemplated by the last sentence of such Section 3.2;

(r)          the Seller shall (i) be required to register as an “investment company” within the meaning of the Investment Company Act or (y) become a “covered fund” within the meaning of the Volker Rule;

(s)         any material provision of this Agreement or any other Transaction Document shall cease to be in full force and effect or any DFBG Party (or any of their respective Affiliates), any Credit Purchaser, CIT or the Receivables Financing Agent shall so state in writing;

(t)          the Parent shall fail to satisfy the financial covenant set forth in Section 6.11(c) of the First Lien Credit Agreement as in effect on the Closing Date and without giving effect to any amendment or modification thereto or any termination thereof. For purposes of this clause (t) terms used and covenant levels provided for in such Section (including all defined terms used within such terms) shall have the respective meaning assigned to such terms and the covenant levels provided for, in each case, in the First Lien Credit Agreement as in effect on the Closing Date and without giving effect to any amendment or modification thereto or any termination thereof; or

(u)         one or more judgments or decrees shall be entered against any DFBG Party, or any Affiliate of any of the foregoing involving in the aggregate a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds $25,000,000 (or solely with respect to the Seller, $15,775);

then, and in any such event, the Administrative Agent may (or, at the direction of the Majority Purchasers shall) by notice to the Seller (x) declare the Termination Date to have occurred (in which case the Termination Date shall be deemed to have occurred), (y) declare the Seller Obligation Final Due Date to have occurred (in which case the Seller Obligation Final Due Date shall be deemed to have occurred) and (z) declare the Aggregate Capital and all other Seller Obligations to be immediately due and payable (in which case the Aggregate Capital and all other Seller Obligations shall be immediately due and payable); provided that, automatically upon the occurrence of any event (without any requirement for the giving of notice) described in subsection (e) of this Section 9.01 with respect to the Seller, the Termination Date shall occur and the Aggregate Capital and all other Seller Obligations shall be immediately due and payable. Upon any such declaration or designation or upon such automatic termination, the Administrative Agent and the other Secured Parties shall have, in addition to the rights and remedies which they may have under this Agreement and the other Transaction Documents, all other rights and remedies provided after default under the UCC and under other Applicable Law, which rights and remedies shall be cumulative. Any proceeds from liquidation of the Support Assets shall be applied in the order of priority set forth in Section 3.01.

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ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.01. Authorization and Action. Each Purchaser Party hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. The Administrative Agent shall not have any duties other than those expressly set forth in the Transaction Documents, and no implied obligations or liabilities shall be read into any Transaction Document, or otherwise exist, against the Administrative Agent. The Administrative Agent does not assume, nor shall it be deemed to have assumed, any obligation to, or relationship of trust or agency with, the Seller or any Affiliate thereof or any Purchaser Party except for any obligations expressly set forth herein. Notwithstanding any provision of this Agreement or any other Transaction Document, in no event shall the Administrative Agent ever be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to any provision of any Transaction Document or Applicable Law.

SECTION 10.02. Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement (including, without limitation, the Administrative Agent’s servicing, administering or collecting Pool Receivables in the event it replaces the Servicer in such capacity pursuant to Section 8.01), in the absence of its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Administrative Agent: (a) may consult with legal counsel (including counsel for any Purchaser Party or the Servicer), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Purchaser Party (whether written or oral) and shall not be responsible to any Purchaser Party for any statements, warranties or representations (whether written or oral) made by any other party in or in connection with this Agreement; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of any Purchaser Party or to inspect the property (including the books and records) of any Purchaser Party; (d) shall not be responsible to any Purchaser Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and (e) shall be entitled to rely, and shall be fully protected in so relying, upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

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SECTION 10.03. Administrative Agent and Affiliates. With respect to any Investment or interests therein owned by any Purchaser Party that is also the Administrative Agent, such Purchaser Party shall have the same rights and powers under this Agreement as any other Purchaser Party and may exercise the same as though it were not the Administrative Agent. The Administrative Agent and any of its Affiliates may generally engage in any kind of business with the Seller or any Affiliate thereof and any Person who may do business with or own securities of the Seller or any Affiliate thereof, all as if the Administrative Agent were not the Administrative Agent hereunder and without any duty to account therefor to any other Secured Party.

SECTION 10.04. Indemnification of Administrative Agent. Each Purchaser agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Seller or any Affiliate thereof), ratably according to the respective Percentage of such Purchaser, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any other Transaction Document or any action taken or omitted by the Administrative Agent under this Agreement or any other Transaction Document; provided that no Purchaser shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct.

SECTION 10.05. Delegation of Duties. The Administrative Agent may execute any of its duties through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

SECTION 10.06. Action or Inaction by Administrative Agent. The Administrative Agent shall in all cases be fully justified in failing or refusing to take action under any Transaction Document unless it shall first receive such advice or concurrence of the Purchasers or the Majority Purchasers, as the case may be, and assurance of its indemnification by the Purchasers, as it deems appropriate. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or at the direction of the Purchasers or the Majority Purchasers, as the case may be, and such request or direction and any action taken or failure to act pursuant thereto shall be binding upon all Purchaser Parties. The Purchaser Parties and the Administrative Agent agree that unless any action to be taken by the Administrative Agent under a Transaction Document (i) specifically requires the advice or concurrence of all Purchasers or (ii) may be taken by the Administrative Agent alone or without any advice or concurrence of any Purchaser, then the Administrative Agent may take action based upon the advice or concurrence of the Majority Purchasers.

SECTION 10.07. Notice of Events of Termination; Action by Administrative Agent. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Termination or Unmatured Event of Termination unless the Administrative Agent has received notice from any Purchaser Party, the Servicer or the Seller stating that an Event of Termination or Unmatured Event of Termination has occurred hereunder and describing such Event of Termination or Unmatured Event of Termination. If the Administrative Agent receives such a notice, it shall promptly give notice thereof to each Purchaser. The Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, concerning an Event of Termination or Unmatured Event of Termination or any other matter hereunder as the Administrative Agent deems advisable and in the best interests of the Secured Parties.

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SECTION 10.08. Non-Reliance on Administrative Agent and Other Parties. Each Purchaser Party expressly acknowledges that neither the Administrative Agent nor any of its directors, officers, agents or employees has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Seller or any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent. Each Purchaser Party represents and warrants to the Administrative Agent that, independently and without reliance upon the Administrative Agent or any other Purchaser Party and based on such documents and information as it has deemed appropriate, it has made and will continue to make its own appraisal of, and investigation into, the business, operations, property, prospects, financial and other conditions and creditworthiness of the Seller, each Originator, the Performance Guarantor or the Servicer and the Pool Receivables and its own decision to enter into this Agreement and to take, or omit, action under any Transaction Document. Except for items expressly required to be delivered under any Transaction Document by the Administrative Agent to any Purchaser Party, the Administrative Agent shall not have any duty or responsibility to provide any Purchaser Party with any information concerning the Seller, any Originator, the Performance Guarantor or the Servicer that comes into the possession of the Administrative Agent or any of its directors, officers, agents, employees, attorneys-in-fact or Affiliates.

SECTION 10.09. Successor Administrative Agent.

(a)         The Administrative Agent may, upon at least thirty (30) days’ notice to the Seller, the Servicer and each Purchaser, resign as Administrative Agent. Except as provided below, such resignation shall not become effective until a successor Administrative Agent is appointed by the Majority Purchasers approved by the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination or Unmatured Event of Termination has occurred and is continuing) as a successor Administrative Agent and has accepted such appointment. If no successor Administrative Agent shall have been so appointed by the Majority Purchasers, within thirty (30) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent as successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Majority Purchasers within sixty (60) days after the departing Administrative Agent’s giving of notice of resignation, the departing Administrative Agent may, on behalf of the Secured Parties, petition a court of competent jurisdiction to appoint a successor Administrative Agent.

(b)        Upon such acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall succeed to and become vested with all the rights and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under the Transaction Documents. After any resigning Administrative Agent’s resignation hereunder, the provisions of this Article X and Article XII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

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SECTION 10.10. Structuring Agent. Each of the parties hereto hereby acknowledges and agrees that the Structuring Agent shall not have any right, power, obligation, liability, responsibility or duty under this Agreement, other than the Structuring Agent’s right to receive fees pursuant to Section 2.03. Each Purchaser Party acknowledges that it has not relied, and will not rely, on the Structuring Agent in deciding to enter into this Agreement and to take, or omit to take, any action under any Transaction Document.

ARTICLE XI

[RESERVED]

ARTICLE XII

INDEMNIFICATION

SECTION 12.01. Indemnities by the Seller.

(a)         Without limiting any other rights that the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Seller Indemnified Party”) may have hereunder or under Applicable Law, the Seller hereby agrees to indemnify each Seller Indemnified Party from and against any and all claims, losses and liabilities (including reasonable Attorney Costs actually incurred) (all of the foregoing being collectively referred to as “Seller Indemnified Amounts”) arising out of or resulting from this Agreement or any other Transaction Document or the use of proceeds of the Investments or the security interest in respect of any Pool Receivable or any other Support Assets; excluding, however, (a) Seller Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Seller Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Seller Indemnified Party seeking indemnification and (b) Taxes that are covered by Section 4.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). Without limiting or being limited by the foregoing, the Seller shall pay on demand (it being understood that if any portion of such payment obligation is made from Collections, such payment will be made at the time and in the order of priority set forth in Section 3.01), to each Seller Indemnified Party any and all amounts necessary to indemnify such Seller Indemnified Party from and against any and all Seller Indemnified Amounts relating to or resulting from any of the following (but excluding Seller Indemnified Amounts and Taxes described in clauses (a) and (b) above):

(i)          any Pool Receivable which the Seller or the Servicer includes as an Eligible Receivable as part of the Net Receivables Pool Balance but which is not an Eligible Receivable at such time;

(ii)         any representation, warranty or statement made or deemed made by the Seller (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of the Seller pursuant hereto which shall have been untrue or incorrect when made or deemed made;

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(iii)        the failure by the Seller to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iv)        the failure to vest in the Administrative Agent a first priority perfected security interest in all or any portion of the Support Assets, in each case free and clear of any Adverse Claim;

(v)         the failure to have filed, or any delay in filing, financing statements, financing statement amendments, continuation statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other Applicable Laws with respect to any Pool Receivable and the other Support Assets and Collections in respect thereof, whether at the time of any Investment or at any subsequent time;

(vi)        any dispute, claim or defense (other than discharge in bankruptcy) of an Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from or relating to collection activities with respect to such Pool Receivable;

(vii)       any failure of the Seller to perform any of its duties or obligations in accordance with the provisions hereof and of each other Transaction Document related to Pool Receivables or to timely and fully comply with the Credit and Collection Policy in regard to each Pool Receivable;

(viii)      any products liability, environmental or other claim arising out of or in connection with any Pool Receivable or other merchandise, goods or services which are the subject of or related to any Pool Receivable;

(ix)         the commingling of Collections of Pool Receivables at any time with other funds, including any commingling in the GBG Funding Account, Wells Exception Account, HSBC Exception Account or any CIT Account;

(x)          any investigation, litigation or proceeding (actual or threatened) related to this Agreement or any other Transaction Document or the use of proceeds of any Investments or in respect of any Pool Receivable or other Support Assets or any related Contract;

(xi)         any failure of the Seller to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document;

(xii)        any setoff with respect to any Pool Receivable;

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(xiii)       any claim brought by any Person other than a Seller Indemnified Party arising from any activity by the Seller or any Affiliate of the Seller in servicing, administering or collecting any Pool Receivable;

(xiv)      the failure by the Seller to pay when due any Taxes, including, without limitation, sales, excise or personal property taxes;

(xv)       any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(xvi)      any investigation, litigation, dispute or proceeding (actual or threatened) related to (A) the GBG Account, any Wells Exception Account, any HSBC Exception Account or any CIT Account or any amounts on deposit therein or (B) any Intercreditor Agreement;

(xvii)     any dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Pool Receivable (including, without limitation, a defense based on such Pool Receivable or the related Contract not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of goods or the rendering of services related to such Pool Receivable or the furnishing or failure to furnish any such goods or services or other similar claim or defense not arising from the financial inability of any Obligor to pay undisputed indebtedness;

(xviii)    any action taken by the Administrative Agent as attorney-in-fact for the Seller, any Originator or the Servicer pursuant to this Agreement or any other Transaction Document;

(xix)       the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(xx)        any investigation, litigation, dispute or proceeding (actual or threatened) related to any Credit Purchase Agreement or any failure by a Credit Purchaser to comply with the terms of the applicable Credit Purchase Agreement or Intercreditor Agreement;

(xxi)       the use of proceeds of any Investment; or

(xxii)      any reduction in Capital as a result of the distribution of Collections if all or a portion of such distributions shall thereafter be rescinded or otherwise must be returned for any reason.

(b)         Notwithstanding anything to the contrary in this Agreement, solely for purposes of the Seller’s indemnification obligations in clauses (ii), (iii), (vii) and (xi) of this Article XII, any representation, warranty or covenant qualified by the occurrence or non-occurrence of a material adverse effect or similar concepts of materiality shall be deemed to be not so qualified.

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(c)         If for any reason the foregoing indemnification is unavailable to any Seller Indemnified Party or insufficient to hold it harmless, then the Seller shall contribute to such Seller Indemnified Party the amount paid or payable by such Seller Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Seller and its Affiliates on the one hand and such Seller Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Seller and its Affiliates and such Seller Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Seller under this Section shall be in addition to any liability which the Seller may otherwise have, shall extend upon the same terms and conditions to each Seller Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Seller and the Seller Indemnified Parties.

(d)         Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 12.02. Indemnification by the Servicer.

(a)         The Servicer hereby agrees to indemnify and hold harmless the Seller, the Administrative Agent, the Purchaser Parties, the Affected Persons and their respective assigns, officers, directors, agents and employees (each, a “Servicer Indemnified Party”), from and against any loss, liability, expense, damage or injury suffered or sustained by reason of any acts, omissions or alleged acts or omissions arising out of activities of the Servicer pursuant to this Agreement or any other Transaction Document, including any judgment, award, settlement, reasonable Attorney Costs and other costs or expenses actually incurred in connection with the defense of any actual or threatened action, proceeding or claim (all of the foregoing being collectively referred to as, “Servicer Indemnified Amounts”); excluding (i) Servicer Indemnified Amounts to the extent a final non-appealable judgment of a court of competent jurisdiction holds that such Servicer Indemnified Amounts resulted solely from the gross negligence or willful misconduct by the Servicer Indemnified Party seeking indemnification, (ii) Taxes that are covered by Section 4.03 (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim) and (iii) Servicer Indemnified Amounts to the extent the same includes losses in respect of Pool Receivables that are uncollectible solely on account of the insolvency, bankruptcy, lack of creditworthiness or other financial inability to pay of the related Obligor. Without limiting or being limited by the foregoing, the Servicer shall pay on demand, to each Servicer Indemnified Party any and all amounts necessary to indemnify such Servicer Indemnified Party from and against any and all Servicer Indemnified Amounts relating to or resulting from any of the following (but excluding Servicer Indemnified Amounts described in clauses (i), (ii) and (iii) above):

(i)          any representation, warranty or statement made or deemed made by the Servicer (or any of its respective officers) under or in connection with this Agreement, any of the other Transaction Documents, any Information Package, any Interim Report or any other information or report delivered by or on behalf of the Servicer pursuant hereto which shall have been untrue or incorrect when made or deemed made;

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(ii)         the failure by the Servicer to comply with any Applicable Law with respect to any Pool Receivable or the related Contract; or the failure of any Pool Receivable or the related Contract to conform to any such Applicable Law;

(iii)        the commingling of Collections of Pool Receivables at any time with other funds, including any commingling in the GBG Account, Wells Exception Account, HSBC Exception Account or any CIT Account;

(iv)        any failure of a Collection Account Bank to comply with the terms of the applicable Account Control Agreement, the termination by a Collection Account Bank of any Account Control Agreement or any amounts (including in respect of an indemnity) payable by the Administrative Agent to a Collection Account Bank under any Account Control Agreement;

(v)         any investigation, litigation, dispute or proceeding (actual or threatened) related to (A) the GBG Account, Wells Exception Account, HSBC Exception Account or any CIT Account or any amounts on deposit therein or (B) any Intercreditor Agreement;

(vi)        any investigation, litigation, dispute or proceeding (actual or threatened) related to any Credit Purchase Agreement or any failure by a Credit Purchaser to comply with the terms of the applicable Credit Purchase Agreement or Intercreditor Agreement;

(vii)       the failure or delay to provide any Obligor with an invoice or other evidence of indebtedness;

(viii)      any failure of the Servicer to comply with its covenants, obligations and agreements contained in this Agreement or any other Transaction Document; or

(ix)         any failure of the GBG Account to for any reason not (i) be maintained in the name of the Seller at the related Collection Account Bank or (ii) be subject to an Account Control Agreement, in either case, at any time following January 4, 2019.

(b)          If for any reason the foregoing indemnification is unavailable to any Servicer Indemnified Party or insufficient to hold it harmless, then the Servicer shall contribute to the amount paid or payable by such Servicer Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of the Servicer and its Affiliates on the one hand and such Servicer Indemnified Party on the other hand in the matters contemplated by this Agreement as well as the relative fault of the Servicer and its Affiliates and such Servicer Indemnified Party with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Servicer under this Section shall be in addition to any liability which the Servicer may otherwise have, shall extend upon the same terms and conditions to Servicer Indemnified Party, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Servicer and the Servicer Indemnified Parties.

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(c)         Any indemnification or contribution under this Section shall survive the termination of this Agreement.

SECTION 12.03. Currency Indemnity.

(a)          If, for the purpose of obtaining judgment in any court, it is necessary to convert an amount owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that provided for in the definition of Spot Rate.

(b)          The obligations of Seller and Servicer in respect of any amount due to any party hereto (or their respective assigns) or any holder of the obligations owing hereunder or under any other Transaction Document (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such amount is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any amount adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Seller or the Servicer, as the case may be, shall, as a separate obligation and notwithstanding any such judgment, indemnify the Applicable Creditor against such loss.

(c)         Any indemnification under this Section shall survive the termination of this Agreement.

ARTICLE XIII

MISCELLANEOUS

SECTION 13.01. Amendments, Etc.

(a)         No failure on the part of any Purchaser Party to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. No amendment or waiver of any provision of this Agreement or consent to any departure by any of the Seller or any Affiliate thereof shall be effective unless in a writing signed by the Administrative Agent and the Majority Purchasers (and, in the case of any amendment, also signed by the Seller), and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (A) no amendment, waiver or consent shall, unless in writing and signed by the Servicer, affect the rights or duties of the Servicer under this Agreement; and (B) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent and each Purchaser:

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(i)          change (directly or indirectly) the definitions of Capital Coverage Deficit, Defaulted Receivable, Delinquent Receivable, Eligible Receivable, Facility Limit, Seller Obligation Final Due Date, Net Receivables Pool Balance, Adjusted Net Receivables Pool Balance, Contractual Dilution Amount or Total Reserves contained in this Agreement, or increase the then existing Concentration Percentage for any Obligor or change the calculation of the Capital Coverage Amount;

(ii)         reduce the amount of Capital or Yield that is payable hereunder or delay any scheduled date for payment thereof;

(iii)        change any Event of Termination;

(iv)        release all or a material portion of the Support Assets from the Administrative Agent’s security interest created hereunder;

(v)         release the Performance Guarantor from any of its obligations under the Performance Guaranty or terminate the Performance Guaranty;

(vi)        change any of the provisions of this Section 13.01 or the definition of “Majority Purchasers”; or

(vii)       change the order of priority in which Collections are applied pursuant to Section 3.01.

Notwithstanding the foregoing, (A) no amendment, waiver or consent shall increase any Purchaser’s Commitment hereunder without the consent of such Purchaser, (B) no amendment, waiver or consent shall reduce any Fees payable by the Seller to any member of any Group or delay the dates on which any such Fees are payable, in either case, without the consent of such Purchaser and (C) no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Purchaser, except with respect to any amendment, waiver or other modification referred to in clauses (i) through (vii) above and then only in the event such Defaulting Purchaser shall be directly affected by such amendment, waiver or other modification.

SECTION 13.02. Notices, Etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile and email communication) and faxed, emailed or delivered, to each party hereto, at its address set forth under its name on Schedule III hereto or at such other address, facsimile number or email address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by facsimile or email shall be effective when sent receipt confirmed by electronic or other means (such as by the “return receipt requested” function, as available, return electronic mail or other acknowledgement), and notices and communications sent by other means shall be effective when received.

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SECTION 13.03. Assignability; Addition of Purchasers.

(a)         Assignment by Purchasers. Each Purchaser may assign to any Eligible Assignee or to any other Purchaser all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment and any Capital or interests therein owned by it); provided, however that

(i)          except for an assignment by a Purchaser to either an Affiliate of such Purchaser or any other Purchaser, each such assignment shall require the prior written consent of the Servicer and the Seller (such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that such consent shall not be required if an Event of Termination or Unmatured Event of Termination has occurred and is continuing);

(ii)         each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under this Agreement;

(iii)        the amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance Agreement with respect to such assignment) shall in no event be less than the lesser of (x) $5,000,000 and (y) all of the assigning Purchaser’s Commitment; and

(iv)        the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance Agreement.

Upon such execution, delivery, acceptance and recording from and after the effective date specified in such Assignment and Acceptance Agreement, (x) the assignee thereunder shall be a party to this Agreement, and to the extent that rights and obligations under this Agreement have been assigned to it pursuant to such Assignment and Acceptance Agreement, have the rights and obligations of a Purchaser hereunder and (y) the assigning Purchaser shall, to the extent that rights and obligations have been assigned by it pursuant to such Assignment and Acceptance Agreement, relinquish such rights and be released from such obligations under this Agreement (and, in the case of an Assignment and Acceptance Agreement covering all or the remaining portion of an assigning Purchaser’s rights and obligations under this Agreement, such Purchaser shall cease to be a party hereto).

(b)         Register. The Administrative Agent shall, acting solely for this purpose as an agent of the Seller, maintain at its address referred to on Schedule III of this Agreement (or such other address of the Administrative Agent notified by the Administrative Agent to the other parties hereto) a copy of each Assignment and Acceptance Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Purchasers, the Commitment of each Purchaser and the aggregate outstanding Capital (and stated Yield) of each Purchaser from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Seller, the Servicer, the Administrative Agent, the Purchasers, and the other Purchaser Parties shall treat each Person whose name is recorded in the Register pursuant to the terms of this Agreement as a Purchaser under this Agreement for all purposes of this Agreement. The Register shall be available for inspection by the Seller, the Servicer or any Purchaser at any reasonable time and from time to time upon reasonable prior notice.

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(c)         Procedure. Upon its receipt of an Assignment and Acceptance Agreement executed and delivered by an assigning Purchaser and an Eligible Assignee or assignee Purchaser, the Administrative Agent shall, if such Assignment and Acceptance Agreement has been duly completed, (i) accept such Assignment and Acceptance Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Seller and the Servicer.

(d)         Participations. Each Purchaser may sell participations to one or more Eligible Assignees (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including, without limitation, all or a portion of its Commitment and its Capital and Yield thereon); provided, however, that

(i)          such Purchaser’s obligations under this Agreement (including, without limitation, its Commitment to the Seller hereunder) shall remain unchanged; and

(ii)         such Purchaser shall remain solely responsible to the other parties to this Agreement for the performance of such obligations.

The Administrative Agent, the other Purchasers, the Seller and the Servicer shall have the right to continue to deal solely and directly with such Purchaser in connection with such Purchaser’s rights and obligations under this Agreement. The Seller agrees that each Participant shall be entitled to the benefits of Sections 4.01 and 4.03 (subject to the requirements and limitations therein, including the requirements under Section 4.03(f) (it being understood that the documentation required under Section 4.03(f) shall be delivered to the participating Purchaser)) to the same extent as if it were a Purchaser and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant shall not be entitled to receive any greater payment under Section 4.01 or 4.03, with respect to any participation, than its participating Purchaser would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(e)          Participant Register. Each Purchaser that sells a participation shall, acting solely for this purpose as an agent of the Seller, maintain a register on which it enters the name and address of each Participant and the Capital (and stated Yield) participated to each Participant, together with each Participant’s interest in the other obligations under this Agreement (the “Participant Register”); provided that no Purchaser shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Capital, Yield or its other obligations under any this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Capital, Yield or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Purchaser shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

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(f)          Assignments by Purchasers. This Agreement and the rights and obligations of the Administrative Agent and each Purchaser herein shall be assignable by the Administrative Agent or such Purchaser, as the case may be, and its successors and assigns; provided that in the case of an assignment to a Person that is not an Affiliate of the Administrative Agent or such Purchaser, so long as no Event of Termination or Unmatured Event of Termination has occurred and is continuing, such assignment shall require the Servicer’s and the Seller’s consent (not to be unreasonably withheld, conditioned or delayed).

(g)          Assignments by the Seller or the Servicer. Neither the Seller nor, except as provided in Section 8.01, the Servicer may assign any of its respective rights or obligations hereunder or any interest herein without the prior written consent of the Administrative Agent and each Purchaser (such consent to be provided or withheld in the sole discretion of such Person).

(h)          Pledge to a Federal Reserve Bank. Notwithstanding anything to the contrary set forth herein, (i) any Purchaser or any of their respective Affiliates may at any time pledge or grant a security interest in all or any portion of its interest in, to and under this Agreement (including, without limitation, rights to payment of Capital and Yield) and any other Transaction Document to secure its obligations to a Federal Reserve Bank, without notice to or the consent of the Seller, the Servicer, any Affiliate thereof or any Purchaser Party; provided, however, that that no such pledge shall relieve such assignor of its obligations under this Agreement.

SECTION 13.04. Costs and Expenses. In addition to the rights of indemnification granted under Section 12.01 hereof, the Seller agrees to pay on demand all reasonable, out-of-pocket costs and expenses in connection with the preparation, negotiation, execution, delivery and administration of this Agreement (or any supplement or amendment thereof) related to this Agreement and the other Transaction Documents (together with all amendments, restatements, supplements, consents and waivers, if any, from time to time hereto and thereto), including, without limitation, (i) the reasonable Attorney Costs for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates with respect thereto and with respect to advising the Administrative Agent and the other Purchaser Parties and their respective Affiliates as to their rights and remedies under this Agreement and the other Transaction Documents and (ii) reasonable accountants’, auditors’ and consultants’ fees and expenses for the Administrative Agent and the other Purchaser Parties and any of their respective Affiliates incurred in connection with the administration and maintenance of this Agreement or advising the Administrative Agent or any other Purchaser Party as to their rights and remedies under this Agreement or as to any actual or reasonably claimed breach of this Agreement or any other Transaction Document. In addition, the Seller agrees to pay on demand all reasonable, out-of-pocket costs and expenses (including reasonable Attorney Costs), of the Administrative Agent and the other Purchaser Parties and their respective Affiliates, incurred in connection with the enforcement of any of their respective rights or remedies under the provisions of this Agreement and the other Transaction Documents.

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SECTION 13.05. No Proceedings; Limitation on Payments. Each of the Servicer, each Purchaser, each Purchaser and each assignee of Capital or any Yield thereof or of any other Seller Obligations, hereby covenants and agrees that it will not institute against, or join any other Person in instituting against, the Seller any Insolvency Proceeding until one year and one day after the Final Payout Date; provided, that the Administrative Agent may take any such action in its sole discretion following the occurrence of an Event of Termination. The provisions of this Section 13.05 shall survive any termination of this Agreement.

SECTION 13.06. Confidentiality.

(a)         Each of the Seller and the Servicer covenants and agrees to hold in confidence, and not disclose to any Person, the terms of this Agreement or the Fee Letter (including any fees payable in connection with this Agreement, the Fee Letter or any other Transaction Document or the identity of the Administrative Agent or any other Purchaser Party), except as the Administrative Agent and each Purchaser may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to the extent such information has become available to the public other than as a result of a disclosure by or through the Seller, the Servicer or their Advisors and Representatives or (iii) to the extent it is (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (iii) above, the Seller and the Servicer will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Administrative Agent and the affected Purchaser Party of its intention to make any such disclosure prior to making such disclosure. Each of the Seller and the Servicer agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section. Notwithstanding the foregoing, it is expressly agreed that each of the Seller, the Servicer and their respective Affiliates may publish a press release or otherwise publicly announce the existence and principal amount of the Commitments under this Agreement and the transactions contemplated hereby; provided that the Administrative Agent shall be provided a reasonable opportunity to review such press release or other public announcement prior to its release and provide comment thereon; and provided, further, that no such press release shall name or otherwise identify the Administrative Agent, any other Purchaser Party or any of their respective Affiliates without such Person’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Seller consents to the publication by the Administrative Agent or any other Purchaser Party of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement.

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(b)         Each of the Administrative Agent and each other Purchaser Party, severally and with respect to itself only, agrees to hold in confidence, and not disclose to any Person, any confidential and proprietary information concerning the Seller, the Servicer and their respective Affiliates and their businesses or the terms of this Agreement (including any fees payable in connection with this Agreement or the other Transaction Documents), except as the Seller or the Servicer may have consented to in writing prior to any proposed disclosure; provided, however, that it may disclose such information (i) to its Advisors and Representatives, (ii) to its assignees and Participants and potential assignees and Participants and their respective counsel if they agree in writing to hold it confidential, (iii) to the extent such information has become available to the public other than as a result of a disclosure by or through it or its Representatives or Advisors, (iv) at the request of a bank examiner or other regulatory authority or in connection with an examination of any of the Administrative Agent or any Purchaser or their respective Affiliates or (v) to the extent it is (A) required by Applicable Law, or in connection with any legal or regulatory proceeding or (B) requested by any Governmental Authority to disclose such information; provided, that, in the case of clause (v) above, the Administrative Agent and each Purchaser will use reasonable efforts to maintain confidentiality and will (unless otherwise prohibited by Applicable Law) notify the Seller and the Servicer of its making any such disclosure as promptly as reasonably practicable thereafter. Each of the Administrative Agent and each Purchaser, severally and with respect to itself only, agrees to be responsible for any breach of this Section by its Representatives and Advisors and agrees that its Representatives and Advisors will be advised by it of the confidential nature of such information and shall agree to comply with this Section.

(c)         As used in this Section, (i) “Advisors” means, with respect to any Person, such Person’s accountants, attorneys and other confidential advisors and (ii) “Representatives” means, with respect to any Person, such Person’s Affiliates, Subsidiaries, directors, managers, officers, employees, members, investors, financing sources, insurers, professional advisors, representatives and agents; provided that such Persons shall not be deemed to Representatives of a Person unless (and solely to the extent that) confidential information is furnished to such Person.

(d)         Notwithstanding the foregoing, to the extent not inconsistent with applicable securities laws, each party hereto (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by the Transaction Documents and all materials of any kind (including opinions or other tax analyses) that are provided to such Person relating to such tax treatment and tax structure.

SECTION 13.07. GOVERNING LAW. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, BUT WITHOUT REGARD TO ANY OTHER CONFLICTS OF LAW PROVISIONS THEREOF, EXCEPT TO THE EXTENT THAT THE PERFECTION, THE EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF ADMINISTRATIVE AGENT OR ANY PURCHASER IN THE SUPPORT ASSETS IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK).

SECTION 13.08. Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart hereof by facsimile or other electronic means shall be equally effective as delivery of an originally executed counterpart.

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SECTION 13.09. Integration; Binding Effect; Survival of Termination. This Agreement and the other Transaction Documents contain the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms and shall remain in full force and effect until the Final Payout Date; provided, however, that the provisions of Sections 4.01, 4.02, 4.03, 10.04, 10.06, 12.01, 12.02, 12.03, 13.04, 13.05, 13.06, 13.09, 13.11 and 13.13 shall survive any termination of this Agreement.

SECTION 13.10. CONSENT TO JURISDICTION. (a) EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION, IN EACH CASE, OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND EACH PARTY HERETO HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED, IN EACH CASE, IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. NOTHING IN THIS SECTION 13.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO BRING ANY ACTION OR PROCEEDING AGAINST THE SELLER OR THE SERVICER OR ANY OF THEIR RESPECTIVE PROPERTY IN THE COURTS OF OTHER JURISDICTIONS. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN SUCH COURT. THE PARTIES HERETO AGREE THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(b)         EACH OF THE SELLER AND THE SERVICER CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO IT AT ITS ADDRESS SPECIFIED IN SECTION 13.02. NOTHING IN THIS SECTION 13.10 SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY OTHER PURCHASER PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

SECTION 13.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

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SECTION 13.12. Ratable Payments. If any Purchaser Party, whether by setoff or otherwise, has payment made to it with respect to any Seller Obligations in a greater proportion than that received by any other Purchaser Party entitled to receive a ratable share of such Seller Obligations, such Purchaser Party agrees, promptly upon demand, to purchase for cash without recourse or warranty a portion of such Seller Obligations held by the other Purchaser Parties so that after such purchase each Purchaser Party will hold its ratable proportion of such Seller Obligations; provided that if all or any portion of such excess amount is thereafter recovered from such Purchaser Party, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

SECTION 13.13. Limitation of Liability.

(a)         No claim may be made by the Seller or any Affiliate thereof or any other Person against any Purchaser Party or their respective Affiliates, members, directors, officers, employees, incorporators, attorneys or agents for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or any other Transaction Document, or any act, omission or event occurring in connection herewith or therewith; and each of the Seller and the Servicer hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. None of the Purchaser Parties and their respective Affiliates shall have any liability to the Seller or any Affiliate thereof or any other Person asserting claims on behalf of or in right of the Seller or any Affiliate thereof in connection with or as a result of this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Seller or any Affiliate thereof result from the breach of contract, gross negligence or willful misconduct of such Purchaser Party in performing its duties and obligations hereunder and under the other Transaction Documents to which it is a party.

(b)        The obligations of the Administrative Agent and each of the other Purchaser Parties under this Agreement and each of the Transaction Documents are solely the corporate obligations of such Person. No recourse shall be had for any obligation or claim arising out of or based upon this Agreement or any other Transaction Document against any member, director, officer, employee or incorporator of any such Person.

SECTION 13.14. Intent of the Parties. The Seller has structured this Agreement with the intention that the obligations of the Seller hereunder (including the obligation to return Capital to the Purchasers and make payments of Yield thereon) will be treated under United States federal, and applicable state, local and foreign tax law as debt (the “Intended Tax Treatment”). The Seller, the Servicer, the Administrative Agent and the other Purchaser Parties agree to file no tax return, or take any action, inconsistent with the Intended Tax Treatment unless required by law. Each assignee and each Participant acquiring an interest in an Investment, by its acceptance of such assignment or participation, agrees to comply with the immediately preceding sentence.

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SECTION 13.15. USA Patriot Act. Each of the Administrative Agent and each of the other Purchaser Parties hereby notifies the Seller and the Servicer that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), the Administrative Agent and the other Purchaser Parties may be required to obtain, verify and record information that identifies the Seller, the Originators, the Servicer and the Performance Guarantor, which information includes the name, address, tax identification number and other information regarding the Seller, the Originators, the Servicer and the Performance Guarantor that will allow the Administrative Agent and the other Purchaser Parties to identify the Seller, the Originators, the Servicer and the Performance Guarantor in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act. Each of the Seller and the Servicer agrees to provide the Administrative Agent and each other Purchaser Parties, from time to time, with all documentation and other information required by bank regulatory authorities under “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

SECTION 13.16. Right of Setoff. Each Purchaser Party is hereby authorized (in addition to any other rights it may have), at any time during the continuance of an Event of Termination, to setoff, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by such Purchaser Party (including by any branches or agencies of such Purchaser Party) to, or for the account of, the Seller or the Servicer against amounts owing by the Seller or the Servicer hereunder (even if contingent or unmatured); provided that such Purchaser Party shall notify the Seller or the Servicer, as applicable, promptly following such setoff.

SECTION 13.17. Severability. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 13.18. Mutual Negotiations. This Agreement and the other Transaction Documents are the product of mutual negotiations by the parties thereto and their counsel, and no party shall be deemed the draftsperson of this Agreement or any other Transaction Document or any provision hereof or thereof or to have provided the same. Accordingly, in the event of any inconsistency or ambiguity of any provision of this Agreement or any other Transaction Document, such inconsistency or ambiguity shall not be interpreted against any party because of such party’s involvement in the drafting thereof.

SECTION 13.19.Captions and Cross References. The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

SPRING FUNDING, LLC,
as the Seller

By:	/s/ Lori Nembirkow.
Name: Lori Nembirkow
Title: Secretary

DIFFERENTIAL BRANDS GROUP INC.,
as the Servicer

By:	/s/ Lori Nembirkow.
Name: Lori Nembirkow
Title: Secretary

PNC BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:	/s/ Michael Brown.
Name: Michael Brown
Title: Senior Vice President

PNC BANK, NATIONAL ASSOCIATION,
as a Purchaser

By:	/s/ Michael Brown.
Name: Michael Brown
Title: Senior Vice President

PNC CAPITAL MARKETS LLC,
as Structuring Agent

By:	/s/ Michael Brown.
Name: Michael Brown
Title: Senior Vice President